UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CELERITEK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                     $2,800,000 (cash purchase price of the assets)

(4)	Proposed maximum aggregate value of transaction:

                     $2,800,000

(5)	Total fee paid:

                     $329.56

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

3236 Scott Boulevard
Santa Clara, California 95054
May 5, 2005
To Celeritek Shareholders:
      We cordially invite you to attend a Special Meeting of Shareholders of Celeritek, Inc. The meeting will be held on June 3, 2005 at 10:00 a.m., local time, at Celeritek’s offices located at 3236 Scott Boulevard, Santa Clara, California 95054.
      As you may know, on March 14, 2005, we entered into an asset purchase agreement with Mimix Broadband, Inc. under which we agreed to sell substantially all of our assets to Mimix for approximately $2.8 million in cash and the assumption of certain liabilities. Assets excluded from the transaction include our cash, cash-equivalents and certain other non-operating assets. We are seeking your approval to sell our assets to Mimix and to thereafter dissolve the company and distribute the remaining assets to our shareholders.
      We considered a number of factors in evaluating the proposed asset sale and dissolution. Please read the attached proxy statement for a detailed description of the factors that we considered in connection with the proposed asset sale and dissolution. After careful consideration of these factors, we approved the proposed asset sale and dissolution and recommend that you also approve the proposed transactions.
      Your vote is very important to us, regardless of the number of shares of our stock that you own. Whether or not you plan to attend the special meeting, please vote as soon as possible by submitting a proxy for the special meeting, to ensure that your shares are represented at the special meeting.
      We thank you for your support and urge you to vote “FOR” each of the proposals described in the attached proxy statement.

Sincerely,

THE BOARD OF DIRECTORS

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PROPOSAL ONE PROPOSED SALE OF OUR ASSETS TO MIMIX BROADBAND, INC.
PROPOSAL TWO AMEND OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION
PROPOSAL THREE PROPOSED PLAN OF LIQUIDATION AND DISSOLUTION
SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT
VOTING MATTERS
ANNEX A
ANNEX B
ANNEX C
ANNEX D

CELERITEK, INC.
3236 Scott Boulevard
Santa Clara, CA 95054
408-986-5060
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On June 3, 2005
To Celeritek Shareholders:
      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Celeritek, Inc., a California corporation, will be held on June 3, 2005 at 10:00 a.m., local time, at Celeritek’s offices located at 3236 Scott Boulevard, Santa Clara, California 95054, for the following purposes:

1. To approve the proposed sale of substantially all of our assets to Mimix Broadband, as described in more detail in the accompanying proxy statement.

2. Following the consummation of the asset sale in Proposal One, to amend our Amended and Restated Articles of Incorporation to change our corporate name to “CTK Windup Corporation.”

3. To approve the Plan of Dissolution and Complete Liquidation of Celeritek, Inc., substantially in the form of Annex D attached to the accompanying proxy statement, including the liquidation and dissolution of Celeritek contemplated thereby.

4. To transact such other business as may properly come before the special meeting and any adjournments thereof.
      We have approved, and recommend that an affirmative vote be cast in favor of, each of the proposals listed on the proxy card and described in the accompanying proxy statement.
      Shareholders who owned our common stock at the close of business on April 27, 2005 may attend and vote at the meeting.
      Because of the significance of the proposals, your participation in the special meeting, in person or by proxy, is especially important. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card promptly.
      If you attend the special meeting, you may revoke your proxy and vote in person, even if you have previously returned your proxy card. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the meeting. If you do not attend the special meeting, you may still revoke your proxy at any time prior to the meeting by providing a later-dated proxy or by providing written notice of your revocation to our corporate secretary.
      This notice and proxy statement are first being mailed to shareholders on or about May 6, 2005.
      Please follow the instructions on the enclosed proxy card to vote either by mail, telephone or electronically by the Internet.

THE BOARD OF DIRECTORS
Santa Clara, California
May 5, 2005

CELERITEK, INC.
3236 Scott Boulevard
Santa Clara, California 95054

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	What proposals will be voted on at the special meeting?

A:	There are three proposals (each, a “Proposal”) scheduled to be voted on at the special meeting:

• Proposal One: Approval of the sale of substantially all of our assets to Mimix Broadband, Inc.

• Proposal Two: Following the consummation of the asset sale in Proposal One, amendment of our Amended and Restated Articles of Incorporation to change our corporate name to “CTK Windup Corporation.” This Proposal Two is conditioned upon the approval and consummation of the asset sale in Proposal One.

• Proposal Three: Approval of the Plan of Complete Liquidation and Dissolution of Celeritek, Inc., substantially in the form of Annex D attached to this proxy statement, including the liquidation and dissolution of Celeritek contemplated thereby. This Proposal Three is conditioned upon the approval and consummation of the asset sale in Proposal One.

Q:	Who is the purchaser of the assets?

A:	The purchaser of Celeritek’s assets will be Mimix Broadband, Inc., a private Texas corporation with its principal place of business at 10795 Rockley Road, Houston, Texas 77099. Mimix designs, develops and markets high performance monolithic microwave integrated circuits for millimeter wave applications.

Q:	What is the purchase price for Celeritek’s assets?

A:	Mimix will pay us a total of $2.8 million in cash for our assets (subject to a purchase price adjustment). In addition, Mimix will assume approximately $6 million of our liabilities. In connection with the proposed transaction we will retain all of our cash, cash equivalents and certain other non-operating assets.

Q:	What is the purchase price adjustment mechanism?

A:	In the event that our closing working capital is less than 95% of the reference working capital as described in the asset purchase agreement, the $2.8 million purchase price will be adjusted downward on a dollar-for-dollar basis. In the event that our closing working capital is more than 105% of the reference working capital, then the purchase price will be adjusted upward on a dollar-for-dollar basis.

Q:	What will happen if the proposed asset sale is approved?

A:	If the proposed asset sale as set forth in the asset purchase agreement is approved, we will consummate the sale of assets subject to the satisfaction of the closing conditions set forth in the asset purchase agreement. We anticipate that the transaction will close shortly after the special meeting.

Q:	What will happen if the proposed asset sale is not approved?

A:	We will review all options for continuing operations, including reducing expenses. Please note that each of Proposal Two and Proposal Three is conditioned upon the approval and consummation of the asset sale in Proposal One. Therefore, if the proposed asset sale is not approved by the requisite shareholders, the Company will not change its name pursuant to Proposal Two or proceed with the plan of dissolution pursuant to Proposal Three.

Q:	What will happen if the plan of dissolution is approved?

A:	If the plan of dissolution is approved, subsequent to the closing of the proposed asset sale, we will file a Certificate of Election to Dissolve Celeritek as a legal entity with the California Secretary of State, complete the liquidation of our remaining assets (to the extent possible), satisfy (or make provision to satisfy) our remaining obligations and make distributions to our shareholders of the remaining liquidation proceeds, if any. However, even if approved, the plan of dissolution is still conditioned upon the approval and consummation of the proposed asset sale.

Q:	When will the shareholders receive any payment from the liquidation?

A:	Provided that we have adequate assets to do so, our board of directors may determine to make an initial cash distribution to shareholders following the closing of the proposed asset sale. Thereafter, as we liquidate our remaining assets and properties, we will distribute liquidation proceeds, if any, to our shareholders as the board of directors deems appropriate.

Q:	What is the amount of the payment that the shareholders will receive from the liquidation?

A:	Assuming that the proposed asset sale to Mimix is consummated on the terms described in this proxy statement, we estimate that the aggregate amount distributed to our shareholders will be in the range of $0.49 to $1.27 per share, based on 13,034,756 of our shares outstanding as of April 27, 2005. This range is based on, among other things: (i) our estimates of the consideration that Mimix will pay us in connection with the proposed asset sale; (ii) the assets that we are retaining (including all of our cash and short term investments); (iii) what we expect our operating losses to be until the closing of the proposed asset sale; and (iv) what we expect our expenses to be from the closing of the proposed asset sale until our final dissolution. The foregoing is our best estimate of the range of values of the distribution, but the amount ultimately distributed to our shareholders could be less than predicted. Factors that may have such a negative effect on the per share distribution to shareholders include the actual amount of expenses we incur for things such as legal and accounting fees, operating expenses and expenses relating to the proposed asset sale, as well as other liabilities we may incur.

Q:	What will happen if the plan of dissolution is not approved?

A:	After the sale of assets to Mimix, we will have no assets with which to generate revenue. If the plan of dissolution is not approved, we will use our cash to pay on-going operating expenses instead of making a distribution to the shareholders pursuant to the plan of dissolution. We would have no business or operations following the transfer of our assets to Mimix, and will retain only those employees required to maintain our corporate existence. We do not intend to invest in another operating business.

Q:	What vote is required to approve each of the proposals to be considered and voted upon at the special meeting?

A:	Each Proposal will be approved only if we receive the affirmative “FOR” vote of a majority of the shares of our outstanding common stock entitled to vote at the special meeting. As more fully described herein, each of our directors (including the investment funds they represent that hold shares of our common stock), has entered into a voting agreement with Mimix under which each has agreed to vote for the proposed asset sale to Mimix, except for Tamer Husseini, who has recused himself from voting on the proposed asset sale. These directors and investment funds hold an aggregate of 1,317,992 shares of our common stock on the record date for the special meeting representing approximately 10.1% of our outstanding shares of common stock as of the record date.

Q:	How does the board of directors recommend that I vote on the proposals to be considered and voted upon at the special meeting?

A:	Our board of directors recommends that you vote your shares:

• “FOR” the proposed sale of our assets to Mimix;

• “FOR” the amendment of our Amended and Restated Articles of Incorporation to change our corporate name to “CTK Windup Corporation” following the consummation of the asset sale in Proposal One; and

• “FOR” the proposed Plan of Complete Liquidation and Dissolution of Celeritek, Inc., including the liquidation and dissolution of Celeritek contemplated thereby.

Q:	Who can vote at the special meeting?

A:	Our board of directors has fixed the close of business on April 27, 2005 as the record date for the determination of shareholders who are entitled to notice of, and to vote at, the special meeting. Shareholders who owned our common stock at the close of business on April 27, 2005 may attend and vote at the special meeting.

With respect to each matter that will be voted on at the special meeting, each shareholder who is entitled to vote at the special meeting will be entitled to cast one vote for each share of our common stock that such shareholder held at the record date for the special meeting. On the record date, 13,034,756 shares of our common stock were outstanding.

Q:	What is the quorum for the special meeting?

A:	In order to properly conduct business at the special meeting, a majority of our common stock outstanding on the record date for the special meeting must be present at the meeting. Shares of our common stock will be considered present at the special meeting if the holder of such shares has properly submitted a proxy for the special meeting, or voted by telephone or via the Internet, or if the holder of such shares is personally present at the special meeting and votes on the matters under consideration.

Q:	How will votes be counted at the special meeting?

A:	You may vote your shares of our stock “FOR,” “AGAINST” or “ABSTAIN” on each of the Proposals.

If you ABSTAIN from voting on a Proposal, your shares will be counted for the purpose of establishing a quorum for the special meeting, but it will have the same effect as a vote AGAINST that proposal.

If you hold your shares directly in your name as the shareholder of record and complete and return a proxy for the special meeting with no further instructions regarding the manner in which you would like to vote your shares at the meeting, your shares will be counted for purposes of establishing a quorum for the special meeting, and as a vote “FOR” each of the Proposals.

If you hold your shares through a broker or other nominee (i.e., in “street name”), your broker or nominee will be prevented from voting the shares held in your account on the Proposals (i.e., “broker non-votes”) unless you have given voting instructions to the broker or other nominee that holds your shares. Any of your shares that are subject to a broker non-vote will be counted for the purpose of establishing a quorum for the special meeting, but it will have the same effect as a vote AGAINST the Proposals.

Voting results for the special meeting will be tabulated and certified by our transfer agent, EquiServe Trust Company, N.A.

Q:	How can I vote my shares in person at the special meeting?

A:	If you hold your shares directly in your name as the shareholder of record, you may vote your shares in person at the special meeting by either completing and submitting a proxy in person at the special meeting, or by completing and submitting a ballot that we will provide to you at the meeting. If you choose to attend the special meeting to submit a proxy in person or to vote by ballot, please bring the enclosed proxy or other proof of identification to the special meeting to ensure your admittance.

If you hold your shares in street name, you must request a legal proxy from the broker or other nominee that holds your shares in order to vote your shares at the special meeting. If you obtain a legal proxy from your broker or other nominee, you may attend the special meeting and vote either by completing and submitting a proxy in person at the meeting or by completing a submitting a ballot that we will provide to you at the special meeting. In either case, you must also submit your legal proxy to substantiate your right to vote in person at the special meeting.

Q:	How can I vote my shares without attending the special meeting?

A:	Whether you hold shares directly as a shareholder of record or in street name, you may vote your shares without attending the special meeting. If you hold your shares directly in your name as a shareholder of record, you may vote your shares without attending the meeting simply by completing and returning a proxy for the meeting. If you hold your shares in street name, you may vote your shares by completing and returning voting instructions to your broker or other nominee. In most cases, if you hold your shares in street name, you will be able to vote your shares by telephone, by using the Internet or by mail. If you hold your shares in street name, your broker or other nominee will likely send you a voting instruction form that you may use to instruct your broker or other nominee how to vote on the proposals to be considered and voted upon at the meeting.

BY TELEPHONE OR THE INTERNET: If you hold your shares in street name and have telephone or Internet access, you may submit your vote by following the “Vote by Telephone” or “Vote by Internet” instructions on the vote instruction form or the proxy for the special meeting.

BY MAIL: If you hold your shares directly in your name as the shareholder of record, you may vote your shares by mail by completing and returning a proxy for the special meeting. If you hold your shares in street name, you may vote your shares by mail by following the instructions set forth in the voting instruction form that you should receive from the broker or other nominee that holds your shares. If you provide specific voting instructions to your broker or other nominee, your shares will be voted as you have instructed.

Q:	How can I change my vote after I return my proxy or voting instructions for the special meeting?

A:	You may revoke your proxy or change your vote at any time before the polls close for voting at the special meeting. You may do so by notifying our corporate secretary that you would like to do so, by completing and returning a new proxy with a later date, or by attending the special meeting and voting in person. You may obtain a new proxy for this purpose by sending a written request to our corporate secretary, c/o Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, California 95054. Please note that simply attending the special meeting will not revoke your previously returned proxy unless you specifically request it.

If you hold your shares in street name and would like to change the voting instructions that you previously gave to your broker or other nominee that holds your shares, you may do so by following the instructions that you receive from your broker or other nominee.

Q:	Who will pay the costs of soliciting votes for the special meeting?

A:	We will pay the costs of soliciting proxies from our shareholders in connection with the special meeting. We are required to request brokers and other nominees who hold our stock in their name to furnish our proxy materials to the beneficial owners of such stock. We may reimburse those brokerage firms or other nominees for their reasonable expenses in forwarding the proxy materials to those beneficial owners.

Certain of our directors, officers and employees may solicit proxies on our behalf in connection with the special meeting, without additional compensation, personally or by written communication, telephone, facsimile or other electronic means.

Q:	Whom should I call if I have any questions about the special meeting?

A:	If you have any questions about the special meeting, you should contact our corporate secretary at 3236 Scott Boulevard, Santa Clara, California 95054, telephone 408-986-5060.

CAUTIONARY STATEMENT
REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement contains forward-looking statements. These statements include statements regarding our intent, belief or current expectations regarding the proposed asset sale, our proposed dissolution and the amounts expected to be distributed to our shareholders, as well as the assumptions on which those statements are based. These forward-looking statements are not guarantees of future events and involve risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements. Important factors that we are currently aware of that could cause our actual results to differ materially from those in these forward-looking statements include, but are not limited to, the risks and negative factors discussed elsewhere in this proxy statement. For example, we may have significant obligations with respect to the preclosing liabilities of our semiconductor business for which we will retain responsibility in connection with the proposed asset sale, and depending on our future costs and expenses, the amounts actually distributed to our shareholders may be less than we predict. In addition, the proposed asset sale may not be consummated for any number of reasons, including if we breach any representation or warranty made in the asset purchase agreement, or if we fail to comply with any covenant or obligation in the asset purchase agreement. Further, our liabilities with respect to environmental matters may be significant. Additional risks and negative factors are discussed in the documents referred to below that are being incorporated by reference into this proxy statement. Except as required by law, we undertake no obligation to update or revise these forward-looking statements in this proxy statement to reflect changes in the assumptions upon which these forward-looking statements are based, the occurrence of unanticipated events, or changes in our future operating results over time.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      We are a public company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with the Securities and Exchange Act, we are obligated to file with the Securities and Exchange Commission (SEC) periodic reports, proxy statements and other information relating to our business, financial condition and other matters.
      We are incorporating by reference into this proxy statement each document that we file with the SEC under the Securities and Exchange Act after the date of this proxy statement and prior to the special meeting. All such documents will be deemed to be part of this proxy statement from the date that such documents are filed with the SEC.
      We are also incorporating by reference into this proxy statement the following documents that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2004, filed with the SEC on June 25, 2004 (a copy of this report, together with the related amendment on Form 10-K/A, has been included in the mailing package with this proxy statement);

•	Amendment to Annual Report on Form 10-K/A for the fiscal year ended March 31, 2004, filed with the SEC on July 23, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the SEC on August 11, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed with the SEC on November 11, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended December 31, 2004, filed with the SEC on February 15, 2005 (a copy of this report has been included in the mailing package with this proxy statement);

•	Current Reports on Form 8-K filed with the SEC on July 9, 2004, October 28, 2004, November 3, 2004, November 8, 2004, December 7, 2004, March 10, 2005 and March 15, 2005; and

•	Amendments to Current Reports on Form 8-K/A filed with the SEC on August 26, 2004 and January 6, 2005.
      As noted above, we have included copies of our most recently filed Annual Report on Form 10-K (including the amendment to such annual report) and our most recently filed Quarterly Report on Form 10-Q in the mailing package with this proxy statement. Each of the other documents referred to above may be examined and copies may be obtained from the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549, or from the SEC’s Internet website at http://www.sec.gov. You can obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available, free of charge, through our Internet website at http://www.celeritek.com under the “Investor Relations” portion of our website. You may also obtain copies of our SEC filings, free of charge, by contacting us in writing or by telephone as follows:

Celeritek, Inc.
3236 Scott Boulevard
Santa Clara, CA 95054
Attention: Investor Relations
Telephone: (408) 986-5060
      If you would like to request documents from us, please do so promptly in order to ensure timely receipt before the special meeting.

PROPOSAL ONE
PROPOSED SALE OF OUR ASSETS
TO MIMIX BROADBAND, INC.
Summary Term Sheet
      This summary term sheet highlights selected information contained in Proposal One of this proxy statement and may not contain all of the information that is important to you regarding Proposal One. To understand fully the proposed sale of our assets and for a more complete description of the legal terms of the sale of our assets, you should read carefully the entire description of Proposal One in this proxy statement and the documents that we have attached as Annexes to this proxy statement, including the asset purchase agreement attached as Annex A.

Principal Parties
      Celeritek, Inc. We design and manufacture gallium arsenide, commonly referred to as GaAs, semiconductor components used in defense applications and commercial communications networks. We refer to ourselves in this proxy statement as the “company,” “we,” “us” or “our.” We are a California corporation and our principal corporate offices are located at 3236 Scott Boulevard, Santa Clara, California 95054 and our telephone number is (408) 986-5060.
      Mimix Broadband, Inc. Mimix Broadband, Inc., which we refer to in this document as Mimix, is a private Texas corporation. Its principal offices are located at 10795 Rockley Road, Houston, Texas 77099 and its telephone number is (281) 988-4600. Mimix designs, develops and markets high performance monolithic microwave integrated circuits (MMICs) for millimeter-wave applications.

Description of the Proposed Asset Sale
      On March 14, 2005, we entered into an asset purchase agreement and other related agreements with Mimix. Under the terms of the asset purchase agreement, we have agreed to sell substantially all of our assets to Mimix in exchange for approximately $2.8 million in cash (subject to a purchase price adjustment) and the assumption of approximately $6 million in liabilities related to these assets. We will retain all of our cash, cash equivalents and certain other non-operating assets. In connection with the proposed asset sale, Mimix has agreed to offer employment to most of our employees.

Purchase Price and Purchase Price Adjustment (Page 17)
      In exchange for acquiring the assets, Mimix will pay us $2.8 million in cash and will assume approximately $6 million of our liabilities. The $2.8 million in cash is subject to adjustment upward or downward. In the event that our closing working capital is less than 95% of the reference working capital as described in the asset purchase agreement, the $2.8 million purchase price will be adjusted downward on a dollar-for-dollar basis. In the event that our closing working capital is more than 105% of the reference working capital, then the purchase price will be adjusted upward on a dollar-for-dollar basis.

Our Reasons for the Proposed Asset Sale (Page 9)
      We are currently operating our business at a loss and do not have a near-term plan to achieve profitability. Our strategy committee has for some time been vigorously exploring alternatives for our company, including various business combinations. Our board of directors determined that the proposed asset sale is the most favorable option for us at this time.
      Following the proposed asset sale, and in connection with the dissolution, we will make one or more cash distributions of our remaining liquidated assets to our shareholders, which we estimate will be, in the aggregate, at least approximately $6.3 million, or $0.49 per share, based on 13,034,756 of our shares outstanding as of April 27, 2005. This estimate is subject to numerous assumptions and could be substantially less, as described in this proxy statement.

Recommendation of Our Board of Directors Regarding the Proposed Asset Sale (Page 9)
      At a meeting on March 10, 2005, our board of directors determined that the proposed asset sale is in the best interests of Celeritek and our shareholders and approved the proposed asset sale. Our board recommends that you vote “FOR” the approval of the proposed asset sale and adoption of the asset purchase agreement related thereto.

Vote Required to Approve the Proposed Asset Sale
      The proposed asset sale must be approved by an affirmative vote of a majority of the shares of our outstanding common stock entitled to vote at the special meeting.

Interests of Our Directors and Executive Officers in the Proposed Asset Sale (Page 10)
      In considering the recommendation of our board of directors with respect to the proposed asset sale, you should be aware that some of our directors and executive officers have certain interests in the proposed asset sale that may differ from the interests of our shareholders generally. Our board of directors was aware of these interests and considered them, among other factors, in approving and recommending the proposed asset sale.

Closing of the Proposed Asset Sale
      We expect to close the proposed asset sale following the satisfaction or waiver of all of the conditions to each party’s obligations under the asset purchase agreement. We anticipate completion following the special meeting.

Conditions to the Proposed Asset Sale (Page 17)
      The asset purchase agreement contains closing conditions that must be satisfied at or before the closing of the proposed asset sale, the failure of any one of which may prevent the proposed asset sale from closing. These conditions include:

•	approval of the proposed asset sale by our shareholders;

•	receipt of required waivers, consents and authorizations from governmental authorities and third parties;

•	the execution by Tamer Husseini, our Chairman, President and Chief Executive Officer, of a non-competition agreement with Mimix;

•	that the total expected cost of any remedial clean-up actions that would need to be taken in response to an environmental survey of our facilities to be completed prior to closing is not more than $2 million; and

•	the accuracy of the representations and warranties of the parties and compliance by the parties with their respective covenants and obligations under the asset purchase agreement.

Indemnification (Page 18)
      The asset purchase agreement provides that we will indemnify Mimix, and Mimix will indemnify us, from and against any damages resulting from or arising out of any inaccuracy of any representation or warranty made by either party or any failure by either party to perform or comply in all material respects with any obligations, covenants or agreements in the asset purchase agreement. Neither party’s obligation to indemnify the other arises until damages exceed $100,000 in the aggregate. Further, neither party is required to indemnify the other for damages arising out of inaccurate representations and warranties that arise more than six months from the completion of the proposed asset sale, or that exceed $300,000, unless such damages arise out of fraud.

Termination of the Proposed Asset Sale (Page 18)
      The asset purchase agreement may be terminated prior to the completion of the proposed asset sale under certain circumstances that are provided for under the asset purchase agreement, including:

•	by mutual written consent of the parties;

•	by either party upon written notice to the other party if we have not completed the proposed asset sale on or prior to June 30, 2005;

•	by either party if our shareholders do not approve the proposed asset sale at the special meeting;

•	by either party if any final, non-appealable order or injunction effectively prevents us from completing the proposed asset sale;

•	by either party if any rule or regulation would make the proposed asset sale illegal;

•	by Mimix, if we have breached our representations or warranties, covenants or agreements under the asset purchase agreement in any material respect;

•	by us, if Mimix has breached its representations or warranties, covenants or agreements under the asset purchase agreement in any material respect;

•	by us, if our board of directors, in compliance with the requirements of the asset purchase agreement, authorizes us to enter into a superior transaction; or

•	by Mimix, if our board of directors publicly withdraws its recommendation of the proposed asset sale or approves a competing proposal from a third party.
      The asset purchase agreement provides that we may have to pay Mimix $500,000 in cash as a termination fee under certain circumstances, including if we accept a proposal for the assets that is superior to Mimix’s.

Federal Income Tax Consequences to Us of the Proposed Asset Sale (Page 11)
      The purchase price that we receive for our assets, plus the amount of any liabilities assumed by Mimix that are required to be capitalized for tax purposes, will be allocated among all of our assets that are sold to Mimix. We will recognize gain or loss on each of the assets sold in an amount equal to the difference between the sales price allocated to that asset and our tax basis in that asset.
      We do not believe the proposed asset sale will result in substantial federal or state corporate income tax liability (including any alternative minimum tax liability) because we anticipate that any taxable gain with respect to a particular asset will be substantially offset for income tax purposes by losses that we will recognize with respect to the sale of other assets as well as our operating losses, including losses from prior years. However, tax authorities may disagree with our determination of our available operating losses or our allocation of the purchase price among the assets sold, or our operating losses could be less than anticipated, which may increase our income tax liability as a result of the proposed asset sale.

Accounting Treatment of the Proposed Asset Sale (Page 11)
      We will account for the proposed asset sale as a sale of assets and assumption of liabilities, in accordance with accounting principles generally accepted in the United States (GAAP). Because the purchase price for the assets being sold is less than the net book value of the assets, we will record an impairment charge of approximately $1.5 million for the period ended March 31, 2005 (the period during which the asset purchase agreement was executed) for the write-down of the assets being sold.

No Regulatory Requirements for the Proposed Asset Sale (Page 11)
      We do not require any material regulatory approvals to complete the proposed asset sale.

No Dissenters’ Rights in Connection with the Proposed Asset Sale (Page 11)
      Our shareholders will not be entitled to dissenters’ rights in connection with, or as a result of, the proposed asset sale.
Background and Material Terms of The Proposed Asset Sale

Background of the Proposed Asset Sale
      Beginning in the early spring of 2003, our board of directors began to actively explore strategic alternatives for our company. As part of that process we engaged a nationally recognized investment banking firm to act as our financial advisor with respect to, among other things, exploring and evaluating our strategic alternatives. At our request, our financial advisor contacted numerous third parties to determine whether there was any interest in exploring a business combination or acquisition of our company. Through that process, we did not receive any indications of interest in a business combination or acquisition of our entire company, but we did receive some indications of interest in the assets of our defense business.
      In May 2003, in connection with the settlement of a proxy contest, we appointed four new directors to our board of directors and formed a new strategy committee to analyze and explore our strategic alternatives and make recommendations to our board regarding those strategic alternatives. Throughout the remainder of 2003 and early 2004, the strategy committee and our new board of directors further continued to consider our strategic alternatives, including the sale of our company or combination with another company. Our investment advisor continued to explore potential buyers for our company. They were unsuccessful in locating a buyer, but did receive feedback from several potential buyers that, while the defense portion of our business was viewed as attractive, our gallium arsenide (GaAs) semiconductor fabrication business was viewed as undesirable due to the high cost of operating a semiconductor fabrication facility and the perceived excess fabrication capacity in the GaAs market. Based on this feedback, and based on their belief that the value of our defense business was not fully reflected in the market value of our common stock, our board of directors began to consider the possibility selling our defense business separately as a way of unlocking the value of our defense business and maximizing shareholder value.
      In February 2004, our board of directors engaged a new investment banking firm, Jefferies Quarterdeck, a division of Jefferies & Company, Inc., to act as our financial advisor with respect to the potential sale of our defense business. In the process of selling the defense business, several of the potential buyers did informally consider the purchasing our GaAs fabrication business as well, but again expressed concern about the cost of operating the fabrication facility and the perceived overcapacity in the GaAs market.
      On October 22, 2004, we completed the sale of our defense business to Teledyne Technologies Incorporated for approximately $33 million in cash. On October 29, 2004, we announced that our board of directors had declared an extraordinary cash dividend of $3.00 per share of common stock, which dividend was paid on December 1, 2004.
      Following the sale of assets to Teledyne, our board of directors began to evaluate our strategic alternatives with respect to our remaining GaAs semiconductor business. The four main alternatives that our board of directors considered were (1) continuing to operate our GaAs semiconductor business as currently constituted, (2) shutting down our semiconductor fabrication facility and operating only as a semiconductor design company, (3) shutting down our entire business and liquidating our remaining assets and (4) selling our entire business as a going concern to a third party.
      In late December 2004, we were contacted by SG Cowen on behalf of Mimix about a potential business combination with us. Simultaneously, we were contacted by another company regarding a potential business combination.
      In evaluating a potential transaction with Mimix or the other company against the other strategic alternatives referred to above, our board of directors considered, among other things, (1) the level of revenue and expenses that could be expected from operating our GaAs semiconductor business as currently constituted, (2) what savings could be expected from shutting down our semiconductor fabrication facility and what effect doing so would have on our remaining business, (3) the expected costs of shutting down our entire business, including the payment of all of our liabilities, and what proceeds, if any, could be expected from the liquidation of our assets, (4) and the prospects of finding potential buyers for our business in addition to Mimix and the other company.
      Our board of directors concluded that (1) operating our GaAs semiconductor business as currently constituted would result in continued losses and depletion of our cash reserves, (2) closing our semiconductor fabrication facility and operating only as a semiconductor design company would result in a substantial loss of customers and that the remaining revenue would not be enough to sustain even our scaled-down design operations, and (3) shutting down our business and liquidating our assets piecemeal would likely be less favorable to our shareholders than selling our business as a going concern, assuming that we could complete such a sale of the entire business quickly.
      Based on the foregoing, our board of directors determined that the best course of action for the company and our shareholders would be to enter into discussions with Mimix and the other company regarding a sale of our business, and that we should try to reach an agreement on terms with Mimix or the other company as quickly as possible, due to the ongoing depletion of our cash to operate the semiconductor fabrication facility. Our board of directors further determined that engaging an investment banker to search for additional potential buyers of our GaAs semiconductor business would not be in our shareholder’s best interest, given the expense of doing so compared to the expected transaction value, the time that such a search would require (and the resulting depletion of our cash), and the prospects of finding interested buyers, given the considerable cash previously spent on investment bankers without any potential buyers of our GaAs business having been identified.
      On January 7, 2005, certain of our executive officers met with representatives from SG Cowen and Mimix to discuss a potential transaction, and on January 18, 2005, our board of directors held a special meeting to discuss and consider the proposed transaction. Our board of directors authorized the strategy committee to pursue discussions with Mimix regarding the proposed transaction. On January 19, 2005, Rick Montgomery, Chief Executive Officer of Mimix, contacted Tamer Husseini to inform him that Mimix’s board of directors had approved of pursuing the proposed transaction with us, and that Mimix had retained the investment firm of Janney Montgomery Scott LLC (JMS) as its new advisor.
      On January 20, 2005, the other company sent a letter of intent to our board of directors describing a proposed merger of our companies. Our board of directors convened a special meeting the following day to discuss and evaluate the letter of intent. Our board of directors determined that the transaction as proposed was not acceptable, but instructed the members of the strategy committee to continue discussions with this company. That same day, January 21, 2005, JMS sent a letter to Mr. Husseini describing a proposal by which Mimix would pursue a business combination with us. Subsequently, on January 26, 2005, Mr. Husseini and Margaret Smith, our Chief Financial Officer, met with Mr. Montgomery and Carl Frampton, Mimix’s Chief Financial Officer, and representatives of JMS, to begin preliminary due diligence discussions.
      On January 31, 2005, JMS, on behalf of Mimix, sent our board of directors a formal expression of interest proposing the purchase of all of our operating assets for $2.6 million in cash and assumption of associated liabilities.
      On February 1, 2005, our board of directors held a meeting to evaluate and discuss the proposal from Mimix. At the meeting, our board of directors determined that the offer from Mimix represented an attractive option for our shareholders, due to the fact that (1) Mimix would assume liabilities of approximately $6 million in addition to paying the cash purchase price, (2) we would retain our cash assets of approximately $12 million, which could be distributed to our shareholders instead of being used to settle liabilities and fund our operations, and (3) the total value of the Mimix offer of approximately $8.6 million was greater than the “enterprise” value of our company of approximately $5.5 million implied by the public market, based on our market capitalization of $11.5 million, minus our cash balances of $12 million, plus liabilities of approximately $6 million.
      During the February 1 meeting, our board of directors also determined that the offer from the other company was less attractive than the Mimix offer because (1) the consideration offered by the other company consisted wholly of stock to be issued pursuant to a merger, (2) the other company was a private company with no public market for its stock, making the value of its offer difficult to ascertain, (3) our board perceived the prospects of the combined company that would have resulted from the merger with the other company to be poor, in that the other company operated in a market in which our board of directors expects very little growth, and in that Celeritek and the other company would have continued to operate in separate business lines post-merger, with no cost synergies expected, and (4) Celeritek’s cash balances would not have been distributed to our shareholders but would have instead been used to fund the operations of the combined company.
      Based on the foregoing, our board of directors instructed the strategy committee to terminate discussions with the other company and to enter into negotiations with Mimix regarding transaction terms, and to attempt to obtain an increase in the purchase price offered by Mimix. On February 1, 2005, the strategy committee informed the representative of the other company that we had a more favorable offer pending and that we would not be pursuing further negotiations with this company.
      On February 12, 2005, in response to the on-going negotiations between Mimix and our strategy committee regarding certain terms of the proposed transaction, JMS sent our board of directors a lengthy, detailed memorandum of understanding setting out the proposed terms and conditions of the transaction. The strategy committee considered this memorandum, but after further discussions with Mimix, rejected it because it was too long and detailed for a letter of intent, and would require time and resources to negotiate similar to what would be required for the negotiation and execution of a full definitive acquisition agreement.
      Following these discussions, Mimix delivered to us a new, shorter letter of intent dated February 22, 2005, which letter of intent covered only the material basic terms of the asset purchase, including that the purchase price for the assets would be $2.8 million in cash, that liabilities related to the assets would be assumed by Mimix, subject to further due diligence by Mimix, and that $300,000 of the purchase price would be withheld in an escrow account for six months to satisfy any indemnification claims that Mimix might have relating to the asset purchase. The letter of intent also provided that, in consideration of the time and resources Mimix would be devoting to the evaluation and negotiation of the proposed asset purchase, we would deal exclusively with Mimix with respect to any possible sale of our assets or other business combination until March 11, 2005. The parties each signed this letter of intent on February 24, 2005.
      Throughout early March 2005, we and our legal advisors negotiated the terms of the asset purchase agreement with Mimix and its advisors. The terms of the asset purchase agreement negotiated by the parties were consistent with the terms of the letter of intent dated February 22, 2005. However, the asset purchase agreement contained many provisions that were not addressed, or that were only addressed in general terms, in the letter of intent, such as provisions relating to our representations and warranties regarding the purchased assets, our indemnification of Mimix against losses arising form the breach of such representations and warranties, the purchase price adjustment, the conditions to closing the asset purchase, the restrictions on our ability to operate our business and use our assets prior to the closing of the asset purchase and each party’s right to terminate the asset purchase agreement prior to closing.
      On March 10, 2005, our board of directors convened a meeting to review the asset purchase agreement, the plan of dissolution and other related matters. All of the directors attended this meeting in person or by telephone. In addition, members of our management team, together with representatives of Wilson Sonsini Goodrich & Rosati, our outside legal counsel, attended this meeting. At the outset of the meeting, representatives of Wilson Sonsini Goodrich & Rosati reviewed the proposed terms of the draft asset purchase agreement, the plan of dissolution and other related matters. Our board of directors discussed the terms of the proposed transaction and the plan of dissolution, after which our board of directors, except for Mr. Husseini who had recused himself from voting, determined that the proposed transaction and the plan of dissolution were in the best interests of Celeritek and its shareholders, approved (i) the asset purchase agreement, (ii) the related transaction agreements, and (iii) the proposed sale of our assets to Mimix on the terms set forth in those agreements, and authorized management to execute the transaction agreements on behalf of the company. Our board of directors, other than Mr. Husseini, also approved the plan of dissolution.
      On March 14, 2005, we executed the asset purchase agreement with Mimix and publicly announced the transaction by issuing a joint press release.

Our Plans Following the Completion of the Proposed Asset Sale
      If we complete the proposed asset sale, we intend to liquidate our company, as described in Proposal Three.

Our Reasons for the Proposed Asset Sale
      Our board of directors determined that the proposed asset sale is in the best interests of Celeritek and our shareholders after considering a number of factors, including the following factors that weigh in favor of the proposed asset sale:

•	that continuing to operate our GaAs semiconductor design and fabrication business as currently constituted would result in substantial losses and depletion of our cash reserves;

•	that we had considered alternatives to the proposed asset sale, including scaling down our operations by closing our semiconductor fabrication facility and operating only as a semiconductor design company, but that doing so would result in a substantial loss of customers, and that the remaining revenue would not be enough to sustain even the scaled-down operations;

•	that we had considered other strategic alternatives, including mergers with other companies and other business combinations;

•	that the terms of the proposed asset sale were more favorable to our company and our shareholders than the terms of the stock merger proposed by the other company that expressed interest in a business combination with us, because the stock of the combined company resulting from the combination with the other company would not provide as much value to our shareholders as the cash and assumption of liabilities offered by Mimix;

•	that we would require additional time and resources to locate and negotiate with any other potential acquirers or purchasers for the assets, with no assurance that any such negotiations would be completed successfully, in a timely fashion, or at all;

•	that to date we have received no other offers to purchase the assets to be sold in the proposed transaction;

•	that we were operating our business at a loss and that we did not have a near-term plan to achieve profitability;

•	that the value of our assets would continue to decline with the passage of time;

•	that Mimix would assume approximately $6 million of liabilities associated with the assets to be purchased;

•	that the total transaction value of $2.8 million in cash plus approximately $6 million in assumption of liabilities was greater than the “enterprise” value of our company implied by the total market value of our outstanding common stock; and

•	that the proposed asset sale would maximize the amount of cash available for distribution to our shareholders in the liquidation.
      In its review of the proposed asset sale, our board of directors also considered a number of factors that weigh against the proposed asset sale, including:

•	the risk that the proposed asset sale might not be consummated and the effect of public announcement of the proposed asset sale on key customer accounts and on our ability to attract and retain personnel;

•	the risk that closing of the proposed asset sale may be delayed, resulting in us incurring more losses and depleting more of our cash reserves; and

•	the possibility that the net value to our shareholders from the proposed asset sale based on the cash purchase price and the assumption of liabilities, minus the transaction costs, and the cost of operating our wafer fabrication facility through the closing of the proposed asset sale, would be less than shutting down operations immediately and selling off our assets on a piecemeal basis.

      The foregoing list comprises the material factors considered by our board of directors in its consideration of the proposed asset sale. In view of the wide variety of factors considered, our board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, both positive and negative, our board of directors determined that the proposed asset sale is in the best interests of Celeritek and our shareholders and that we should proceed with the proposed asset sale.

Recommendation of Our Board of Directors Regarding the Proposed Asset Sale
      For the reasons described above, our board of directors has determined that the proposed asset sale is in the best interests of Celeritek and our shareholders and has approved the proposed asset sale.
      Our board of directors recommends that you vote “FOR” the approval of the proposed asset sale and the adoption of the asset purchase agreement by completing and returning the enclosed proxy or by completing and returning the voting instructions that you receive from the broker or other nominee that holds your shares.

Interests of Our Directors and Executive Officers in the Proposed Asset Sale
      In considering the recommendation of our board of directors with respect to the proposed asset sale, our shareholders should be aware that certain of our directors and executive officers have interests in the sale of our assets that may differ from the interests of our shareholders. Our board of directors was aware of these interests and considered them, among other factors, in approving and recommending the proposed asset sale.

Stock and Stock Option Ownership
      The following table shows the ownership by our directors and executive officers of shares of our common stock and options to purchase our common stock, and a range of amounts that we estimate such individuals will receive in connection with the proposed asset sale and our subsequent dissolution based on the low end and high end of the estimated range of total distributions to our shareholders of $0.49 per share and $1.27 per share. The proposed asset sale will trigger the acceleration of vesting of all stock options held by our directors and executive officers. We have not included in the table below stock options that have exercise prices higher than $1.27 per share, the high end of the estimated range of distributions to our shareholders, because we expect that such stock options will have no value.

				Estimated Distributions
	No. of	No. of Stock	Exercise Price
Name	Shares Held	Options Held	of Options	Low Range	High Range

Directors
Bryant R. Riley	711,934	—	—	$348,848	$904,156
	—	47,403	$0.597	0	31,902
	—	10,000	0.520	0	7,500
	—	6,000	0.410	480	5,160

Total				$349,328	$948,718

Lloyd I. Miller, III	232,100	—	—	$113,729	$294,767
	—	47,403	$0.597	0	31,902
	—	10,000	0.520	0	7,500
	—	6,000	0.410	480	5,160

Total				$114,209	$339,329

				Estimated Distributions
	No. of	No. of Stock	Exercise Price
Name	Shares Held	Options Held	of Options	Low Range	High Range

Robert J. Gallagher	—	47,403	$0.597	$0	$31,902
	—	10,000	0.520	0	7,500
	—	7,110	0.506	0	5,432
	—	65,008	0.345	9,426	60,132

Total				$9,426	$104,967

Charles P. Waite	20,273	—	—	$9,934	$25,747
	—	28,442	$0.633	0	18,118
	—	47,403	0.597	0	31,902
	—	10,000	0.520	0	7,500
	—	7,110	0.517	0	5,354

Total				$9,934	$88,620

J. Michael Gullard	—	47,403	$0.597	$0	$31,902
	—	10,000	0.520	0	7,500
	—	6,000	0.410	480	5,160

Total				$480	$44,562

Officers
Tamer Husseini	247,619	—	—	$121,333	$314,476

Damian M. McCann	35,916	—	—	$17,599	$45,613
	—	20,000	$0.800	0	9,400

Total				$17,599	$55,013

Margaret E. Smith	22,252			$10,903	$28,260

Change of Control Agreements
      In November 2002, we entered into a Change of Control Severance Agreement with Tamer Husseini, our Chairman, President and Chief Executive Officer. Pursuant to this agreement, if Mr. Husseini is terminated as a result of an involuntary termination within 24 months after a change in control or within three months before a change in control, then he shall be entitled to certain benefits, including (i) a lump sum payment of three times his special base salary in effect as of the date of termination, less applicable withholding; (ii) a lump sum payment of three times the average of the two highest special bonuses paid to Mr. Husseini for the preceding five years, less applicable withholding; and (iii) immediate vesting of all unvested and outstanding stock options. Based on Mr. Husseini’s current compensation, the fact that he has not been paid a special bonus during the preceding five years and the fact that none of his stock options are currently “in the money,” the foregoing provision, if triggered, would result in a lump sum payment to Mr. Husseini of $963,714. In addition, if Mr. Husseini voluntarily resigns within 90 days after a change in control, then he shall be entitled to the following benefits: (i) a lump sum payment of one times his special base salary in effect as of the date of termination, less applicable withholding; (ii) a lump sum payment of one times the average of the two highest special bonuses paid to Mr. Husseini for the preceding five years, less applicable withholding; (iii) immediate vesting of 50% of all unvested and outstanding stock options, and immediate lapse of our company’s repurchase right as to 50% of any stock subject to a right of repurchase. Given the facts described above, the foregoing provision, if triggered, would result in a lump sum payment to Mr. Husseini of $321,238.
      In November 2002, we entered into a Change of Control Severance Agreement with Margaret Smith, our Chief Financial Officer. Pursuant to this agreement, if Ms. Smith is terminated as a result of an involuntary termination within 24 months after a change in control or within three months before a change in control, then she shall be entitled to certain benefits, including (i) a lump sum payment of twice her special base salary in effect as of the date of termination, less applicable withholding; (ii) a lump sum payment of twice the average of the two highest special bonuses paid to Ms. Smith for the preceding five years, less applicable withholding; and (iii) immediate vesting of all unvested and outstanding stock options. Based on Ms. Smith’s current compensation, the fact that she has not been paid a special bonus during the preceding five years and the fact that none of her stock options are currently “in the money,” the foregoing provision, if triggered, would result in a lump sum payment to Ms. Smith of $449,988.
      As used in each of these agreements, (i) a “change of control” includes the approval by shareholders of a complete liquidation or the sale or other disposition of all or substantially all of our company’s assets; (ii) an “involuntary termination” includes any purported termination of the employee which is not effected for “cause” or for which the grounds relied upon are not valid; and (iii) “cause” includes, among other things, termination of employment due to the employee’s willful, repeated failure to substantially perform his or her duties (except due to physical or mental illness), if the employee fails to cure within 15 days of receipt of written notice of such failure and a willful act by the employee that constitutes gross misconduct and that is injurious to our company.
      If our shareholders approve of the proposed asset sale, the consummated asset sale would be considered a change of control as defined in the agreements. We note that the appointment of four new directors in May of 2003, in connection with the actions of the “Celeritek Shareholder Protective Committee” was also deemed to be a change of control within the meaning of each of the agreements. It is expected that neither Mr. Husseini nor Ms. Smith will be offered continued employment following the consummation of the proposed asset sale. The payment obligations described in each agreement will be triggered with respect to either or both of Mr. Husseini and Ms. Smith if they are involuntarily terminated.
      Mr. Husseini is currently in discussions with Mimix regarding a potential role at Mimix following the consummation of the proposed asset sale. Mimix began discussions with Mr. Husseini on or about March 7, 2005. As a result of these discussions, Mr. Husseini recused himself from our board of directors’ vote on the proposed asset sale on the grounds that he may have a material interest in the transaction. The current discussion is whether Mr. Husseini and Mimix can reach an agreement for Mr. Husseini to run the foundry as a separate business unit of Mimix post-closing. The terms of any such arrangement have not been finalized. Under the current proposal, Mr. Husseini would be an at-will employee of Mimix at a reduced salary. Mimix and Mr. Husseini may or may not reach a final agreement. The outcome of these discussions may affect, among other things, the non-competition agreement that Mimix is currently requiring him to execute as a condition to the closing of the proposed asset sale.
      Pursuant to the terms of the noncompetition agreement in its current form, Mr. Husseini would agree not to participate in or be connected with any business that competes with the semiconductor business sold pursuant to the proposed asset sale for a period of one year from the date that the proposed asset sale closes so long as Mimix continues to operate the business for that period of time. Mr. Husseini would further agree as part of the noncompetition agreement not to solicit the employees, customers or vendors, or to disclose to any competitors the names of any customers, of Celeritek, Mimix or their affiliates for a period of two years from the date that the proposed asset sale closes.

Material United States Federal Income Tax Consequences of the Proposed Asset Sale
      The following discussion summarizes the material United States federal income tax consequences to us of the proposed asset sale. Please see Proposal Three for a discussion of the federal income tax consequences to shareholders of the liquidation.
      The following discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service could adopt a position contrary to that presented in the following discussion. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the proposed asset sale to us.

Federal Income Tax Consequences to Us of the Proposed Asset Sale
      As a result of the proposed asset sale, we will sell all of our operating assets to Mimix in exchange for approximately $2.8 million (subject to a purchase price adjustment). This amount, plus the amount of liabilities assumed by Mimix that are required to be capitalized for tax purposes, will be allocated among all of our assets that are sold to Mimix. We will recognize gain or loss on each of the assets sold in an amount equal to the difference between the sales price allocated to that asset and our tax basis in such asset.
      We do not believe the proposed asset sale will result in substantial federal or state corporate income tax liability (including any alternative minimum tax liability) because we anticipate that any taxable gain with respect to a particular asset will be substantially offset for income tax purposes by losses that we will recognize with respect to the sale of other assets as well as our operating losses, including losses from prior years. However, tax authorities may disagree with our determination of our available operating losses or our allocation of the purchase price among the assets sold, or our operating losses could be less than anticipated, which may increase our income tax liability as a result of the proposed asset sale.

Accounting Treatment of the Proposed Asset Sale
      We will account for the proposed asset sale as a sale of assets and assumption of liabilities, in accordance with accounting principles generally accepted in the United States (GAAP). Because the purchase price for the assets being sold is less than the net book value of the assets, we will record an impairment charge of approximately $1.5 million for the period ended March 31, 2005 (the period during which the asset purchase agreement was executed) for the write-down of the assets being sold.
      The assets are being sold for less than the book value of the assets because Mimix has also agreed to assume certain off balance sheet liabilities of approximately $4.5 million for an operating lease for our building on Scott Boulevard and an operating lease for equipment. We are located in an area with a depressed commercial real estate market, which is not expected to recover any time soon. Because of these market conditions, we do not believe the building lease could be assigned to another party who would be willing to assume the lease payment obligations (liability) under the terms of our lease agreement. Because we believe that our continuing operations would result in continued losses and a further use of cash (based on our current business plan) and that the cost of closing the company (which would necessitate a significant cash outlay to extinguish the $4.5 million remaining obligation under the aforementioned leases) is greater than the relatively small book loss which will result from this transaction, we believe this sale will maximize the value of the company to our shareholders.

No Regulatory Requirements for the Proposed Asset Sale
      We do not require any material regulatory approvals to complete the proposed asset sale.

No Dissenters’ Rights in Connection with the Proposed Asset Sale
      Our shareholders will not be entitled to dissenters’ rights in connection with, or as a result of, the proposed asset sale.

Transaction Agreements Relating to the Proposed Asset Sale
      On March 14, 2005 we executed an asset purchase agreement with Mimix in connection with the proposed asset sale. In addition, each of our directors, except for Mr. Husseini, who has recused himself from voting on the proposed asset sale, and the investment funds that they represent and which hold shares of our common stock, concurrently entered into voting agreements with Mimix.
      The material terms of the asset purchase agreement and the voting agreements are summarized below.

The Asset Purchase Agreement
      The following is a description of the material terms of the asset purchase agreement. The following description does not purport to describe all of the terms and conditions of the asset purchase agreement. The full text of the asset purchase agreement is attached to this proxy statement as Annex A and is incorporated by reference. You are urged to read the asset purchase agreement in its entirety because it is the legal document that governs the terms and conditions of the proposed asset sale.

Transferred Assets
      We are proposing to sell our semiconductor components business by transferring to Mimix all of the assets that we own or license, and that we use in the operation or conduct of, that business. Under the terms of the asset purchase agreement, the transferred assets will include:

•	all of our machinery, equipment, hardware, software, supplies and other tangible property that are related to our semiconductor business;

•	all of our contracts that are primarily related to our semiconductor business;

•	all of our permits, licenses, certifications and other governmental authorizations and approvals, including licenses to export the products that are included among the transferred assets, that are primarily related to our semiconductor business and that are transferable to Mimix under applicable law;

•	all of our intellectual property rights (including patents, inventions, trade secrets, copyrights, designs, databases, domain names and software) in, to or embodied in the products and substrate designs that are included among the transferred assets;

•	all of our technology in the products and substrate designs that are included among the transferred assets;

•	all of our books and records, ledgers, files, documents, correspondence, lists, drawings, creative material, advertising and promotional materials, studies, reports, customer lists, sales data, product documentation and other printed or written materials that are primarily related to our semiconductor business;

•	all of our claims, actions or suits, judgments, causes of action or other rights of any nature that are primarily related to our semiconductor business (other than tax refunds), and all of our rights to recover damages for the breach, infringement or misappropriation of any of the transferred assets;

•	all of our accounts receivable that are related to our semiconductor business;

•	certain of our advance payments, prepaid items and expenses and deferred charges that are related to our semiconductor business;

•	our name, website content and all of our trademarks; and

•	all of our goodwill and going concern value arising out of our semiconductor business.

Excluded Assets
      Under the terms of the asset purchase agreement, Mimix will not acquire any of our assets other than the transferred assets described above. Specifically, Mimix will not acquire:

•	any of our cash or cash equivalents;

•	any of our tax assets (including our net operating losses);

•	our investment in NewGen Telecom Co., Ltd.; or

•	our prepaid directors and officers insurance and property and casualty insurance premiums.

Assumed Liabilities
      Under the terms of the asset purchase agreement, Mimix will assume liabilities of ours that are related to the transferred assets described above. The total amount of liabilities to be assumed by Mimix is estimated to be approximately $6 million. Mimix will not be assuming any of our following liabilities:

•	any liabilities under the contracts that are included among the transferred assets arising from any breach by us of such contracts;

•	any liabilities arising from products manufactured or sold prior to the closing of the proposed asset sale in excess of the reserves on our balance sheet;

•	any liabilities arising out of any of our employee benefit plans;

•	any liability for any severance payments to any of our employees that are not offered employment with Mimix following the proposed asset sale, including our obligations under the change of control severance agreements between us and each of Mr. Husseini and Ms. Smith;

•	any liabilities for taxes for any taxable periods, or portions thereof, ending on or before the closing of the proposed asset sale, except for certain straddle period taxes which would be prorated between us and Mimix as described below;

•	any liabilities arising out of or related to any violation of law (including environmental laws) that occurred before the closing, whether or not we participated in the act or omission that gave rise to the violation; or

•	any liabilities arising out of or related to any reports, schedules, forms or registration statements that we file with the Securities and Exchange Commission.

Purchase Price and Purchase Price Adjustment
      Mimix has agreed to pay $2.8 million in cash for our assets (subject to a purchase price adjustment), $300,000 of which will be placed in escrow for 6 months from the closing of the proposed transaction to satisfy any indemnification obligations.
      In the event that our working capital on the closing date of the asset sale is less than 95% of our working capital calculated as of January 31, 2005, the $2.8 million purchase price will be adjusted downward on a dollar-for-dollar basis. In the event that our closing working capital is more than 105% of the reference working capital, then the purchase price will be adjusted upward on a dollar-for-dollar basis. Working capital, for purposes of the purchase price adjustment, is calculated as certain of our current assets that are being transferred to Mimix, including our accounts receivable, minus all of our current liabilities that Mimix is assuming, including certain accounts payable and other liabilities and the current portions of capital equipment leases. Within 60 calendar days after the closing, Mimix will prepare and deliver to us a statement setting forth Mimix’s calculation of our closing working capital and the adjustment amount, if any. We will have 20 calendar days to review and respond to the calculations. To the extent there is a dispute regarding the calculations, we will work together in good faith to resolve any discrepancies. If we are not able to resolve any discrepancies, we have agreed to retain a third-party mediator acceptable to both Mimix and us.
      If the closing date of the asset sale had been March 31, 2005, based on our preliminary March 31, 2005 balance sheet, we estimate that the purchase price adjustment would have resulted in an increase to the purchase price of approximately $0.5 million. However, the actual purchase price adjustment will be calculated as of the actual closing date of the transaction, and the purchase price adjustment estimate as of March 31, 2005 should not be read as a prediction or estimate of what the actual purchase price adjustment will be.

Representations and Warranties
      Under the asset purchase agreement, we made certain customary representations and warranties to Mimix, including representations and warranties related to:

•	our valid title to the tangible property that is included among the transferred assets described above;

•	contracts that are included among the transferred assets described above;

•	our valid title to the intellectual property rights and technology embodied in the products that are included among the transferred assets described above;

•	the validity of the accounts receivables that are included among the transferred assets described above;

•	certain employee benefit matters relating to our employees who will be hired by Mimix in connection with the proposed asset sale;

•	the accuracy and method of preparation of a balance sheet for the ten months ended January 31, 2005 that we provided to Mimix in connection with the proposed asset sale;

•	the absence of undisclosed liabilities;

•	pending or threatened litigation affecting our semiconductor business or the transferred assets described above;

•	certain tax matters relating to our semiconductor business and the transferred assets described above;

•	certain environmental matters relating to our semiconductor business and the transferred assets described above;

•	the sufficiency of the transferred assets to conduct our semiconductor business in the manner that we currently conduct it;

•	the absence of any fact, change, development, event, effect, condition or occurrence since December 31, 2004 until March 14, 2005 that has had, or could reasonably be expected to have, a material adverse effect on the transferred assets described above, taken as a whole, the business, financial condition, operations, results of operations or prospects of our semiconductor business, our ability to perform our obligations under the transaction agreements or our ability to complete the proposed asset sale; and

•	our compliance with applicable laws relating to our semiconductor business.
      Under the asset purchase agreement, Mimix made certain customary representations and warranties to us, including representations and warranties as to the sufficiency of its funds to complete the proposed asset sale.

Covenants
      Under the terms of the asset purchase agreement, we have agreed that, at all times prior to the completion of the proposed asset sale, we will:

•	carry on our semiconductor business in the usual, regular and ordinary course, in substantially the same manner as we currently conduct it, and in material compliance with all applicable laws;

•	pay all of our debts that would otherwise constitute assumed liabilities under the asset purchase agreement when they are due;

•	preserve intact the present business organization of our semiconductor business using commercially reasonable efforts, consistent with past practices and policies;

•	keep available the services of our employees who will be hired by Mimix in connection with the proposed asset sale using commercially reasonable efforts, consistent with past practices and policies; and

•	preserve our relationships with our customers, suppliers, distributors, licensors, licensees and other persons with whom we have significant business dealings relating to our semiconductor business using commercially reasonable efforts, consistent with past practices and policies.
      We have also agreed that, at all times prior to the completion of the proposed asset sale, we will not, in each case insofar as our business is concerned:

•	divest, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to divest, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, any of the transferred assets described above, except for sale of tangible property in the ordinary course of business or the incurrence of certain permitted encumbrances;

•	increase the compensation or employee benefits of those employees who will be hired by Mimix in connection with the proposed asset sale;

•	modify, amend or terminate any contract that is included among the transferred assets described above, or enter into any new contracts or agreements with respect to our semiconductor business involving payments in excess of $50,000 in the aggregate, other than in the ordinary course of business or enter into any new contracts or agreements with respect to the semiconductor business having a term greater than 90 days;

•	enter into any settlement agreements involving payments in excess of $50,000 in the aggregate or which would restrict our semiconductor business with respect to any pending or threatened litigation or claim relating to it;

•	make any change to the accounting methods, principles or practices of the semiconductor business, except as may be required by GAAP;

•	make any capital expenditure related to our semiconductor business in excess of $50,000 in the aggregate;

•	make any material change in the methods of manufacture, management or operation of our semiconductor business;

•	make any capital investment in, any loan to, or any acquisition of the securities or assets of any other person that would be included among the transferred assets describe above;

•	to the extent related to our semiconductor business or the transferred assets described above, incur or assume any long-term or short-term debt or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person; or

•	authorize or agree to take any of the foregoing actions.

No Solicitation of Competitive Proposals
      Under the terms of the asset purchase agreement, we have agreed to immediately cease any discussions with any third party (other than Mimix) with respect to any sale of our semiconductor business. In addition, we have agreed not to directly or indirectly solicit, initiate or knowingly encourage discussions (including by way of furnishing information which has not been previously publicly disseminated) or take any other action that is intended to facilitate any inquiries or the making of any offer for, or proposed transfer of, all or a portion of the transferred assets described above or our semiconductor business by a person other than Mimix (other than any offer for, or proposed transfer of, any inventory comprising part of the transferred assets described above in the ordinary course of business), or participate in any discussions or negotiations regarding the foregoing, directly or indirectly or through our officers, directors, affiliates or representatives.
      Except as specifically permitted, we have agreed that our board of directors will not, in a manner adverse to Mimix, withdraw or modify its recommendation in favor of the approval of the proposed asset sale, and will not approve or recommend any offer for, or proposed transfer of, all or a portion of the transferred assets described above (other than inventory comprising part of the transferred assets described above in the ordinary course of business) or our semiconductor business by a person other than Mimix, or cause us to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any of the foregoing.
      Notwithstanding the foregoing restrictions, nothing in the asset purchase agreement prevents our board of directors from withdrawing or modifying its recommendation in favor of the approval of the proposed asset sale at any time prior to the time at which our shareholders have duly approved the proposed asset sale under applicable law, if:

•	we receive (under circumstances that do not arise out of a breach of the asset purchase agreement) an unsolicited bona fide written offer from a third party to consummate a proposed transfer of all or a portion of the transferred assets described above (other than a proposed transfer of any inventory comprising part of the transferred assets described above in the ordinary course of business) or our semiconductor business on terms that our board of directors determines in good faith, after consulting with its financial advisor and taking into account the purchase price (which must be greater than the consideration to be paid by Mimix in connection with the proposed asset sale) and other terms, conditions and aspects of such proposal to be more favorable to our shareholders than the terms of the proposed asset sale to Mimix, and such proposal has not been withdrawn; and

•	our board of directors determines in good faith, after considering applicable law and after consulting with its outside counsel, that, in light of the foregoing proposal, the withdrawing or modifying of its recommendation is consistent with its fiduciary duties to our shareholders under applicable law.
      In addition, nothing in the asset purchase agreement prohibits our board of directors from taking actions to comply with our obligations under Rules 14e-2(a) and 14d-9 under the Securities Exchange Act of 1934, as amended, or making any disclosure that is required to enable our board of directors to comply with its fiduciary duty of candor to our shareholders under applicable law.
      Under the terms of the asset purchase agreement, we have also agreed to promptly advise Mimix, both orally and in writing, of any offer for, or proposed transfer of, all or a portion of the transferred assets described above (other than inventory comprising part of the transferred assets described above in the ordinary course of business) or our semiconductor business by a third party (whether or not such proposal meets the criteria described in the first bullet point above), and the material terms and conditions of such offer or proposal, including the identity of the third party making it, as well as any request for our confidential information, whether in connection with the receipt of any offer or proposal of the nature describe above or otherwise.

Change of Corporate Name
      Under the terms of the asset purchase agreement, we have agreed to amend our articles of incorporation and other appropriate documents in order to change our corporate name to a new name bearing no resemblance to our current corporate name so as to make our current corporate name available for use by Mimix as a trade name. We also have authorized Mimix to file such documents at or after the completion of the proposed asset sale as are necessary to adopt our current corporate name, although Mimix has not indicated that it intends to do so.

Environmental Matters
      In accordance with the terms of the asset purchase agreement, we have agreed to undertake response actions up to a cost of $2 million as required by environmental laws for any contamination that is discovered pursuant to an environmental review to be conducted by ENVIRON International Corporation, an environmental consulting firm, that Mimix and we will pay for, provided that the contamination is attributable to our operations or the use of our leased real property during the time of our occupancy. Once we document that we have completed all such required response actions or that in conducting such response actions we have incurred costs of $2 million, we will have no further obligations with respect to liabilities arising out of any contamination discovered in, on, or about our leased real property. Mimix has agreed to indemnify us against any such residual environmental liabilities, and we have agreed to keep Mimix informed of any response actions and to provide Mimix with copies of reports exchanged with governmental authorities. If there are environmental liabilities in excess of $2 million, Mimix will have the right to terminate the asset purchase agreement.

Employee Matters
      In accordance with the terms of the asset purchase agreement, Mimix will make written offers of employment to substantially all of our employees, on terms substantially similar to the terms of their current employment, prior to the closing of the proposed asset sale. Those employment offers will be effective and contingent upon the completion of the proposed asset sale.
      Immediately prior to the completion of the proposed asset sale, we will terminate all of the transferred employees and pay any liabilities relating to such termination, including, without limitation, payments and benefits due pursuant to accrued salary and wages, pension, retirement, savings, health, welfare and other benefits and severance payments or similar payments that such transferred employees have earned or accrued, but which remain unpaid through the completion of the proposed asset sale, including any earned wages in respect of accrued vacation.
      Under the terms of the asset purchase agreement, Mimix will arrange for each transferred employee who was a participant in one of our “employee benefit plans” (within the meaning of ERISA section 3(3)), including without limitation all eligible dependents of such transferred employees, to be eligible for substantially the same benefits in the aggregate as those provided to similarly situated employees of Mimix. Each such transferred employee shall, to the extent permitted by law and subject to any applicable break in service, receive credit from Mimix for purposes of eligibility and vesting under Mimix’s employee benefit plans for such transferred employee’s years of service with us and any of our subsidiaries or predecessors and will receive credit for any co-payments, deductibles and offsets made during this calendar year. We have agreed to amend our 401(k) plan to allow the employees of the semiconductor business who have loans with such plan to roll those loans, together with their account balances, over into Mimix’s 401(k) plan.
      The terms of the asset purchase agreement do not limit Mimix’s ability to terminate the employment of any transferred employee following the completion of the proposed asset sale.

Tax Matters
      Under the terms of the asset purchase agreement, we have agreed to prepare, file and make payments for all tax returns required in connection with our operation of our semiconductor business on and prior to the completion of the proposed asset sale. Mimix has agreed to prepare, file and make payments for all tax returns required in connection with its operation of our semiconductor business after the completion of the proposed asset sale. The parties have agreed to pay, on a prorated basis, taxes covering straddle periods that begin prior to the completion of the proposed asset sale and end after the completion date.

Closing Conditions
      Mimix’s Conditions. Mimix’s obligation to complete the proposed asset sale is subject to several conditions, including the following:

•	the delivery of a non-competition agreement executed by Mr. Husseini;

•	the accuracy in all material respects of all of our representations and warranties in the asset purchase agreement;

•	our performance in all material respects of all of our covenants and obligations under the asset purchase agreement to be performed or complied with by us prior to the completion of the proposed asset sale;

•	that the total expected cost of the remedial clean-up actions that would need to be taken in response to the ENVIRON environmental report referred to above is not more than $2 million; and

•	the collection of certain waivers, consents and authorizations from third parties that Mimix has deemed necessary to complete the proposed asset sale.
      Our Conditions. Our obligation to complete the proposed asset sale is subject to several conditions, including the following conditions:

•	the accuracy in all material respects of all of Mimix’s representations and warranties contained in the asset purchase agreement; and

•	Mimix’s performance in all material respects of all of its covenants and obligations under the asset purchase agreement to be performed or complied with by Mimix prior to the completion of the proposed asset sale.
      Conditions to Both Parties’ Obligations. In addition to the conditions listed above, the obligations of both Mimix and us to complete the proposed asset sale is subject to the following conditions:

•	the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of our common stock, approving the asset purchase agreement and the proposed asset sale;

•	the satisfaction of any and all waivers, consents, authorizations, qualifications or other orders issued by any governmental authority reasonably deemed necessary to complete the proposed asset sale (although we do not believe that we require any such governmental waivers, consents, authorizations, qualifications or other orders to complete the proposed asset sale);

•	the absence of any rule, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the proposed asset sale illegal or otherwise prohibiting the completion of the proposed asset sale; and

•	the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the proposed asset sale or any proceeding brought by a governmental authority seeking any of the foregoing.

Indemnification
      Our Indemnification Obligations. Under the terms of the asset purchase agreement, we have agreed to indemnify Mimix and its direct and indirect subsidiaries, and each of their respective officers, directors and employees, from and against any damages imposed upon, suffered or incurred by any of them resulting from, arising out of, relating to, or by reason of:

•	any inaccuracy of any of our representations or warranties in the asset purchase agreement or any certificate, instrument or other document that we deliver to Mimix in connection with the proposed asset sale; and

•	any failure by us to perform or comply in all material respects with any of our obligations, covenants or agreements (or in all respects with respect to certain obligations, covenants and agreements) in the asset purchase agreement or any certificate, instrument or other document that we deliver to Mimix in connection with the proposed asset sale.
      However, we generally are not required to indemnify Mimix or any other indemnified party described above for damages arising out of our inaccurate representations and warranties until such damages exceed $100,000 in the aggregate, but, in that event, we will be responsible for the entire amount of such damages, including the initial $100,000. Furthermore, we are not required to indemnify Mimix or any other indemnified party described above for damages arising out of our inaccurate representations and warranties that arise more than six months from the completion of the proposed asset sale, or that exceed $300,000, unless such damages arise out of fraud. We are not required to indemnify Mimix for any special, consequential, incidental, punitive or exemplary damages unless it is required to pay such damages to the government or a third party in connection with the matter that forms the basis of an indemnification claim. Finally, whether or not the proposed asset sale is completed pursuant to the terms of the asset purchase agreement, Mimix’s sole and exclusive remedy with respect to any and all claims arising out of or related to the asset purchase agreement will be this right to indemnification, except in the event of fraud or willful or intentional breach of the provisions of the asset purchase agreement.
      Mimix’s Indemnification Obligations. Under the terms of the asset purchase agreement, Mimix has agreed to indemnify us and our direct and indirect subsidiaries, and each of our respective officers, directors and employees, from and against any damages imposed upon, suffered or incurred by any of us resulting from, arising out of, relating to, or by reason of:

•	any inaccuracy of any of its representations or warranties in the asset purchase agreement or any certificate, instrument or other document that it delivers to us in connection with the proposed asset sale; and

•	any failure by it to perform or comply in all material respects with any of its obligations, covenants or agreements (or in all respects with respect to certain obligations, covenants and agreements) in the asset purchase agreement or any certificate, instrument or other document that it delivers to us in connection with the proposed asset sale.
      However, Mimix generally is not required to indemnify us or any other indemnified party described above for damages arising out of its inaccurate representations and warranties until such damages exceed $100,000 in the aggregate, but, in that event, Mimix will be responsible for the entire amount of such damages, including the initial $100,000. Furthermore, Mimix is not required to indemnify us or any other indemnified party described above for damages arising out of its inaccurate representations and warranties that arise more than six months from the completion of the proposed asset sale, or that exceed $300,000, unless such damages arise out of fraud. Mimix is not required to indemnify us for any special, consequential, incidental, punitive or exemplary damages unless we are required to pay such damages to the government or a third party in connection with the matter that forms the basis of an indemnification claim. Finally, whether or not the proposed asset sale is completed pursuant to the terms of the asset purchase agreement, our sole and exclusive remedy with respect to any and all claims arising out of or related to the asset purchase agreement will be this right to indemnification, except in the event of fraud or willful or intentional breach of the provisions of the asset purchase agreement.

Termination
      The asset purchase agreement may be terminated at any time prior to the closing date:

•	by mutual written consent of the parties;

•	by either us or Mimix upon written notice to the other party if the closing does not occur on or prior to June 30, 2005;

•	by either us or Mimix, if our shareholders do not approve of the proposed asset sale by requisite vote at our special meeting described in this proxy statement;

•	by either us or Mimix, if any final non-appealable court order or injunction effectively prevents us from completing the proposed asset sale and, prior to such termination, the parties have used our respective commercially reasonable efforts to resist, resolve or lift, as applicable, such order or injunction;

•	by either us or Mimix, if any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the proposed asset sale by any governmental authority would make it illegal to complete the proposed asset sale;

•	by Mimix, if it is not in material breach of its obligations under the asset purchase agreement, and we have breached any of our representations or warranties, covenants or agreements under the asset purchase agreement such that any of the conditions to Mimix’s obligation to complete the proposed asset sale would not be satisfied, and such breach has not been cured within 30 calendar days after written notice of the breach;

•	by us, if we are not in material breach of our obligations under the asset purchase agreement, and Mimix has breached any of its representations or warranties, covenants or agreements under the asset purchase agreement such that any of the conditions to our obligation to complete the proposed asset sale would not be satisfied, and such breach has not been cured within 30 calendar days after written notice of the breach;

•	by us, if our board of directors, in compliance with the requirements of the asset purchase agreement, authorizes us to enter into a definitive agreement for a transaction that is superior to the proposed asset sale and Mimix does not make an offer more favorable than such superior transaction within five business days following its receipt of our written intention to do so; or

•	by Mimix, if our board of directors, in a manner adverse to Mimix, publicly withdraws its recommendation of the asset purchase agreement or approves, recommends or takes a neutral position with respect to any competing proposal from a third party.

Termination Fee
      Under the terms of the asset purchase agreement, we have agreed to pay Mimix a termination fee of $500,000 if Mimix terminates the asset purchase agreement under either of the circumstances described in the final two bullet points above under the heading “— Termination,” provided that Mimix has satisfied the conditions to completing the proposed asset sale that are within its control.
      In addition, we have agreed to pay Mimix the termination fee of $500,000 if either we or Mimix terminate the asset purchase agreement under the circumstances described under the third bullet point above under the heading “— Termination,” provided that:

•	Mimix has satisfied the conditions to completing the proposed asset sale that are within its control;

•	a third party has publicly announced and not withdrawn a competing proposal; and

•	within three months after the termination of the asset purchase agreement, we enter into any letter of intent or other agreement with respect to that competing proposal.

Other Expenses
      Mimix and we are responsible for our own costs and expenses that we incur in connection with the proposed asset sale. However, the parties have agreed to equally share the payment of any transfer taxes that are payable in connection with the proposed asset sale.

Voting Agreements
      In order to provide an incentive for Mimix to enter into the asset purchase agreement, each of our directors and their affiliated investment funds that hold our shares, who as of March 22, 2005 together held approximately 10.1% of the outstanding shares entitled to vote at the special meeting, executed shareholder voting agreements and irrevocable proxies with Mimix dated March 14, 2005 (except for Mr. Husseini, who recused himself from voting on the proposed asset sale).
      In the voting agreement, each shareholder agreed to:

•	vote its shares and the shares it owns beneficially, and any newly acquired shares, in favor of the asset purchase agreement and the proposed asset sale;

•	vote its shares and the shares its owns beneficially, and any newly acquired shares, against any competing third-party proposal to purchase our semiconductor business; and

•	grant an irrevocable proxy to Mimix to vote its shares and the shares it owns beneficially, and any newly acquired shares, as required by the voting agreements.

      Furthermore, each shareholder agreed not to:

•	sell, pledge, encumber, grant an option with respect to, transfer or dispose of its shares or the shares it owns beneficially, or any newly acquired shares, or any interest in such shares to any person other than Mimix unless such person agrees in writing to abide by the terms of the voting agreement;

•	deposit its shares or the shares it owns beneficially, and any newly acquired shares, in a voting trust; or

•	grant a proxy or enter into a voting or similar agreement with respect to its shares or the shares it owns beneficially, and any newly acquired shares, other than those rights granted to Mimix in the voting agreement.
      In addition, each shareholder has agreed to be prohibited from engaging in solicitations of any competing third party proposal to purchase our semiconductor business similar in scope and restriction as the prohibitions on solicitations agreed to by us in the asset purchase agreement described above.
      The voting agreements terminate upon the earlier of the consummation of the proposed asset sale or the valid termination of the asset purchase agreement. The form of the voting agreement is attached as Annex B to this proxy statement and you are urged to read the form of the voting agreement carefully and in its entirety.
Financial Information

Selected Historical Financial Data
      The following tables set forth selected historical financial data for Celeritek as of the dates and for the periods indicated. The consolidated operations data and the consolidated balance sheet data for fiscal years 2000 through 2004 have been derived from our audited consolidated financial statements included in our filings on Form 10-K for each of the respective periods. The consolidated operations data for the nine months ended December 31, 2004 and the consolidated balance sheet data as of December 31, 2004 have been derived from our unaudited consolidated financial statements included on our Form 10-Q for the quarter ended December 31, 2004.

						Nine Months
	Fiscal Years Ended March 31,					Ended
						December 31,
	2000	2001	2002	2003	2004	2004

						(unaudited)
	(In thousands, except for per share data)
Consolidated Statement of Operations
Net sales	$48,211	$85,062	$57,050	$49,423	$29,928	$17,598
Gross profit	8,373	7,580	5,211	10,322	7,753	4,603
Loss from operations	(7,154)	(15,695)	(24,592)	(17,975)	(17,691)	(5,200)
Gain on sale of defense business	—	—	—	—	—	26,402

Net income (loss)	$(6,824)	$(10,602)	$(22,618)	$(17,027)	$(15,980)	$20,616

Basic net income (loss) per share	$(0.88)	$(0.94)	$(1.87)	$(1.39)	$(1.28)	$1.60

Diluted net income (loss) per share	$(0.88)	$(0.94)	$(1.87)	$(1.39)	$(1.28)	$1.59
Shares used in net income (loss) per share calculation:
Basic	7,736	11,272	12,076	12,285	12,460	12,900
Diluted	7,736	11,272	12,076	12,285	12,460	12,943

      Fiscal 2004 results of operations include a $4.5 million special charge for equipment impairments, a building lease impairment and severance costs that resulted from our decision to exit the wireless handset power amplifier market, partially offset by $0.2 million in proceeds received in fiscal 2004 from the sale of equipment impaired in fiscal 2002.
      Fiscal 2003 results of operations include a charge of approximately $4.4 million of in-process research and development and $2.8 million of special charges. Net loss includes a $0.4 million strategic investment write-down.
      Fiscal 2002 results of operations include a fixed asset impairment charge of approximately $11.0 million. Net loss includes a $1.7 million strategic investment write-down.
      Fiscal 2001 results of operations include a fixed asset impairment charge of approximately $1.3 million. Net loss includes a write-down of short-term investments of $0.5 million.

	At March 31,
						At December 31,
	2000	2001	2002	2003	2004	2004

						(unaudited)
	(In thousands)
Consolidated Balance Sheet Data
Total assets	$63,655	$170,525	$139,688	$122,460	$46,766	$22,105
Long-term obligations	636	5,578	6,015	2,919	—	—

Pro Forma Financial Information
      The unaudited pro forma condensed consolidated balance sheet as of December 31, 2004 set forth below gives effect to the proposed asset sale to Mimix Broadband, Inc. (and the assumption by Mimix of the related liabilities) as if it had occurred on that date. The pro forma adjustments are based on preliminary estimates, currently available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated balance sheet is being presented for illustrative purposes only and is not necessarily indicative of the financial position we would have had if we completed the proposed asset sale as of December 31, 2004. The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with our condensed consolidated financial statements and the related notes that are included in our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2004, a copy of which has been delivered with this proxy statement.
      We have not presented a pro forma statement of operations for the year ended March 31, 2004 and the nine months ended December 31, 2004 showing the effect of the proposed asset sale as if it occurred on April 1, 2003, because such presentation would not be meaningful. The pro forma effects of the proposed asset sale on our statement of operations can be summarized as follows: if the proposed asset sale had occurred on April 1, 2003, revenue for the year ended March 31, 2004 and the nine months ended December 31, 2004 would have been zero, cost of goods sold would have been zero and gross profit would have been zero. We would have incurred operating expenses during such periods relating to the administration of our dissolution and wind-down and our ongoing reporting obligations under the Securities Exchange Act of 1934, as amended, resulting in operating losses for such periods equal to the amount of such operating expenses. Interest and other income for such periods would have consisted of interest earned on our cash balances and any proceeds received from dispositions of our remaining assets. Interest expense would have been zero. Whether we would have had net income or net losses for such periods would have depended on whether our interest and other income for such periods was greater or less than our operating expenses for such periods. We cannot estimate what the timing of the dispositions of our remaining assets would have been, or the proceeds that would have been received from such dispositions, had the proposed asset sale to Mimix occurred on April 1, 2003, and we therefore cannot estimate what our net income or loss would have been for such periods.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	December 31, 2004

		Pro Forma
	Celeritek Historical	Adjustments (a)	Pro Forma

	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$7,068	$1,552	$8,620
Short-term investments	6,091	—	6,091
Accounts Receivable, net	1,928	(1,928)	—
Inventories	776	(776)	—
Prepaid expenses and other current assets	399	(205)	194

Total current assets	16,262	(1,357)	14,905
Property and equipment, net	2,750	(2,750)	—
Strategic investments	2,504	—	2,504
Other assets	589	(498)	91

Total assets	$22,105	$(4,605)	$17,500

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,892	$(1,772)	$120
Accrued payroll	662	—	662
Accrued liabilities	2,462	960	3,422
Current obligations under capital leases	16	(16)	—

Total current liabilities	5,032	(828)	4,204
Shareholders’ equity (12,982,644 common and no preferred shares outstanding at December 31, 2004)	17,073	(3,777)	13,296

Total liabilities and shareholders’ equity	$22,105	$(4,605)	$17,500

Book value per share	$1.31	$(0.29)	$1.02

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet of Celeritek, Inc.

Note 1.	Basis of Presentation
      On March 11, 2005, we entered into an asset purchase agreement with Mimix Broadband, Inc., under which we agreed to sell substantially all of our assets for $2.8 million in cash (subject to a working capital adjustment) and the assumption of certain liabilities related to those assets.
      The unaudited pro forma condensed consolidated balance sheet as of December 31, 2004 gives effect to the proposed asset sale as if it occurred on that date.

Note 2.	Pro Forma Adjustments
      Adjustments to present the unaudited pro forma condensed consolidated financial information are set forth below. The pro forma adjustments only give effect to amounts that are directly attributable to the proposed asset sale:

a. These pro forma adjustments reflect the removal from our balance sheet of the assets purchased and the liabilities assumed by Mimix under the terms of the asset purchase agreement, the cash received as a result of the asset purchase agreement less $0.4 million in direct selling expenses, $0.3 million in cash that will be retained in an escrow account for six months and $0.6 million of working capital adjustment as if it had been determined at December 31, 2004. Our liabilities arising pursuant to the terms of the change of control agreements for Mr. Husseini (CEO) and Ms. Smith (CFO) have been accounted for as accrued liabilities. The pro forma adjustments to equity reflect approximately $1.5 million for the loss on the sale of the assets, $1.5 million in accrued liabilities for the change of control agreements and $0.6 million in the working capital adjustment to cash reflecting the pro forma effects on equity of applying the purchase price formula on a retrospective basis to the balance sheet as of December 31, 2004.

PROPOSAL TWO
AMEND OUR AMENDED AND RESTATED
ARTICLES OF INCORPORATION
      Subject to approval of and following consummation of the proposed asset sale described in Proposal One, we propose to amend our Amended and Restated Articles of Incorporation to change our name to “CTK Windup Corporation.” The terms of the asset purchase agreement provide that once the proposed asset sale has been completed, we may no longer use the “Celeritek” name, trademark, logo or service marks. The text of the proposed certificate of amendment to amend our name is attached hereto as Annex C.
      The change of our name will not affect the rights of any shareholder or the validity or transferability of stock certificates currently outstanding. Shareholders will not be required to surrender or exchange any stock certificates of the company that they currently hold. We will not change our trading symbol if the proposed amendment is approved because we intend to delist from The Nasdaq National Market shortly after filing the Certificate of Dissolution. If this Proposal is approved, upon the closing of the sale of assets to Mimix, we will amend our Amended and Restated Articles of Incorporation as provided above, which amendment will be effective upon filing with the California Secretary of State. As a reminder, even if approved, this Proposal is still conditioned upon the approval and consummation of the asset sale in Proposal One.
Vote Required and Board Recommendation
      The amendment to our Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Members of the board of directors and certain of our executive officers who hold (or are deemed to hold) as of the record date an aggregate of approximately 1,317,992 shares of our common stock, or 10.1% of the outstanding shares of common stock as of the record date, have indicated that they will vote in favor of this Proposal.
      The board of directors believes that the amendment to our Amended and Restated Articles of Incorporation to change our corporate name to CTK Windup Corporation is in the best interests of our shareholders and recommends a vote “FOR” this Proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this Proposal unless otherwise specified in such proxy.

PROPOSAL THREE
PROPOSED PLAN OF LIQUIDATION
AND DISSOLUTION
General
      Our board of directors is proposing the plan of dissolution for approval by our shareholders at the special meeting. The plan was approved by our board of directors on March 10, 2005, subject to shareholder approval of the plan and the proposed asset sale to Mimix, as described in Proposal One. A copy of the plan of dissolution is attached as Annex D to this proxy statement. Certain material features of the plan are summarized below. As a reminder, even if approved, the plan of dissolution is still conditioned upon the approval and consummation of the asset sale in Proposal One. We encourage you to read the plan of dissolution in its entirety.
      After approval of the plan of dissolution and subject to approval of Proposal One, our business and operations will be transferred to Mimix pursuant to the asset purchase agreement, we will no longer have any revenue-generating assets or contracts, and our activities will be limited to:

•	conducting the business only insofar as necessary for the winding up of the business;

•	carrying out any remaining contracts not transferred pursuant to the asset purchase agreement;

•	paying or settling any debts or claims held against us;

•	collecting any amounts or property due to us, whether through compromise, settlement or suit;

•	defending any suits brought against us;

•	liquidating any of our remaining assets;

•	completing tax filings;

•	complying with Securities and Exchange Commission reporting requirements; and

•	preparing to make distributions to our shareholders.
      Assuming that the proposed asset sale to Mimix is consummated on the terms described in Proposal One, we estimate that the aggregate amount distributed to our shareholders will be in the range of $6,355,000 to $16,505,000. This range is based on, among other things: (i) our estimates of the consideration that Mimix will pay us in connection with the proposed asset sale; (ii) the assets that we are retaining (including all of our cash and short term investments); (iii) what we expect our operating losses to be until the closing of the proposed asset sale; and (iv) what we expect our expenses to be from the closing of the proposed asset sale until our final dissolution. Factors that may affect the per share distribution to shareholders include the actual amount of expenses we incur for things such as legal and accounting fees, operating expenses and expenses relating to the proposed asset sale, as well as other liabilities we may incur. The foregoing is our best estimate of the range of values of the distribution, but the amount ultimately distributed to our shareholders could be less than predicted as a result of unforeseen circumstances. Any distributions to our shareholders may be reduced by, among other things, (i) adjustments to the purchase price for the proposed asset sale and any amounts paid in respect of our indemnification obligation pursuant to the terms of the asset purchase agreement, (ii) additional liabilities and expenses we may incur, such as environmental liabilities and the costs of being a public company, (iii) the ultimate settlement amounts of our liabilities, (iv) our failure to achieve significant value for our non-cash assets and (v) the possibility that the ultimate liquidated value of our NewGen Telecom Co., Ltd. investment is less than our purchase price, or zero. See “Factors to be Considered by Shareholders in Deciding Whether to Approve the Plan.”
      During the liquidation of our assets, we may pay our officers, directors, employees, and agents, or any of them, compensation for services rendered in connection with the implementation of the plan of dissolution.

Principal Provisions of the Plan

Our liquidation and dissolution is conditioned upon completion of the proposed asset sale to Mimix.
      Subject to closing the proposed asset sale to Mimix, we will distribute pro rata to our shareholders, in cash or in-kind, or sell or otherwise dispose of, all of our property and assets. The liquidation is expected to commence as soon as practicable after the six-month indemnification period under the asset purchase agreement.
      The plan of dissolution provides that the board of directors will liquidate our assets in accordance with any applicable provision of the California Corporations Code, including Chapters 19 and 20. Without limiting the flexibility of the board of directors, the board of directors may, at its option, instruct our officers to follow the procedures set forth in Chapters 19 and 20 of the California Corporations Code which instruct such officers to, if necessary:

•	give notice of the commencement of the proceeding for voluntary winding up to all shareholders and to all known creditors and claimants whose addresses appear on our records in accordance with Section 1903 of the California Corporations Code;

•	collect, pay, compromise and settle debts and claims for or against us in accordance with Section 2001 of the California Corporations Code;

•	adequately provide for any debt or liability to known or unknown creditors in such a manner as is described in Sections 2005 and 2008 of the California Corporations Code including, but not limited to, the assumption by a financially responsible corporation or other person of the liability or the deposit with a depositary, for instance the California Controller, of the maximum amount of such claim;

•	petition the superior court of Santa Clara County in accordance with Section 1907 of the California Corporations Code for an order requiring all interested persons to show cause within 30 days why such court should not issue an order, filable with the California Secretary of State, declaring that we are duly wound up and dissolved and that all of our liabilities have been paid or adequately provided for; and

•	file a Certificate of Dissolution with the California Secretary of State stating that we have been completely wound up, that our known debts and liabilities have been paid or adequately provided for, that any remaining tax liability will be satisfied on a taxes paid basis or assumed by another person or business entity, our remaining assets have been distributed to the persons entitled thereto, and that we are dissolved.
      If deemed necessary by the board of directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more trusts designed to qualify as a depositary under Sections 2005 and 2008 of the California Corporations Code and established for the benefit of our shareholders, which property would thereafter be held, sold, or distributed on terms approved by its trustees. Any of such trusts are referred to in this proxy statement as “liquidating trusts.” In the event of a transfer of assets to a liquidating trust, we would distribute, pro rata to our shareholders, beneficial interests in any such liquidating trust or trusts. If any of our assets remain in a liquidating trust as of the date on which the California Franchise Tax Board determines that all of our taxes have been paid or secured, the trustee may, subject to conditions set forth by the board of directors, transfer in final distribution such remaining assets to our shareholders. Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent.
      It is anticipated that the interests in any such trusts will not be transferable; therefore, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust or trusts and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust or trusts, the recipients of the interests will not realize the value thereof unless and until such liquidating trust or trusts distributes cash or other assets to them. The plan of dissolution provides that the board of directors may appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the board of directors. For further information relating to liquidating trusts, the appointment of trustees and the liquidating trust agreements, reference is made to “Contingent Liabilities; Liquidating Trust.”
      After the final record date, we will not issue any new stock certificates, other than replacement certificates. Any person holding options, warrants or other rights to purchase common stock must exercise such instruments or rights prior to the final record date. See “Listing and Trading of the Common Stock and Interests in the Liquidation Trust or Trusts” and “Final Record Date” below.
      Following approval of the plan of dissolution by our shareholders, we will file a Certificate of Election to Dissolve with the California Secretary of State. Thereafter, upon the completion of our winding up and payment of or adequate provision for our liabilities, we will file a Certificate of Dissolution with the California Secretary of State, whereupon our corporate powers, rights, and privileges shall cease. The California Secretary of State will forward our Certificate of Dissolution to the California Franchise Tax Board for confirmation that all of our tax liability has been paid or secured. Upon the receipt by the California Secretary of State of such confirmation from the California Franchise Tax Board, our corporate existence shall cease. Pursuant to the California Corporations Code, until the California Franchise Tax Board determines that all of our tax liability has been paid or secured, we will continue to exist for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, but not for the purpose of continuing the business for which we were organized.
Reasons for the Liquidation
      If the sale of all of our assets to Mimix is consummated, we will have no assets with which to generate revenue and accordingly our operations will cease. Our board of directors has determined that the cash consideration from the proposed asset sale plus our cash and cash equivalents that have been excluded from the transaction should be returned to our shareholders rather than invested in another operating business. Our board of directors further determined that dissolution of our company is the appropriate manner by which to satisfy our liabilities and distribute our remaining assets to our shareholders.
Factors to be Considered by Shareholders in Deciding Whether to Approve the Plan
      There are many factors that our shareholders should consider when deciding whether to vote to approve the plan of dissolution. Such factors include those risk factors set forth below.

We cannot assure you of the amount to be distributed to our shareholders under the plan of dissolution.
      We cannot assure you of the precise amount of any distribution to our shareholders pursuant to the plan of dissolution. Uncertainties as to the final purchase price under the asset purchase agreement that will be based on the precise value of our non-cash assets and certain expenses make it difficult to predict with certainty the distribution to our shareholders. The actual amount of all distributions will also depend in part upon our ability to convert any remaining non-cash assets into cash and we cannot be certain of the final amount of our liabilities.

Our shareholders could vote against the plan of dissolution or could revoke their approval once dissolution has begun.
      If we do not obtain shareholder approval of the plan of dissolution, or if a majority of shareholders vote to revoke their approval of the dissolution after the dissolution and wind up process has begun, we would have to continue our business operations from a very difficult position in light of our announced intent to liquidate and dissolve. After the closing of the proposed asset sale to Mimix, we will have no assets with which to generate revenue, and we would have to use our existing cash and the consideration received from the proposed asset sale to pay ongoing operating expenses instead of making distributions to shareholders pursuant to the plan of liquidation.

We will continue to incur claims, liabilities and expenses that will reduce the amount available for distribution to shareholders.
      Claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) will continue to be incurred as we seek to close the proposed asset sale and wind down operations. These expenses will reduce the amount of assets available for ultimate distribution to shareholders. If we incur obligations, liabilities, expenses and claims in excess of those we currently anticipate, the amount distributed to our shareholders may be lower than we currently estimate.

Distribution of assets, if any, to our shareholders could be delayed.
      Although our board of directors has not established a timetable for distributions to our shareholders, the board intends, subject to consummation of the proposed asset sale and contingencies inherent in winding down our business, to make an initial distribution as promptly as practicable following the closing of the proposed asset sale, and a final distribution following the final dissolution of the company. We do not know precisely when the company’s final dissolution will occur, but all of our debts or liabilities must first have been paid or adequately provided for, including the indemnification obligation under the asset purchase agreement, which will end six months after the closing date of the sale of assets. The timing of any distribution will depend on and could be delayed by, among other things, the timing of sales of our non-cash assets and claim settlements with creditors. Additionally, a creditor could seek an injunction against the making of distributions to our shareholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for distribution to our shareholders.

If our expenses and liabilities in the process of winding up exceed the assets retained after the first distribution, our shareholders could be held liable for payment to our creditors of each such shareholder’s pro rata share of amounts owed to creditors in excess of the retained assets, up to the amount actually distributed to such shareholder.
      If the plan of dissolution is approved by our shareholders, we will file a Certificate of Election to Dissolve with the State of California. After the close of the proposed asset sale, our board of directors may determine to make an initial distribution to our shareholders while retaining sufficient assets as required by California law to satisfy our existing liabilities. In the event, however, that an unforeseen liability arises that exceeds the amount of the assets we have retained after such initial distribution, each shareholder could be held liable for payment to our creditors of such shareholder’s pro rata share of amounts owed to creditors in excess of the retained assets, up to the amount actually distributed to such shareholder. The liability of any shareholder, however, would be limited to the amounts previously received by such shareholder in any initial distribution. Accordingly, in such event a shareholder could be required to return the full amount distributed to such shareholder, and such shareholder would likely receive nothing from us under the plan of dissolution. Moreover, in the event a shareholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a shareholder incurring a net tax cost if the shareholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no assurance that the assets we retain for the process of winding up the company will be adequate to cover any expenses and liabilities. See “Contingent Liabilities; Retained Assets.”

We will continue to incur the expenses of complying with public company reporting requirements.
      We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” even though compliance with such reporting requirements is economically burdensome. In order to curtail expenses, we intend to, after filing our Certificate of Election to Dissolve, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate, however, that even if such relief were to be granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution and any other reports that the Securities and Exchange Commission might require. However, the Securities and Exchange Commission may not grant any such relief.
Liquidating Distributions; Nature; Amount; Timing
      As discussed in more detail below, we currently estimate that the aggregate amount of cash to be distributed to our shareholders in connection with our dissolution will be in the range of $0.49 per share to $1.27 per share, although the amount ultimately distributed to our shareholders could be less than predicted as a result of unforeseen circumstances. Although the board of directors has not established a timetable for distributions to shareholders if the plan of dissolution is approved by the shareholders, the board of directors may determine to make an initial distribution as promptly as practicable following the consummation of the proposed asset sale and a final distribution sometime following the dissolution of the company’s corporate existence. We expect that the amount of the initial distribution would be in the low end of the $0.49 to $1.27 per share range. We intend that any distributions to the shareholders will be in the form of cash.
      The winding up process will conclude with a final liquidating distribution either directly to our shareholders or to a liquidating trust. The proportionate interests of all of our shareholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and after such date, any distributions made by us shall be made solely to shareholders of record on the close of business on the final record date, except to reflect permitted transfers. The board of directors is, however, currently unable to predict the precise nature, amount or timing of the distributions pursuant to the plan of dissolution. The actual nature, amount and timing of all distributions will be determined by the board of directors or a trustee designated by the board, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our remaining liabilities and obligations. See “Factors to be Considered by Shareholders in Deciding Whether to Approve the Plan.”
      In lieu of satisfying all of our liabilities and obligations prior to making a final distribution to our shareholders, we may instead provide for such liabilities by, for instance, transferring assets in an amount deemed to be adequate by management and the board of directors, or affirmed as to be adequate by the superior court of Santa Clara County, to a depositary for the benefit of claimants and our shareholders. See “Contingent Liabilities; Liquidating Trust.”
      Uncertainties as to the precise value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value ultimately distributable to shareholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal, accounting and miscellaneous office expenses), although currently declining, will continue to be incurred following shareholder approval of the proposed asset sale and plan of dissolution. These expenses will reduce the amount of assets available for ultimate distribution to shareholders, and, while a precise estimate of those expenses cannot currently be made, management and the board of directors believe that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to shareholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and to make cash distributions to shareholders. If such available cash and amounts received on the sale of assets are not adequate to provide for our obligations, liabilities, expenses and claims, distributions of cash and other assets to our shareholders will be reduced and could be eliminated. See “Factors to be Considered by Shareholders in Deciding Whether to Approve the Plan.”

      Following is a table showing management’s estimate of cash proceeds and outlays and of our ultimate distribution to shareholders as of the date of this proxy statement. The following estimates are not guarantees and they do not reflect the total range of possible outcomes. The table assumes that we complete the proposed asset sale to Mimix. See “Factors to be Considered by Shareholders in Deciding Whether to Approve the Plan” for a discussion of the risk factors related to the plan of dissolution and any potential proceeds which we may be able to distribute to shareholders.
Estimated Distribution to Shareholders

	Low Range	High Range

Cash, cash equivalents and short term investments(1)	$9,000,000	$10,500,000
Net cash from sale of assets to Mimix(2)	2,100,000	2,400,000
Strategic investment(3)	—	6,000,000

Net asset value	11,100,000	18,900,000
Operating expenses(4):
Change of control agreements(5)	(1,450,000)	(1,450,000)
Remaining lease payments on non-assumed building lease(6)	(100,000)	—
Vacation payments to severed employees	(375,000)	(375,000)
Fiscal 2005 audit	(135,000)	(135,000)
50% of sales and use tax on sale of assets	(85,000)	(85,000)
Environmental remediation(7)	(2,000,000)	—
Operating costs from closing of asset sale through liquidation	(350,000)	(225,000)
Professional fees (attorneys, accountants, other)(8)	(250,000)	(125,000)
Estimated cash to distribute to shareholders	$6,355,000	$16,505,000
Shares outstanding as of February 28, 2005	13,034,756	13,034,756
Estimated per share distribution	$0.49	$1.27

(1)	The high range assumes the proposed asset sale is completed by April 30, 2005 and the low range assumes the proposed asset sale is completed by June 30, 2005, and includes the costs of operations prior to the closing of the proposed asset sale.

(2)	The high range assumes that the $300,000 escrow amount is not required to cover any indemnification issues and the low range assumes that the $300,000 escrow account is all used to cover indemnification issues. Both amounts are net of estimated costs and expenses related to the transaction but do not account for any purchase price adjustment.

(3)	The strategic investment in NewGen Telecom Co., Ltd. was purchased for $2,500,000. This investment is illiquid stock of a private company and could ultimately be worth nothing. The future value of the investment in the high range column is estimated based on the estimated current valuation of the underlying asset.

(4)	Operating expenses are limited to those estimated expenses expected to be incurred after taking into account the assumption of liabilities by Mimix; for example, Mimix will assume liabilities related to product warranties.

(5)	See “Interests of Our Directors and Executive Officers in the Proposed Asset Sale” in Proposal One for details of the Change of Control Agreements.

(6)	The lease ends on June 30, 2005.

(7)	See “Environmental Matters” and “Conditions to the Proposed Asset Sale” in Proposal One for details.

(8)	Estimated cash use for the professional fees related to the liquidation and dissolution of the business as well as ongoing SEC reporting requirements, if any.

Sales of our Remaining Assets
      Subsequent to the proposed asset sale to Mimix, the plan of dissolution contemplates the sale of all of our remaining assets. The plan of dissolution does not specify the manner in which we may sell our remaining assets. Such sales could take the form of individual sales of assets, sales of groups of assets organized by business, type of asset or otherwise, a single sale of all or substantially all of our remaining assets, or some other form of sale. Any remaining assets may be sold to one or more purchasers in one or more transactions over a period of time.
      Except for our strategic investment in NewGen Telecom Co., Ltd., we believe that we will be able to liquidate all of our remaining assets within the twelve months following the closing of the proposed asset sale. We are currently unable to liquidate our stock investment in NewGen Telecom. NewGen Telecom is a privately held company located in South Korea, and there is no public market for NewGen’s stock. Further, we are unable to sell our NewGen stock in a private transaction because the stock cannot be transferred without NewGen’s consent, which NewGen has indicated that it will not grant in the near term. We do believe that our NewGen Investment will eventually have some value, but we may be required to wait until NewGen effects a public offering of its stock or is acquired before we are able to liquidate our investment. We have no information as to when any such event may occur.
      It is not anticipated that any further shareholder votes will be solicited with respect to the approval of the specific terms of sales of any of our remaining assets approved by the board of directors. We do not anticipate amending or supplementing the proxy statement to reflect any such agreement or sale, unless required by applicable law.
Conduct of Celeritek Following Adoption of the Plan
      Following approval of the plan of dissolution by our shareholders, our activities will be limited to continuing the conduct of business only insofar as necessary for the wind up process, selling any of our remaining assets, collecting any monies owed to us, payment of or provision for any of our remaining liabilities, distributing our assets in accordance with the plan, and doing any and all things that may be proper or convenient for the purposes of winding up, settling and liquidating our affairs. Following the approval of the plan of dissolution by our shareholders, we shall continue to indemnify our officers, directors, employees and agents in accordance with our Articles of Incorporation and Bylaws, including for actions taken in connection with the plan and the winding up of our affairs. Our obligation to indemnify such persons may be satisfied out of the assets of any liquidating trust. The board of directors and the trustees of any liquidating trust may obtain and maintain such insurance as may be necessary to cover our indemnification obligations under the plan of dissolution.
Reporting Requirements
      Whether or not the plan of dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements is economically burdensome. If the plan of dissolution is approved, in order to curtail expenses, we will, after filing our Certificate of Election to Dissolve, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate, however, that even if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require. However, the Securities and Exchange Commission may not grant any such relief.
Contingent Liabilities; Retained Assets
      Under the California Corporations Code, we are required, in connection with our dissolution, to pay or adequately provide for payment of all of our liabilities and obligations. Following the approval of the plan of dissolution by our shareholders, we will pay all expenses and fixed and other known liabilities and retain assets which we believe to be adequate for payment of any contingent liabilities. We are currently unable to estimate with precision the total amount of known and contingent liabilities, but assets in excess of any such amount will be deducted before the determination of amounts available for the initial distribution to shareholders following consummation of the proposed asset sale.
      The actual amount of any retained assets will be based upon estimates and opinions of management and the board of directors and review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in our financial statements, and reserves for litigation expenses. There can be no assurance that the retained assets in fact will be sufficient to cover our liabilities during the wind up process. If we are unable to ascertain the scope of any contingent liabilities, we may petition the superior court of Santa Clara County for an order requiring all interested persons to show cause within 30 days why such court should not issue an order, filable with the California Secretary of State, declaring that we are duly wound up and dissolved and that all of our liabilities have been paid or adequately provided for. After the liabilities, expenses and obligations for which such assets are retained have been paid or adequately provided for and our corporate existence has been terminated, we will distribute to our shareholders any remaining assets.
Contingent Liabilities; Liquidating Trusts
      If deemed necessary, appropriate or desirable by our board of directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more liquidating trusts, or other structure we deem appropriate, established for the benefit of our shareholders, which property would thereafter be sold or distributed on terms approved by its trustees. The board of directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where the board of directors determines that it would not be in the best interests of us and our shareholders for such assets to be distributed directly to the shareholders at such time. If all of our assets are not sold or distributed as of the date on which the California Franchise Tax Board determines that all of our taxes have been paid or secured, we may transfer such remaining assets to a liquidating trust.
      The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying our liabilities, if any, assumed by the trust, to our shareholders. Any liquidating trust acquiring all of our unsold assets will act as a guaranteeing depositary pursuant to the California Corporations Code, assume any of our remaining liabilities and obligations, and be obligated to pay any of our expenses and liabilities that remain unsatisfied.
      If the board of directors transfers any of our assets to a liquidating trust, the board will appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and will cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the board of directors. It is anticipated that the board of directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of our shareholders.
      We may decide to use a liquidating trust or trusts, if the board of directors believes that use of such liquidating trusts is advisable. Such trust would be evidenced by a trust agreement between the trustees and us. The purpose of the trust would be to serve as a temporary repository for the trust property prior to its disposition or distribution to our shareholders. The transfer to the trust and distribution of interests therein to our shareholders would enable us to divest ourselves of the trust property and permit our shareholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our shareholders, to be held in trust for the benefit of the shareholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of our common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of our common stock in order to receive the interests.

      Under the California Corporations Code, in the event we fail to retain sufficient assets for payment of our expenses and liabilities, or should such assets and the assets held by the liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each shareholder could be held liable for the repayment to creditors out of the amounts previously received by such shareholder from us or from the liquidating trust or trusts of such shareholder’s pro rata share of such excess.
      If it were determined by a court that we failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the retained assets and the assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of distributions under the plan of dissolution on the grounds that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to shareholders and/or interest holders under the plan of dissolution.
Final Record Date
      We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the final record date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the final record date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur on or after the final record date. Please note that the final record date is not the same date as the record date for the Special Meeting, which has been set as March 22, 2005. The final record date will be determined following the close of the proposed asset sale, and will be announced at that time. See “Listing and Trading of the Common Stock and Interests in the Liquidation Trust or Trusts” below.
      All liquidating distributions from us or a liquidating trust on or after the final record date will be made to shareholders according to their holdings of common stock as of the final record date. Subsequent to the final record date, we may at our election require shareholders to surrender certificates representing their shares of the common stock in order to receive subsequent distributions. Shareholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to shareholders who have not surrendered their stock certificates may be held in trust for such shareholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a shareholder’s certificate evidencing the common stock has been lost, stolen or destroyed, the shareholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.
Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts
      We anticipate that we will request that our common stock be delisted from the Nasdaq National Market on the final record date. We also currently intend to close our stock transfer books on the final record date and to cease recording stock transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, it is expected that trading in the shares will cease on and after the final record date.
      Thereafter, our shareholders will not be able to transfer their shares. It is anticipated that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by the board of directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, the board of directors’ and management’s estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws.
      The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through Nasdaq, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. As shareholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see “Material United States Federal Income Tax Consequences”), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.
Absence of Dissenters’ Rights
      Under the California Corporations Code, our shareholders are not entitled to dissenters’ rights for their shares of common stock in connection with the transactions contemplated by the plan of dissolution.
Regulatory Approvals
      No United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.
Material United States Federal Income Tax Consequences
      The following discussion is a general summary of the material United States federal income tax consequences affecting our shareholders that are anticipated to result from the receipt of distributions pursuant to our dissolution and liquidation. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of our shareholders subject to special treatment under certain federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign individuals and entities, and persons who acquired their Celeritek stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. Distributions pursuant to the plan of dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion has no binding effect on the Internal Revenue Service or the courts and assumes that we will liquidate in accordance with the plan of dissolution in all material respects.
      No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax consequences of the plan of dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences. If any of the anticipated tax consequences described herein prove to be incorrect, the result could be increased taxation at the corporate and/or shareholder level, thus reducing the benefit to us and our shareholders from the liquidation. Tax considerations applicable to particular shareholders may vary with and be contingent on the shareholder’s individual circumstances.
      Federal Income Taxation of Celeritek. After the approval of the plan of dissolution and until the liquidation is completed, we will continue to be subject to Federal income taxation on our taxable income, if any, such as interest income, gain from the sale of any remaining assets or income from operations. In connection with the proposed sale of our assets to Mimix, we will recognize gain or loss in an amount equal to the fair market value of the consideration received for each asset over our adjusted tax basis in the asset sold. In addition, although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, we may recognize gain upon such distribution of such property. We will be treated as if we had sold any such distributed property to the distributee-shareholder for its fair market value on the date of the distribution. Management believes that we have sufficient usable net operating losses to offset substantially all of any federal income or gain recognized by us for federal income tax purposes.
      Federal Income Taxation of our Shareholders. Amounts received by shareholders pursuant to the plan of dissolution will be treated as full payment in exchange for their shares of our common stock. Shareholders will recognize gain or loss equal to the difference between (1) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of property, if any, distributed to them, and (2) their tax basis for their shares of our common stock. A shareholder’s tax basis in his or her shares will depend upon various factors, including the shareholder’s cost and the amount and nature of any previous distributions received with respect thereto. A shareholder’s gain or loss will be computed on a “per share” basis. If we make more than one liquidating distribution, each liquidating distribution will be allocated proportionately to each share of stock owned by a shareholder. The value of each liquidating distribution will be applied against and reduce a shareholder’s tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by a shareholder with respect to a share exceeds his or her tax basis for that share. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the shareholder’s tax basis for that share. Gain or loss recognized by a shareholder will be capital gain or loss provided the shares are held as capital assets, and will be long term capital gain or loss if the stock has been held for more than one year.
      Although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, the shareholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the shareholder’s future sale of that property will be measured by the difference between the shareholder’s tax basis in the property at the time of such sale and the proceeds of such sale.
      After the close of its taxable year, we will provide shareholders and the Internal Revenue Service with a statement of the amount of cash distributed to our shareholders and our best estimate as to the value of any property distributed to them during that year. There is no assurance that the Internal Revenue Service will not challenge our valuation of any property. As a result of such a challenge, the amount of gain or loss recognized by shareholders might be changed. Distributions of property other than cash to shareholders could result in tax liability to any given shareholder exceeding the amount of cash received, requiring the shareholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.
      If a shareholder is required to satisfy any liability of ours not fully covered by our retained assets (see “Contingent Liabilities; Retained Assets”), payments by shareholders in satisfaction of such liabilities would generally produce a capital loss, which, in the hands of individual shareholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years.
      Liquidating Trusts. If we transfer assets to a liquidating trust or trusts, we intend to structure such trust or trusts so that shareholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. The liquidating trust or trusts themselves will not be subject to Federal income tax. After formation of the liquidating trust or trusts, the shareholders must take into account for Federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, shareholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax.
      The tax consequences of the plan of dissolution and liquidation may vary depending upon the particular circumstances of each shareholder. We recommend that each shareholder consult its own tax advisor regarding the United States federal income tax consequences of the plan of dissolution as well as the state, local and foreign tax consequences.
Effect of Liquidation on Proceeds to be Received by Shareholders
      The methods used by the board of directors and management in estimating the values of our assets are inexact and may not approximate values actually realized. The board of directors’ assessment assumes that estimates of our liabilities and operating costs are accurate, but those estimates are subject to numerous uncertainties beyond our control and also do not reflect any contingent or unmatured liabilities that may materialize or mature. For all these reasons, actual net proceeds distributed to shareholders in liquidation may be significantly less than the estimated amount discussed in this proxy statement. Moreover, no assurance can be given that any amounts to be received by our shareholders in liquidation will equal or exceed the price or prices at which our common stock has recently traded or may trade in the future.
Vote Required and Board Recommendation
      The approval of the plan of dissolution requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Members of the board of directors and certain of our executive officers who hold (or are deemed to hold) as of the record date an aggregate of approximately 1,317,992 shares of our common stock, or 10.1% of the outstanding shares of common stock as of the record date, have indicated that they will vote in favor of this Proposal.
      The board of directors believes that the plan of dissolution is in the best interests of our shareholders and recommends a vote “FOR” this Proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this Proposal unless otherwise specified in such proxy.

SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT
      To our knowledge, the following table sets forth information with respect to beneficial ownership of our common stock, as of March 22, 2005, for:

•	each shareholder who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.
      Unless otherwise indicated, the principal address of each of the shareholders below is c/o Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, California 95054. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by such shareholder. The number of shares of common stock outstanding used in calculating the percentage for each listed shareholder includes shares of common stock underlying options held by such shareholder that are exercisable within 60 calendar days of February 28, 2005, but excludes shares of common stock underlying options held by any other shareholder. Percentage of beneficial ownership is based on 13,034,756 shares of common stock outstanding as of March 22, 2005.

	Shares	Percentage
	Beneficially	Beneficially
	Owned	Owned

5% Shareholders:
Mimix Broadband, Inc.(1)	1,317,992	10.1%
Dimensional Fund Advisors Inc.(2)	986,103	7.6%
Ingalls & Snyder LLC(3)	858,370	6.6%
John S. Moran(4)	677,270	5.2%

Directors and Executive Officers:
Bryant R. Riley (5,6)	760,837	5.8%
Tamer Husseini(6)	455,931	3.4%
Lloyd I. Miller, III (6,7)	281,003	2.1%
Damian M. McCann(6)	125,998	*
Robert J. Gallagher(6)	119,521	*
Charles P. Waite(6)	107,728	*
Margaret E. Smith(6)	73,585	*
J. Michael Gullard(6)	48,903	*
All current directors and executive officers as a group (8 persons)(5)	1,973,506	14.4%

*	Less than 1%.

(1)	Principal address is 10795 Rockley Road, Houston, Texas 77099. Beneficial ownership is based on the irrevocable proxies granted to Mimix by the voting agreements described on page 24, pursuant to which Mimix may vote any shares held directly or beneficially or any newly acquired shares.

(2)	Principal address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. The number of shares held is as set forth in an amended Schedule 13G filed by Dimensional Fund Advisors Inc. on February 9, 2005.

(3)	Principal address is 61 Broadway, New York, NY 10006. The number of shares held is as set forth in a Schedule 13G filed by Ingalls & Snyder LLC on February 10, 2005 and includes shares owned by clients of Ingalls & Snyder LLC, a registered broker dealer and a registered investment advisor, in accounts over which agents of Ingalls & Snyder LLC hold discretionary investment authority. Ingalls & Snyder LLC has no voting power with respect to the shares and shares dispositive power with respect to 858,370 shares.

(4)	Principal address is 61 Broadway, New York, NY 10006. The number of shares held is as set forth in a Schedule 13G filed by John S. Moran on January 25, 2005 and includes shares owned by clients of Ingalls & Snyder LLC, a registered broker dealer and a registered investment advisor, in accounts over which John S. Moran holds discretionary investment authority. John S. Moran has sole voting and dispositive power with respect to 20,000 shares and shares dispositive power with respect to 657,270 shares.

(5)	Includes 121,934 shares held by B. Riley & Co. Inc., 10,000 shares held by B. Riley & Co. Holdings, LLC and 580,000 shares held by SACC Partners LP, of which Riley Investment Management LLC (“RIM”) is general partner. Bryant R. Riley owns all of the outstanding membership interests of RIM.

(6)	Includes, for the applicable director or executive officer, the following shares exercisable within 60 days of February 28, 2005 upon the exercise of stock options:

•	Bryant R. Riley — 48,903 shares

•	Tamer Husseini — 208,312 shares

•	Lloyd I. Miller, III — 48,903 shares

•	Damian M. McCann — 90,082 shares

•	Robert J. Gallagher — 119,521 shares

•	Charles P. Waite — 87,455 shares

•	Margaret E. Smith — 51,333 shares

•	J. Michael Gullard — 48,903 shares

•	All current directors and executive officers as a group — 703,412 shares

(7)	Includes 19,300 shares owned of record by Trust A-4 and 20,500 shares owned of record by Trust C. Mr. Miller serves as investment adviser to the trustee of such trusts and shares voting and dispositive power with the trustee. Includes 174,500 shares owned of record by Milfam II, L.P. and 1,500 shares owned of record by Milfam LLC. Mr. Miller is the manager of Milfam LLC, which is the general partner of Milfam II, L.P. Includes 6,500 shares owned of record by Alexandra Miller UGMA and 1,500 shares owned of record by Lloyd I. Miller IV UGMA, of which accounts Mr. Miller serves as custodian. Includes 3,400 shares owned of record by Kimberly Miller GST, and 3,400 shares owned of record by Catherine Miller GST, of which accounts Mr. Miller serves as Trustee. Includes 1,500 shares owned of record by Lloyd Crider GST, of which Mr. Miller serves as co-trustee and shares voting and dispositive power with the co-trustee.
VOTING MATTERS
For Shares Directly Registered in the Name of the Shareholder
      Shareholders who hold their shares in their own name as a shareholder of record may vote those shares only by returning a signed proxy card or voting in person at the meeting.
For Shares Registered in the Name of a Broker or a Bank
      A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe Trust Company, N.A. for shares registered directly in the name of the shareholder. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the vote instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting website (www.proxyvote.com).
General Information for All Shares Voted Via the Internet or By Telephone
      Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 2, 2005. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the special meeting. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder.
Householding
      In an effort to reduce printing costs and postage fees, we have adopted the practice approved by the Securities and Exchange Commission called “householding.” Under this practice, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate Proxy Cards.
      If you share an address with another shareholder and received only one set of proxy materials and would like to request a separate copy of these materials, please send your request to: Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, California 95054, Attn: Investor Relations, or visit our website at http://www.celeritek.com. You may contact our company if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.
      You should rely only on the information contained in this document to vote your shares of common stock at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated May 5, 2005. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to shareholders does not create any implication to the contrary. This document does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such solicitation in that jurisdiction.

THE BOARD OF DIRECTORS
Santa Clara, California
May 5, 2005

ANNEX A
ASSET PURCHASE AGREEMENT
by and between
MIMIX BROADBAND, INC.
(the “Buyer”)
and
CELERITEK, INC.
(the “Seller”)
March 14, 2005

A-i

TABLE OF CONTENTS — (Continued)

A-ii

TABLE OF CONTENTS — (Continued)
EXHIBITS
Exhibit A — Form of Voting Agreement
Exhibit B — Reference Working Capital Statement
Exhibit C — Form of Escrow Agreement
Exhibit D — Reference Balance Sheet
Exhibit E — Form of Non-Competition Agreement
Exhibit F — Form of Lease Assignment Agreement
Exhibit G — New Environmental Scope of Work
SCHEDULES
Schedule 1.1(p) — Schedule of Knowledge of the Seller
Schedule 1.1(rr) — Schedule of Third Party Consents
Schedule 1.1(xx) — Schedule of Transferred Contracts
Schedule 1.1(yy) — Schedule of Non-Transferred Employees
Schedule 1.1(ccc) — Schedule of Transferred Prepaid Expenses
Schedule 1.1(ddd) — Schedule of Certain Transferred Tangible Property
Schedule 2.1(a) — Schedule of Certain Other Transferred Assets
Schedule 2.1(b) — Schedule of Certain Other Excluded Assets
Schedule 2.2(a) — Schedule of Certain Other Assumed Liabilities
Schedule 2.2(b) — Schedule of Certain Other Excluded Liabilities
Schedule 8.2(f) — Schedule of Required Consents

A-iii

ASSET PURCHASE AGREEMENT
      THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 14, 2005 by and between Mimix Broadband, Inc., a Texas corporation with its principal place of business at 10795 Rockley Rd., Houston, TX 77099 (the “Buyer”), and Celeritek, Inc., a California corporation with its principal place of business at 3236 Scott Boulevard, Santa Clara, California 95054 (the “Seller”).
WITNESSETH:
      WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the assets and to assume certain of the liabilities of the Seller relating to the Seller’s semiconductor business (the “Subject Business”), all upon the terms and subject to the conditions set forth herein.
      WHEREAS, concurrently with execution of this Agreement, the directors and certain shareholders of the Seller are entering into Voting Agreements with the Buyer, each in the form attached hereto as Exhibit A (each, a “Voting Agreement” and collectively, the “Voting Agreements”).
      NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and mutual covenants and agreements hereinafter set forth (including the continuing obligations of the Seller under those agreements), and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
      1.1     Capitalized Terms.
      The following capitalized terms shall have the respective meanings ascribed thereto below:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Ancillary Agreements” means, collectively (i) the Voting Agreements, (ii) the Escrow Agreement, (iii) the Lease Assignment Agreement, (iv) the Seller Transfer Documents, and (v) the Buyer Assumption Documents.

(c) “Closing Working Capital” means total current assets of the Subject Business as of Closing (other than current assets that are Excluded Assets), less total current liabilities of the Subject Business as of the Closing (other than any current liabilities that are Excluded Liabilities), in each case determined in accordance with accounting methods, policies, practices and procedures used to calculate Reference Working Capital in the Reference Working Capital Statement as set forth in Section 3.18 of the Seller Disclosure Schedule. The parties hereby agree that, for purposes of calculating Closing Working Capital, any assets and liabilities relating to Taxes (including assets and liabilities relating to timing differences between financial and accounting) other than payroll taxes shall not be taken into account and shall be disregarded.

(d) “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

(e) “Contract” means any legally binding mortgage, indenture, lease, license, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license, whether written or oral.

(f) “Damages” means deficiencies, judgments, orders for compensation, settlements, demands, claims, liabilities, losses, damages, interest, fines, penalties, costs and expenses (including reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, Proceedings, assessments, judgments or appeals, and in seeking indemnification therefor).

(g) “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, encroachment, lease, option, purchase right, adverse claim of ownership or use, restriction on transfer (including a right of first refusal or offer or other similar right) or defect of title.

(h) “Environmental Laws” means all federal, state, local and foreign laws, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, relating to pollution, contamination or protection of the environment or exposure of any person to Hazardous Materials, including laws, rules, regulations and policies relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, use, treatment, storage, disposal, generation, transport or handling of Hazardous Materials, all as amended to date.

(i) “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(j) “GAAP” means Generally Accepted Accounting Principles, as in effect on the date of any statement, report or determination that purports to be, or is required to be, prepared or made in accordance with GAAP.

(k) “Governmental Authority” means any federal, state, county, local or foreign government, governmental entity, department, agency, administrative agency, commission or board or other governing body, and any court, tribunal or judicial body of any Governmental Authority.

(l) “Hazardous Materials” means pollutants, contaminants, pesticides, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials regulated under or defined in any Environmental Law, including any (i) “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq. (“CERCLA”), (ii) “hazardous waste” as defined in Resource Conservation and Recovery Act 42 U.S.C. §6901 et seq. (“RCRA”), and (iii) asbestos, asbestos-containing material, petroleum, petroleum products, crude oil or any fraction thereof, urea formaldehyde and polychlorinated biphenyls.

(m) “Indemnification Notice” means a written notice in reasonable detail (including the facts and circumstances giving rise to the claim and a statement of the actual Damages incurred) delivered to the Seller by a Buyer Indemnified Party, or to the Buyer by a Seller Indemnified Party, as the case may be, stating a demand for indemnification in accordance with Article 9 of this Agreement.

(n) “Intellectual Property Rights” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, conversions, continuations and continuations-in-part thereof (collectively, “Patents”); (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how, show how and technology; (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications, and derivative works based thereon (collectively “Copyrights”); (iv) all industrial designs and any registrations and applications therefor; (v) all databases and data collections (including knowledge databases, product information, financial information, customer lists and customer databases); (vi) all rights in Software; (vii) rights to Uniform Resource Locators, Web site addresses and domain names (collectively “Domain Names”); (viii) any trademarks, service marks, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith (collectively “Trademarks”); and (ix) any similar, corresponding or equivalent rights to any of the foregoing.

(o) [intentionally omitted]

(p) “Knowledge of the Seller” means the actual knowledge of those Persons identified on Schedule 1.1(p) hereto, without reasonable investigation.

(q) “Law” means any federal, state, county, provincial, local or foreign statute, law, ordinance, regulation, rule, code or rule of common law.

(r) “Lease Assignment Agreement” means that agreement with respect to the assignment of the Santa Clara Lease by the Buyer attached hereto as Exhibit F.

(s) “Leased Real Property” means the real property leased by the Seller located at 3236 Scott Boulevard, Santa Clara, California.

(t) “Liability” means any direct or indirect debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, due or to become due, or asserted or unasserted.

(u) “Lien” means any mortgage, pledge, lien, security interest, charge, claim, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

(v) “Material Adverse Effect” means a material adverse effect on (i) the Transferred Assets, taken as a whole, (ii) the business, financial condition, operations, results of operations and prospects of the Subject Business or (iii) the ability of the Seller to perform its obligations under the Transaction Agreements to which it is a party and to consummate the Transactions.

(w) “New Environmental Scope of Work” means the scope of work prepared by ENVIRON International Corporation attached hereto as Exhibit G to be performed by Seller pursuant to the terms of Section 5.13 below.

(x) “Non-Transferable Asset” means any Transferred Contract or Transferred Claim that would otherwise constitute a Transferred Asset, but that (i) by its terms is not transferable or assignable to the Buyer pursuant to this Agreement without the consent, waiver, approval, authorization, qualification or other order of one or more Persons and such consent, waiver, approval, authorization, qualification or other order is not obtained prior to the Closing or (ii) is not transferred or assigned to the Buyer pursuant to this Agreement for any other reason.

(y) “Permit” means any permit, certificate, approval, license, clearance, authorization, registration or consent issued by a Governmental Authority pursuant to any Law.

(z) “Permitted Encumbrance” means (i) any Encumbrance for inchoate mechanics’ and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the ordinary course of the business, (ii) any Encumbrance for Taxes not yet due and payable and (iii) any Encumbrance arising out of, under or in connection with the Transaction Agreements.

(aa) “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization, Governmental Authority or other entity, as well as any syndicate or group of any of the foregoing.

(bb) “Proceeding” means any action, suit, litigation, arbitration, mediation, proceeding, including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding, prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel.

(cc) “Products” means all current products and services of the Seller, any subsequent versions of such products currently being developed, any products currently being developed by the Seller which are designed to supersede, replace or function as a component of such products, and any upgrades, enhancements, improvements and modifications to the foregoing. Without limiting the foregoing, the term “Products” includes all gallium arsenide (GaAs) MMICs and related microwave assemblies.

(dd) “Proposal” means any offer for, or proposed transfer of, all or a portion of the Transferred Assets or the Subject Business by a Person other than Buyer, other than any offer for, or proposed transfer of, any inventory comprising part of the Transferred Assets in the ordinary course of business.

(ee) “Reference Working Capital” means the amount of working capital set forth in the Reference Working Capital Statement.

(ff) “Reference Working Capital Statement” means the statement of working capital attached hereto as Exhibit B.

(gg) “Related Party” means (i) the Seller, (ii) any Affiliate of the Seller, or (iii) any officer or director of any Person identified in the foregoing clauses (i) or (ii).

(hh) “SEC” means the United States Securities and Exchange Commission.

(ii) “Santa Clara Lease” means that certain lease for the Leased Real Property dated April 1, 1993 as amended by that certain First Amendment to Lease dated June 17, 1999 and that certain Second Amendment dated November 17, 2004, by and between Mission West Properties, L.P. II (formerly Berg & Berg Developers) as landlord, and Seller as tenant.

(jj) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(kk) “Seller Benefit Plan” means each “employee benefit plan” within the meaning of ERISA section 3(3), including multiemployer plans within the meaning of ERISA section 3(37), and all severance, change-in-control, fringe benefit, bonus, profit sharing, incentive, restricted stock, stock purchase, stock option, stock appreciation right, deferred compensation, loan guarantee, relocation assistance, employee loan or other extension of credit, hospitalization, medical, life or disability insurance, sick leave, vacation and paid holiday, and all other employee benefit or welfare plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether oral or written which (1) is maintained by the Seller or any corporation, trust, partnership or other entity (an “ERISA Affiliate”) that would be considered as a single employer with the Seller under Section 414(b), (c), (m) or (o) of the Code, or to which the Seller or any ERISA Affiliate contributes or is required to contribute, and (2) under which any Transferred Employee has any present or future right to compensation or employee benefits or pursuant to which the Subject Business could have any liability (whether contingent or otherwise).

(ll) “Seller Management” means Tamer Husseini, President and Chief Executive Officer of the Seller, and Margaret E. Smith, Vice President, Finance and Chief Financial Officer of the Seller.

(mm) “Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed. Software shall include source code listings and documentation.

(nn) “Superior Proposal” means any bona fide written offer made by a third Person to consummate a Proposal on terms that the board of directors of the Seller determines in good faith, after consultation with its financial advisor and taking into account the purchase price (which shall be greater than the Consideration) and other terms and conditions of such proposal, the legal and regulatory aspects of such proposal and the Person making such proposal, to be more favorable to the Seller’s shareholders than the Transactions.

(oo) “Tax” and “Taxes” means any and all federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and Liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment and pension insurance), and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings or similar charges of every kind, character or description imposed by any Governmental Authorities, together with all interest, penalties and additions imposed with respect to such amounts and any obligation under any Contract with any other person with respect to such amounts and including any Liability for taxes of a predecessor entity.

(pp) “Tax Returns” means all required federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes.

(qq) “Technology” means all technology, including all know-how, show-how, techniques, design rules, trade secrets, inventions (whether or not patented or patentable), algorithms, routines, Software, files, databases, works of authorship, processes, devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, hardware development tools, documentation associated with or primarily related to any of the foregoing, any media on which any of the foregoing is recorded, and any other tangible embodiments of any of the foregoing.

(rr) “Third Party Consents” means waivers, consents, approvals and authorizations of third Persons (other than Governmental Authorities) including those listed on Schedule 1.1(rr) hereto.

(ss) “Transactions” means the transactions contemplated by the Transaction Agreements.

(tt) “Transaction Agreements” means, collectively, this Agreement and the Ancillary Agreements.

(uu) “Transferred Accounts Receivable” means all notes, debentures and accounts receivable that are primarily related to the Subject Business.

(vv) “Transferred Books and Records” means all books and records (including personnel records for Transferred Employees so long as such records are used in the ordinary course of business and in compliance with applicable Law), ledgers, files, documents, correspondence, lists, drawings, creative, material, advertising and promotional materials, studies, reports, customer lists, sales data, product documentation and other printed or written materials that are primarily related to the Subject Business.

(ww) “Transferred Claims” means all claims, actions or suits, judgments, demands, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of setoff, rights of recoupment or rights of any nature that are primarily related to the Subject Business (other than tax refunds), and all rights to recover damages for the breach, infringement or misappropriation of any Transferred Assets.

(xx) “Transferred Contracts” means all Contracts to which the Seller is a party, or by which the Seller may be bound, that are primarily related to the Subject Business, including the Contracts that are listed on Schedule 1.1(xx) hereto.

(yy) “Transferred Employees” means all of the employees of the Seller except those individuals listed on Schedule 1.1(yy) hereto.

(zz) “Transferred IPR” means the Intellectual Property Rights in, to, embodied in or associated with the Products, including all Transferred Trademarks, Transferred Technology and Transferred Website.

(aaa) “Transferred Name” means the corporate name “Celeritek, Inc.” and all rights thereto and goodwill associated therewith.

(bbb) “Transferred Permits” means all permits, concessions, grants, franchises, licenses, certifications and other governmental authorizations and approvals, including licenses to export its Products, that are primarily related to the Subject Business and that are transferable to the Buyer under applicable Law.

(ccc) “Transferred Prepaid Expenses” means all advance payments, prepaid items and expenses and deferred charges of the Seller that are listed on Schedule 1.1(ccc) hereto.

(ddd) “Transferred Tangible Property” means all machinery, equipment, motor vehicle, tools, dies, molds, test equipment furniture, office equipment, telephone systems, computer hardware and software, leasehold improvements, inventories of raw material, work in progress, finished products, parts, goods, subassemblies, spare parts, replacements and component parts, office, packaging and other supplies that are primarily related to the Subject Business, including those that are listed or described on Schedule 1.1(ddd) hereto.

(eee) “Transferred Trademarks” means all Trademarks owned by the Seller.

(fff) “Transferred Technology” means the Technology embodied in the Products.

(ggg) “Transferred Website” means all Celeritek website content and URLs.

(hhh) “UK Lease” means that certain lease for the real property leased by the Seller located at Woodchester House, Belfast BT9 5NW, United Kingdom, dated November 11, 1997, by and between Gungadhur Busgeeth as landlord, and Seller as tenant.
      1.2     Additional Capitalized Terms.
      The following capitalized terms shall have the meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term.

Term	Section

Adjustment Amount	2.3(b)
Adjustment Amount Statement	2.3(b)
Agreement	Preamble
Assumed Liabilities	2.2(a)
Buyer	Preamble
Buyer Assumption Documents	2.4(c)
Buyer Indemnified Party(ies)	9.2
Closing	2.4(a)
Closing Date	2.4(a)
Conflict	3.3
Consideration	2.3(a)
Copyrights	1.1(n)
Domain Names	1.1(n)
Employee Plan	3.11(d)
ERISA Affiliate	1.1(kk)
Escrow Agent	2.3(a)
Escrow Agreement	2.3(a)
Excluded Assets	2.1(b)
Excluded Liabilities	2.2(b)
Financial Statements	3.12
Indemnified Party	9.6(a)
Indemnifying Party	9.6(a)
Indemnity Basket	9.4(a)
Indemnity Cap	9.4(a)
Patents	1.1(n)
Proxy Statement	5.2
Purchase Price	2.3(a)
Residual Environmental Liabilities	5.13

Term	Section

Revised Seller Schedule(s)	5.7
Seller	Preamble
Seller Disclosure Schedule	Article 3 Preamble
Seller Indemnified Party(ies)	9.3
Seller Remediation Cap	5.13
Seller Response Actions	5.13
Seller Transfer Documents	2.4(b)
Straddle Period Tax	7.2
Subject Business	Recitals
Tax Allocation	2.3(c)
Termination Date	10.1(b)
Termination Fee Amount	10.2(b)
Third Party Claim	9.6(a)
Trademarks	1.1(n)
Transfer Taxes	2.6
Transferred Asset(s)	2.1(a)
Voting Agreement(s)	Recitals
WARN Act	6.1(c)
Welfare Plan	3.11(d)
      1.3     Construction.

(a) For all purposes of and under this Agreement, unless the context otherwise requires (i) the singular number shall include the plural, and vice versa, (ii) the masculine gender shall include the feminine and neuter genders, (iii) the feminine gender shall include the masculine and neuter genders and (iv) the neuter gender shall include the masculine and feminine genders.

(b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of the Transaction Agreements or any certificate, instrument, agreement or other document entered into or delivered in connection with the Transactions.

(c) For all purposes of and under this Agreement, the words “include” and “including” and any variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” in all cases.

(d) Except as otherwise indicated, all references in this Agreement to “Exhibits,” “Schedules,” “Articles” and “Sections” are intended to refer to Exhibits, Schedules, Articles and Sections of or to this Agreement.

(e) The headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) For all purposes of and under this Agreement, unless the context otherwise requires, (i) all references in this Agreement to the “Seller” shall be deemed to refer to and include the Seller and its subsidiaries, as applicable, and (ii) all references to the “Buyer” shall be deemed to refer to and include the Buyer and its subsidiaries, as applicable.

ARTICLE 2
PURCHASE AND SALE OF ASSETS & ASSUMPTION OF LIABILITIES
      2.1     Purchase and Sale of Assets.

(a) Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall irrevocably sell, convey, transfer, assign and deliver unto Buyer, free and clear of any and all Encumbrances other than Permitted Encumbrances, and the Buyer shall purchase and accept from the Seller, all of the right, title and interest of the Seller as of the Closing in and to the following assets (collectively, the “Transferred Assets”):

(i) the Transferred Tangible Property;

(ii) the Transferred Contracts;

(iii) Transferred Permits;

(iv) the Transferred IPR, and the right to recover all past, present and future damages for infringement of such Intellectual Property Rights;

(v) the Transferred Technology;

(vi) the Transferred Books and Records;

(vii) the Transferred Claims;

(viii) the Transferred Accounts Receivable;

(ix) the Transferred Prepaid Expenses;

(x) the Transferred Name;

(xi) the Transferred Website;

(xii) the Transferred Trademarks;

(xiii) the assets reflected on the Reference Working Capital Statement; and

(xiv) the assets set forth on Schedule 2.1(a) hereto;

(xv) all goodwill and going concern value of the Seller with respect to the Subject Business.

(b) Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Seller shall have no obligation to sell, convey, transfer, assign or otherwise deliver unto the Buyer pursuant to this Agreement, and the Buyer shall have no obligation to purchase or otherwise accept from the Seller pursuant to this Agreement, any of the right, title or interest of the Seller in or to any of the assets of the Seller other than the Transferred Assets (collectively, the “Excluded Assets”). Without limiting the generality of the foregoing, the Excluded Assets shall expressly include (and, therefore, the Transferred Assets shall exclude) the following:

(i) all cash, cash equivalents and short term investments;

(ii) all right, title and interest of the Seller in and to the assets set forth on Schedule 2.1(b) hereto, whether or not related to the Subject Business or the Transferred Assets;

(iii) all right, title and interest of the Seller in and to any tax assets, whether or not related to the Subject Business or the Transferred Assets;

(iv) all right, title and interest of the Seller under this Agreement and the Ancillary Agreements.

      2.2     Assumption of Liabilities.

(a) Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume from the Seller, and the Seller shall irrevocably convey, transfer and assign to Buyer, any and all of the Liabilities arising out of or related to the Transferred Assets, the Products or the Subject Business, other than the Excluded Liabilities, including without limitation, the following Liabilities (collectively, the “Assumed Liabilities”):

(i) any and all Liabilities existing under the Transferred Contracts listed on Schedule 1.1(xx) other than Liabilities arising from any breach or default by Seller occurring prior to the Closing Date;

(ii) those Liabilities that the Buyer has expressly agreed to assume pursuant to Section 2.6 and Article 7 hereof; and

(iii) the other Liabilities set forth on Schedule 2.2(a) hereto.

(b) Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement, the Buyer shall have no obligation to assume from the Seller pursuant to this Agreement, and the Seller shall have no right or obligation to convey, transfer or assign to the Buyer pursuant to this Agreement, any Liabilities of the Seller other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall expressly include (and, therefore, the Assumed Liabilities shall exclude) the following Liabilities relating to either the Subject Business or the Seller:

(i) other than any such Liabilities that are expressly listed or described in Section 2.2(a) hereof as Assumed Liabilities, (A) any and all Liabilities arising out of or relating to any Transferred Employees or the employment thereof incurred before the Closing (including Liabilities for workers compensation claims, disability and occupational diseases), in each case without regard to whether such Liabilities or the bases therefor are known or otherwise manifest before the Closing, (B) any and all Liabilities arising out of any stock option, equity incentive or cash bonus plan, (C) any and all Liabilities arising under any severance, retention or employment agreements or plans, and (D) any and all Liabilities arising out of or related to the Seller Benefit Plans;

(ii) other than any such Liabilities that are expressly listed or described in Section 2.2(a) hereof as Assumed Liabilities, subject to the terms and conditions of Article 7 hereof, any and all Liabilities for Taxes for any taxable periods, or portions thereof, ending on or before the Closing, other than with respect to Liabilities for Transfer Taxes (which shall be as provided in Section 2.6) and Straddle Period Taxes (which shall be as provided in Section 7.2);

(iii) any and all Liabilities arising out of Products manufactured or sold by the Seller prior to the Closing Date in excess of any reserves therefore on the Reference Balance Sheet;

(iv) any and all Liabilities arising out of or related to any violation of Law (including any Environmental Law) to the extent occurring before the Closing, whether or not the Seller participated in the act or omission giving rise to such violation;

(v) any and all Liabilities arising out of or related to (A) the failure of any report, schedule, form or registration statement (including all exhibits, schedules and amendments thereto) filed by the Seller with the SEC to comply with the requirements of the Securities Act and the Exchange Act, as the case may be, and (B) the fact that any such reports, schedules, forms or registration statements contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vi) pre-Closing Liabilities relating to the Santa Clara Lease or the UK Lease;

(vii) any severance payments made to employees terminated prior to Closing and not hired by Buyer; and

(viii) the other Liabilities set forth on Schedule 2.2(b) hereto.
      2.3     Consideration for Transferred Assets.

(a) Consideration. In consideration for the sale by the Seller to the Buyer of the Transferred Assets, the Buyer shall (i) pay or deliver to the Seller an aggregate of Two Million Five Hundred Thousand Dollars ($2,500,000), (ii) Three Hundred Thousand Dollars ($300,000) in cash payable by wire transfer to State Street Bank and Trust Company as escrow agent (the “Escrow Agent”), to be held in escrow pursuant to the Escrow Agreement among the Parties and the Escrow Agent substantially in the form of Exhibit C hereto (the “Escrow Agreement”) (the cash payments pursuant to clauses (i) and (ii), the “Purchase Price”), and (iii) assume the Assumed Liabilities pursuant to Section 2.2(a) hereof (together with the Purchase Price, the “Consideration”).

(b) Purchase Price Adjustment. In the event that the Closing Working Capital is less than 95% of the Reference Working Capital, the Purchase Price shall be adjusted downward. In the event that the Closing Working Capital is more than 105% of the Reference Working Capital, the Purchase Price shall be adjusted upward. The amount of such increases or reductions, as the case may be, shall be referred to herein as the “Adjustment Amount” and shall be determined and paid as set forth below. Within sixty (60) calendar days after the Closing, the Buyer shall prepare and deliver to the Seller a statement (the “Adjustment Amount Statement”) setting forth the Buyer’s calculation of Closing Working Capital and the Adjustment Amount, which statement shall (A) be prepared in a manner consistent with the Reference Working Capital Statement and (B) include a reconciliation showing the differences between Reference Working Capital and Closing Working Capital. Seller shall have twenty (20) calendar days to review the calculations. To the extent there is a dispute regarding the calculations, the parties shall work together in good faith to resolve any discrepancies. If they are not able to resolve such discrepancies, they agree to retain a third-party mediator acceptable to both parties. In the case of a Purchase Price reduction, the Adjustment Amount shall be the amount by which the Reference Working Capital exceeds the Closing Working Capital and the Seller shall pay such Adjustment Amount to the Buyer within thirty (30) calendar days of receipt of the Adjustment Amount Statement, unless there is a dispute, in which case payment shall be made promptly following resolution of the dispute. In the case of a Purchase Price increase, the Adjustment Amount shall be the amount by which the Closing Working Capital exceeds the Reference Working Capital and the Buyer shall pay such Adjustment Amount to the Seller within thirty (30) calendar days of receipt of the Adjustment Amount Statement, unless there is a dispute, in which case payment shall be made promptly following resolution of the dispute.

(c) Tax Allocation of Consideration.

(i) Prior to Closing, the Buyer shall prepare a proposed allocation of the Consideration among all of the Transferred Assets, and Seller and the Buyer shall work together in good faith to agree upon such allocation prior to closing. The allocation of the Consideration among the Transferred Assets agreed upon by Buyer and Seller pursuant to this Section 2.3(c), shall be deemed to be the “Tax Allocation” for all purposes of and under this Agreement. The Seller and the Buyer hereby agree that, for purposes of allocating the appropriate portion of the Consideration to each of the Transferred Tangible Assets (other than inventory and work-in-process), the value of each such Transferred Tangible Asset shall be equal to its net book value, as reflected in the books and records of the Seller.

(ii) Each of the Buyer and the Seller shall (i) report the Transactions for all Tax purposes as a sale of assets in a manner consistent with the Tax Allocation, (ii) not file any Tax Return or otherwise take a position with any Tax authority that is inconsistent with the Tax Allocation, and (iii) not take any position before any Governmental Authority or in any judicial proceeding that is inconsistent with the Tax Allocation. Each of the Buyer and the Seller shall timely file a Form 8594 with the Internal Revenue Service in accordance with the requirements of Section 1060 of the Code. In the event that any Governmental Authority shall make or propose to either the Buyer or the Seller an allocation of the Consideration that differs from the Tax Allocation, each of the Buyer and the Seller shall reasonably cooperate in good faith with the other(s) to contest the determination of such Governmental Authority with respect to the allocation of the Consideration.

      2.4     The Closing.

(a) Closing. The consummation of the Transactions shall take place at a closing (the “Closing”) to be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304, effective as of 12:01 a.m., local time, on the date that is two (2) business days following the satisfaction or valid written waiver of all the conditions set forth in Article 9 hereof other than conditions which by their terms are to be satisfied at the Closing), or at such other location, time and date as the parties hereto shall mutually determine (the actual date on which the Closing shall occur pursuant hereto being referred to herein as the “Closing Date”).

(b) Closing Deliveries of the Seller. At the Closing, the Seller shall deliver or cause to be delivered to Buyer ownership, possession and control of all of the Transferred Assets, free and clear of all Encumbrances other than Permitted Encumbrances, including by executing and delivering those documents identified in Section 8.2 hereof and all such other instruments, certificates and other documents that are reasonably necessary to effect the valid transfer from the Seller to Buyer of, and vest in Buyer valid title or rights in and to, the Transferred Assets or to complete the Transactions (collectively, the “Seller Transfer Documents”).

(c) Closing Deliveries of the Buyer. At the Closing, the Buyer shall deliver to the Seller (i) an amount in cash equal to the Purchase Price, payable by wire transfer in immediately available funds to an account or accounts designated in writing by the Seller, (ii) all such instruments, certificates and other documents of assumption, in form and substance reasonably acceptable to the Seller, dated as of the Closing Date and validly executed or acknowledged (as applicable) for and on behalf of Buyer and in its name by a duly authorized officer thereof, that are reasonably necessary to effect the valid assumption by the Buyer of the Assumed Liabilities, in each case effective as of the Closing and (iii) such other agreements or documents reasonably necessary to complete the Transactions (collectively, the “Buyer Assumption Documents”).

(d) Title to Transferred Assets. Title to all Transferred Assets shall pass from the Seller to the Buyer at the Closing, subject to the terms and conditions of this Agreement. The Buyer assumes no risk of loss to the Transferred Assets prior to the Closing.
      2.5     Third Party Consents; Non-Transferable Assets.

(a) The Seller and the Buyer shall use their respective commercially reasonable efforts to obtain all Third Party Consents, in a form and substance reasonably acceptable to the Buyer and the Seller, that are reasonably necessary to effect the valid transfer from the Seller to the Buyer of, and vest in the Buyer valid title or rights in and to, the Transferred Assets, in each case effective as of the Closing; provided, however, that solely for purposes of this Section 2.5(a), the exercise of commercially reasonable efforts by the Buyer or the Seller shall not consist of making payments to third Persons to obtain any such Third Party Consents, commencing any litigation or offering or granting any accommodation (financial or otherwise) to any third Persons, in each case in order to obtain any such Third Party Consents.

(b) Notwithstanding anything in this Agreement or in any Ancillary Agreement to the contrary, nothing in this Agreement or in any Ancillary Agreement shall be construed as, or constitute, an attempt, agreement or other undertaking to transfer or assign to the Buyer any Non-Transferable Assets.

(c) From and after the Closing and until such time as any Non-Transferable Asset shall be properly and lawfully transferred or assigned to the Buyer pursuant to Section 2.5(d) hereof (i) the Non-Transferable Assets shall be held by the Seller in trust exclusively for the benefit of Buyer and (ii) the Seller and the Buyer shall cooperate in any good faith, reasonable arrangement designed to provide or cause to be provided for the Buyer the material benefits intended to be transferred or assigned to the Buyer under the applicable Non-Transferable Asset and, in furtherance thereof, to the extent permitted under the terms of each such Non-Transferable Asset and under applicable Law (A) the Buyer shall use commercially reasonable efforts to perform and discharge all of the Liabilities of the Seller under the terms of such Non-Transferable Assets in effect as of the Closing and (B) the Seller shall use commercially reasonable efforts to provide or cause to be provided to the Buyer, at the request of and under the direction of the Buyer, all of the benefits of the Seller under the terms of the Non-Transferable Asset in effect as of the Closing, including the enforcement of any rights under the Non-Transferable Assets (including the right to terminate in accordance with the terms thereof upon the advice of the Buyer) and promptly paying to the Buyer any monies received by the Seller after the Closing under any Non-Transferable Assets attributable to the performance of the Buyer thereunder. Nothing in this Section 2.5(c) shall in any way diminish the Seller’s obligations hereunder to obtain all consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable Seller to convey or assign valid title to all of the Transferred Assets to the Buyer. The Seller and the Buyer hereby acknowledge and agree that the relationship, if any, among the parties established by the terms of this Section 2.5(c) is that of independent contractors, and nothing in this Section 2.5(c) shall be construed to create a relationship of agency or partnership between the parties hereto or to create any obligation to, or provide any benefit for, any other Person.

(d) For the period commencing on the Closing Date and ending on the six month anniversary of the Closing Date, the Seller and the Buyer shall use their respective commercially reasonable efforts to obtain all such Third Party Consents, in a form and substance reasonably acceptable to the Buyer and the Seller, that are reasonably necessary to effect the valid transfer from the Seller to the Buyer of, and vest in the Buyer valid title or rights in and to, the Non-Transferable Assets; provided, however, that solely for purposes of this Section 2.5(d), the exercise of commercially reasonable efforts by the Buyer and the Seller shall not consist of making payments to third Persons to obtain such Third Party Consents, commencing any litigation or offering or granting any accommodation (financial or otherwise) to any third Persons, in each case in order to obtain any such Third Party Consents. Upon the receipt of any such Third Party Consents under any Non-Transferable Asset after the Closing Date and prior to the six month anniversary of the Closing Date, such Non-Transferable Asset shall be transferred and assigned to the Buyer, and thereafter deemed to be a Transferred Asset for all purposes of and under this Agreement and any applicable Ancillary Agreements, effective as of the date of such consent, waiver, approval or authorization.

      2.6     Transfer Taxes.
      The Buyer and Seller shall equally share the payment of, and shall pay when due, any and all documentary, stamp, sales, use, excise, value-added, gross receipts or similar transfer taxes (“Transfer Taxes”) that are or may be payable in connection with the sale or purchase of the Transferred Assets. Each party shall prepare and timely file all Tax Returns relating to Transfer Taxes that such party is required to file under applicable law (subject to the other party’s review and consent, which shall not be unreasonably withheld) and shall timely pay all Transfer Taxes required to be paid by such party under applicable law. Each party shall promptly reimburse the other for fifty percent (50%) of all such Transfer Taxes paid by the other. The Buyer shall provide to the Seller a valid California resale certificate for the inventory items purchased by the Buyer. The parties shall cooperate with one another to the extent reasonably requested and legally permitted to minimize any Transfer Taxes.
      2.7     Bulk Sales Compliance.
      Buyer hereby waives compliance by Seller with the provisions of any bulk transfer law of any state that may be applicable to the transactions contemplated by this Agreement, provided, that any Liability arising by reason of any non-compliance by Seller with such bulk transfer laws or by the failure of the Seller to discharge or pay such claims shall not be Assumed Liabilities and Seller shall indemnify Buyer for any Damages related thereto.
      2.8     Further Assurances.

(a) Of the Seller. At any time and from time to time after the Closing, at the Buyer’s reasonable request and without further consideration therefor, the Seller shall execute and deliver to the Buyer such other documents or instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions, as may reasonably be requested in order more effectively to transfer, convey and assign to the Buyer, or confirm the title or rights of the Buyer in or to, all of the Transferred Assets, to put the Buyer in actual possession and control of the Transferred Assets to the full extent permitted by applicable Law, and otherwise to cause the Seller to fulfill its obligations under the Transaction Agreements to which it is a party.

(b) Of the Buyer. At any time and from time to time after the Closing, at the Seller’s reasonable request and without further consideration therefor, the Buyer shall execute and deliver to the Seller such other documents or instruments of assumption, provide such materials and information and take such other actions, as may reasonably be requested in order more effectively to assume from the Seller, or confirm the obligations of the Buyer under, all of the Assumed Liabilities, and otherwise to cause the Buyer to fulfill its obligations under the Transaction Agreements to which it is a party.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER
      Subject to the exceptions and other information set forth in disclosure schedules delivered by the Seller to the Buyer as of the date hereof (the “Seller Disclosure Schedule”), the Seller hereby represents and warrants to the Buyer as follows:
      3.1     Organization; Good Standing; Corporate Power.
      The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Seller is licensed or qualified to transact business as a foreign corporation, and is in good standing, under the laws of all states in the United States where the Subject Business would require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. The Seller has all requisite corporate power and authority to own, hold and use the Transferred Assets, and to sell, license or otherwise distribute any of the Products to, or provide services to, customers or potential customers or any class of customers, in the manner currently being conducted by it.
      3.2     Authority.
      The Seller has all requisite power and authority to enter into the Transaction Agreements to which it is a party, to perform its obligations under the Transaction Agreements, and to consummate the Transactions. The execution and delivery by the Seller of the Transaction Agreements to which it is a party, the performance by the Seller of its obligations under the Transaction Agreements, and the consummation by the Seller of the Transactions, have been duly authorized by all necessary corporate action on the part of the Seller, and except for shareholder approval which the Seller shall seek pursuant to Section 5.2 hereof, no further action is required on the part of the Seller to authorize the execution and delivery by the Seller of the Transaction Agreements to which it is a party, the performance by the Seller of its obligations under the Transaction Agreements, or the consummation by the Seller of the Transactions. This Agreement has been (and as of the Closing each of the Ancillary Agreements to which the Seller is a party will be) duly executed and delivered by the Seller, and this Agreement constitutes (and upon the execution and delivery thereof by the Seller as of the Closing, each of the Ancillary Agreements to which the Seller is a party will constitute) the valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms.
      3.3     Conflicts.
      Assuming that the authorizations, approvals and consents referred to in Section 3.4 hereof are duly obtained, the execution and delivery by the Seller of the Transaction Agreements to which it is a party, the performance by the Seller of its obligations under the Transaction Agreements, and the consummation by the Seller of the Transactions, will not directly or indirectly (with or without notice or lapse of time) conflict with or result in any violation of, or result in the imposition of any lien upon or create a security interest under, or default under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Articles of Incorporation or Bylaws of the Seller, (ii) any of the Transferred Assets, (iii) any judgment, order, award, decree applicable to the Seller or (iv) to the Knowledge of the Seller, any Law that is applicable to the Seller or any of its properties or assets (tangible and intangible), including the Transferred Assets, except in the case of this clause (iv) for any such Conflicts that would not reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations under the Transaction Agreements to which it is a party and to consummate the Transactions.
      3.4     Required Consents.
      Except for (a) filings with the SEC of the Proxy Statement, (b) the approval of the Seller’s shareholders and (c) filings, permits, authorizations, consents and approvals as may be required under the rules and regulations of NASDAQ, no material consent, waiver, license, approval, authorization or order of, or material registration, declaration or filing with any Person (including a party to any agreement with the Seller) is required by or with respect to the Seller in connection with or as a result of the execution and delivery by the Seller of the Transaction Agreements to which the Seller is a party, the performance by the Seller of its obligations under the Transaction Agreements, or the consummation by the Seller of the Transactions.
      3.5     Transferred Tangible Property.
      The Seller has good and valid title to all of the Transferred Tangible Property, in each case free and clear of any and all Encumbrances other than Permitted Encumbrances, and each item of Transferred Tangible Property is in good operating condition, regularly and properly maintained, subject to normal wear and tear. Each item of Transferred Tangible Property will be owned or available for use by Buyer on substantially identical terms and conditions immediately subsequent to the Closing as it was owned or was available for use by Seller immediately prior to the Closing.
      3.6     Inventory.
      All of the inventories of the Seller included among the Transferred Tangible Property were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Seller’s regular inventory practices and are set forth on the Reference Working Capital Statement in accordance with the practices and principles of the Seller consistent with the method of treating such items in prior periods. None of the inventory that is included among the Transferred Tangible Property has been consigned from any third party or is on consignment from any third party.
      3.7     Transferred Contracts.

(a) The Seller has made available to the Buyer a true and correct copy of each of the Transferred Contracts (including all currently effective modifications, amendments and supplements thereto), each of which contains all of the material terms thereof. Each of the Transferred Contracts is in full force and effect, is valid and effective against the Seller and the other party or parties thereto in accordance with its terms, and to the Knowledge of the Seller, there is no existing material default or event of material default (or event that with notice or lapse of time, or both, would constitute a default) thereunder by the Seller or any other party or parties thereto. The Seller is in compliance with and has neither breached, violated or defaulted under, nor received notice that the Seller has breached, violated or defaulted under, any of the terms or conditions of each of the Transferred Contracts, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Section 3.7(b) of the Seller Disclosure Schedule contains a complete and accurate list of any Transferred Contract that is a, or that contains provisions that include any of the following:

(i) Contract relating to the borrowing of money or under which it has imposed a security interest on any of the Transferred Assets;

(ii) guarantee of any obligation;

(iii) letter of credit, bond or other indemnity, except endorsements of instruments for collection in the ordinary course of operation of the Subject Business;

(iv) Contract requiring the payment by the Seller of more than $50,000 in any twelve (12) month period for the purchase or lease of any machinery, equipment or other capital assets;

(v) collective bargaining agreement, employment, international sales agent, representative, distributor or consulting Contract;

(vi) Contract providing for severance payments or other additional similar rights or benefits (whether or not optional) in the event of the sale of the Subject Business;

(vii) joint venture or partnership Contract;

(viii) Contract requiring the payment by the Seller to any Person of more than $50,000 in the aggregate in any twelve (12) month period for the purchase of goods or services;

(ix) Contract between the Seller and any Affiliate of the Seller (which shall be separately identified as such in Section 3.7(b) of the Seller Disclosure Schedule);

(x) lease of real or personal property under which the Seller is the lessor, except equipment leases entered into the ordinary course of business;

(xi) Contract under which the Seller has agreed to indemnify any party; or

(xii) Contract concerning non-competition.

(c) To the Knowledge of the Seller, there is no proposed or overtly threatened termination of any facility or personnel security clearances applicable to the Subject Business.
      3.8     Government Contracts.
      Neither the Seller nor any of its subsidiaries is a party to any contract or arrangement with any federal, state or local government agency.
      3.9     Transferred IPR and Transferred Technology.
      The Seller owns, and has the right to transfer to the Buyer under this Agreement, free and clear of Third Party Consents and all Encumbrances other than Permitted Encumbrances, the Transferred IPR and the Transferred Technology. To the Knowledge of the Seller, (a) the Seller’s current conduct of the Subject Business does not infringe on the Intellectual Property Rights of any third Person and (b) the Seller has not received any written notice from a third Person alleging that the Seller has or may have in the past, or is or may be currently, infringing upon the Intellectual Property Rights of any third Person. To the Knowledge of the Seller, no third party is infringing or misappropriating any of the Transferred IPR.
      3.10     Transferred Accounts Receivable.
      The Transferred Accounts Receivable arose from bona fide transactions in the ordinary course of business, consistent with past practices, and represent valid and enforceable claims against debtors for sales and other charges. No material amount of the Transferred Accounts Receivable is contingent upon the performance by the Seller of any obligation or contract other than normal warranty repair and replacement.
      3.11     Transferred Employees.

(a) Except for any persons who resign from the Seller’s employment following the date hereof and prior to the Closing or whose employment with the Seller is terminated following the date hereof and prior to the Closing, the Transferred Employees are all of the employees of the Seller who currently work primarily for the Subject Business.

(b) With respect to the Transferred Employees, the Seller is not a party to, or bound by, any collective bargaining agreement, shop floor agreement contract or other agreement or understanding with a labor union or labor organization. No proceeding regarding any unfair labor practice is pending before the National Labor Relations Board or similar domestic or foreign governmental agency. No application or petition requiring the Seller with respect to the Subject Business to bargain with any labor organization as to wages or conditions of employment involving the Subject Business has been commenced nor is any such application or petition, to the Knowledge of the Seller, threatened. To the Knowledge of the Seller, there are no campaigns being conducted to solicit cards from the Transferred Employees to authorize representation by any labor organization.

(c) Section 3.11(c) of the Seller Disclosure Schedule contains a complete and accurate list of the severance of each Transferred Employee as of March 1, 2005 under the Seller’s severance practices.

(d) Section 3.11(d) of the Seller Disclosure Schedule sets forth each Seller Benefit Plan. With respect to each Seller Benefit Plan, Seller has provided to Buyer an accurate, current and complete written summary of all material plan terms. For purposes of this Agreement, the term “Employee Plan” means any plan, program, agreement, policy or arrangement (a “plan”), whether or not reduced to writing, that is: (i) a welfare benefit plan within the meaning of Section 3(1) of ERISA (a “Welfare Plan”); (ii) a pension benefit plan within the meaning of Section 3(2) of ERISA; (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (iv) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan.

(e) The Seller’s 401(k) plan is intended to meet the requirements of Section 401(a) of the Code and has been subject to a determination letter from the Internal Revenue Service to the effect that such plan is qualified and the related trust is exempt from Federal income taxes under Section 401(a) and Section 501(a), respectively, of the Code.

(f) No circumstance exists and no event (including any action or the failure to do any act) has occurred with respect to any Employee Plan maintained or formerly maintained by the Seller or any ERISA Affiliate, or to which the Seller or any ERISA Affiliate is or has been required to contribute, that could subject Buyer to liability, or the assets of the Subject Business to any lien, under ERISA or the Code, nor will the transactions contemplated by this Agreement give rise to any such liability or lien.

(g) Except as described in Section 3.11(g) of the Seller Disclosure Schedule and other than as required under Section 601 et seq. of ERISA, no Seller Benefit Plan provides retiree health or other retiree benefits.

      3.12     Reference Balance Sheet. Attached hereto as Exhibit D are the following financial statements (collectively, the “Financial Statements”): (i) the Seller’s unaudited consolidated balance sheets and statements of income and cash flows for the 9 months ended December 31, 2004, and (ii) a balance sheet as of January 31, 2005 (the January 31, 2005 balance sheet, the “Reference Balance Sheet”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis, are correct and complete and are consistent with the books and records of the Seller, subject to normal and recurring adjustments and in the case of the unaudited financial statements, the absence of notes.
      3.13     Absence of Undisclosed Liabilities. Other than as set forth in this Agreement and the Schedules hereto, the Seller does not have any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Reference Balance Sheet, (ii) Liabilities that would not be required to be reflected in financial statements prepared in accordance with GAAP and (iii) Liabilities which have arisen after the date of the Reference Balance Sheet in the ordinary course of business (none of which liabilities results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).
      3.14     Litigation.
      There is no Proceeding pending or, to the Knowledge of the Seller, threatened relating to the Transferred Assets, the Products or the Subject Business. There is no investigation or other proceeding pending or, to the Knowledge of the Seller, threatened relating to the Transferred Assets, the Products or the Subject Business by or before any Governmental Authority. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Seller relating to the Transferred Assets, the Products or the Subject Business

under any applicable Law. Since January 1, 2001, the Seller has not been a party to any litigation and has had no litigation pending against a third party, in each case involving or affecting the Subject Business.
      3.15     Taxes.

(a) To the extent that failure to do so would adversely impact the Transferred Assets or the Buyer’s ownership of the Transferred Assets, the Seller (i) has paid all Taxes it is required to pay to the appropriate Governmental Authority and (ii) has filed all material Tax Returns it is required to file. With respect to the Subject Business, all Taxes that the Seller is required to withhold or collect have been withheld or collected.

(b) There is no action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of the Seller, threatened in respect of any Taxes relating to the Subject Business for which the Buyer may become liable as the result of the Transactions contemplated by this Agreement, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of the Seller, threatened. Seller does not know of any basis for the assertion of any claim for any liabilities for unpaid Taxes for which Buyer would become liable as a result of the Transactions contemplated by this Agreement or that would result in any Lien on any of the Transferred Assets.

(c) There are no Liens with respect to any Taxes upon any of the Transferred Assets, other than Permitted Encumbrances.

(d) None of the Transferred Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code.
      3.16     Environmental Matters.
      The Seller (a) is and has been, to the Knowledge of the Seller, in compliance with all Environmental Laws that are applicable to the Subject Business, (b) has not, with respect to the Seller’s operation of the Subject Business, received any written notice of any alleged claim, violation of, or liability under, any Environmental Law that has not heretofore been cured or for which there is any remaining liability and (c) has not transferred or arranged for the transfer of Hazardous Materials generated by the Subject Business to any facility listed or proposed for listing under CERCLA or any state equivalent, except in the case of the foregoing clauses (a) — (c) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the real property currently or formerly owned or leased by the Seller for the operation of the Subject Business has been the site of or affected by any releases of Hazardous Materials, or is listed or proposed for listing on the National Priorities List or CERCLIS (or any state equivalent), and there are no claims pending, or to the Knowledge of the Seller, threatened against the Seller for any (i) personal injury as a result of employee exposure to Hazardous Materials or (ii) cost recovery, contribution, property or natural resource damage as a result of Hazardous Materials present on or emanating from any real property currently or formerly owned or leased by the Subject Business.
      3.17     Sufficiency of Assets.
      The Transferred Assets constitute, as of the date hereof, all of the assets, rights and properties that the Seller currently uses or holds for use in connection with the operation of the Subject Business as currently conducted.
      3.18     Reference Working Capital Statement.
      The Reference Working Capital Statement means total current assets of the Subject Business as of January 31, 2005 (other than current assets that are Excluded Assets), less total current liabilities of the Subject Business as of January 31, 2005 (other than any current liabilities that are Excluded Liabilities), in each case determined in accordance with accounting methods, policies, practices and procedures set forth in Section 3.18 of the Seller Disclosure Schedule. The parties hereby agree that, for purposes of calculating Reference Working Capital, any assets and liabilities relating to Taxes (including assets and liabilities relating to timing differences between financial and accounting) other than payroll taxes shall not be taken into account and shall be disregarded.

      3.19     Subsequent Events.
      Since December 31, 2004 until the date hereof, (a) the Seller has conducted its operations related to the Subject Business in the ordinary course of business, has used commercially reasonable efforts to maintain the Subject Business, the Transferred Assets, its relations with employees, customers, suppliers, licenses and operations related to the Subject Business as an ongoing business in accordance with past practice and (b) there has not been any Material Averse Effect.
      3.20     Compliance with Applicable Laws; Permits.

(a) The Subject Business is being conducted in compliance with all applicable Laws, except as would not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, to the Knowledge of the Seller, the Seller has not, within the past three (3) years, in connection with the Subject Business (including any Transferred Contract that is a contract with the United States government or any prime contractor or subcontractor to the government), (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; or (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any other unlawful payment, and (iv) made any other payment or series of payments the noncontinuation of which has had or might have, individually or in the aggregate, a Material Adverse Effect.

(b) The Seller has duly obtained all material permits, concessions, grants, franchises, licenses, certifications and other governmental authorizations and approvals (including any licenses to export its Products) that are necessary for the conduct of the Subject Business as it is currently conducted and a list of all such permits is included in Schedule 3.20(b) of the Seller Disclosure Schedule. Each Transferred Permit is in full force and effect, and there are no proceedings pending or, to the Knowledge of the Seller, threatened that would result in the revocation, cancellation, suspension or modification of any Transferred Permit.
      3.21     Brokers and Intermediaries.
      The Seller has not employed any broker, finder, advisor or intermediary in connection with the Transactions who would be entitled to a broker’s, finder’s, adviser’s, intermediary’s or similar fee or commission in connection therewith or upon the consummation thereof from the Buyer.
      3.22     Product Warranties.
      There are no outstanding product warranties for the Products for a period greater than eighteen (18) months. Section 3.22 of the Seller Disclosure Schedule contains a complete and accurate list of all pending or, to the Knowledge of the Seller, threatened product liability claims with respect to the Subject Business or the Products. Section 3.22 of the Seller Disclosure Schedule contains a complete and accurate list of all product liability claims or recalls with respect to the Subject Business or the Products that have occurred since January 1, 2000 that are outside of the ordinary course of business. None of the products manufactured or sold by the Seller with respect to the Subject Business, including the Products, contains or incorporates asbestos, asbestos-containing materials or presumed asbestos-containing materials.
      3.23     Problems with Suppliers and Customers.
      Since September 1, 2004, (a) no supplier or customer to or of the Subject Business has canceled or otherwise terminated its relationship with the Seller with respect to the Subject Business, except cancellations or termination which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) to the Knowledge of the Seller, no supplier or customer to or of the Subject Business has overtly threatened to cancel or otherwise terminate its relationship with the Seller with respect to the Subject Business or its usage of the services of the Seller with respect to the Subject Business, except cancellations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) to the Knowledge of the Seller, no supplier to the Subject Business has become unable to continue to supply the products or services supplied to the Subject Business by such supplier. The Seller does not have any direct or indirect ownership interest in any supplier or customer of the Subject Business.
      3.24     Transactions with Affiliates.
      Section 3.24 of the Seller Disclosure Schedule contains a complete and accurate list of all existing material contractual or business relationships between the Seller, with respect to the Subject Business, any other divisions of the Seller or any Affiliate of the Seller.
      3.25     Transactions with Related Persons; Outside Interests.
      No Related Party is, or has been since January 1, 2003, a party to any Contract or transaction with the Seller. No Related Party uses any of the Transferred Assets except directly in connection with the Subject Business, and no Related Party owns or has any interest in any of the Transferred Assets. No Related Party has any claim of any nature, including any inchoate claim, against any of the Transferred Assets or the Subject Business. Except as expressly provided herein or in any other agreement or as otherwise may be mutually agreed after the Closing, (a) no Related Party will at any time after the Closing for any reason, directly or indirectly, be or become entitled to receive any payment or transfer of money or other property of any kind from the Buyer and (b) the Buyer will not at any time after the Closing for any reason, directly or indirectly, be or become subject to any obligation to any Related Party.
      3.26     Seller Information.
      The information relating to the Seller and its subsidiaries to be provided by the Seller for inclusion in the preliminary proxy statement, the Proxy Statement, or in any other document filed with any other Governmental Authority in connection herewith, at the respective times filed with the SEC or such other Governmental Authority and first published, sent or given to the shareholders of the Seller and, with respect to the Proxy Statement, at the date any amendment is mailed to the shareholders and at the time of the special shareholders meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make there statement therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Seller as to such portions thereof that relate only to the Buyer for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.
      3.27     Board Recommendation.
      Subject to the right of the board of directors of the Seller under Section 5.8(b) hereof, the board of directors of the Seller, at a meeting duly called and held, has (a) duly adopted this Agreement (including all terms and conditions set forth herein) and approved the Transactions, (b) determined that the Transaction is advisable and that the terms of the Transaction are fair to, and in the best interests of, the Seller and its shareholders and (c) subject to the terms of Section 5.8 hereof, resolved to submit this Agreement to the Seller’s shareholders and recommend that the Seller’s shareholders approve this Agreement and the Transactions.
      3.28     Books and Records.
      The books and all corporate (including minute books and stock record books) and financial records of the Seller are complete and correct in all material respects and have been maintained in accordance with applicable sound business practices, laws and other requirements. The Seller has not established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER
      The Buyer hereby represents and warrants to the Seller as follows:
      4.1     Organization; Good Standing; Corporate Power.
      The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to own, hold and use the Transferred Assets that are owned or held by the Seller, or in its name, as of the date hereof.
      4.2     Authority.
      The Buyer has all requisite power and authority to enter into the Transaction Agreements to which it is a party, to perform its obligations under the Transaction Agreements, and to consummate the Transactions. The execution and delivery by the Buyer of the Transaction Agreements to which it is a party, the performance by the Buyer of its obligations under the Transaction Agreements and the consummation by the Buyer of the Transactions, have been duly authorized by all necessary corporate action on the part of the Buyer, and no further action is required on the part of the Buyer or its stockholders to authorize the execution and delivery by the Buyer of the Transaction Agreements to which it is a party, the performance by the Buyer of its obligations under the Transaction Agreements or the consummation by the Buyer of the Transactions. This Agreement has been (and as of the Closing each of the Ancillary Agreements to which the Buyer is a party will be) duly executed and delivered by the Buyer, and this Agreement constitutes (and upon the execution and delivery thereof by the Buyer as of the Closing, each of the Ancillary Agreements to which the Buyer is a party will constitute) the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms.
      4.3     Conflicts.
      The execution and delivery by the Buyer of the Transaction Agreements to which it is a party, the performance by the Buyer of its obligations under the Transaction Agreements, and the consummation by the Buyer of the Transactions, will not Conflict with or result in any Conflict under (i) any provision of the certificate of incorporation or bylaws (or the equivalent organizational documents) of the Buyer, (ii) any material Contract to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound or (iii) any judgment, order, decree or, to the knowledge of the Buyer, any material Law that is applicable to the Buyer or any of its properties or assets (tangible and intangible), except in the case of this clause (iii) for any such Conflicts that would not reasonably be expected to have a material adverse effect on the ability of the Buyer to perform is obligations under the Transaction Agreements to which it is a party and to consummate the Transactions.
      4.4     Required Consents.
      No material consent, waiver, license, approval, authorization or other order of, or material registration, declaration or filing with, any Person (including a party to any agreement with the Buyer) is required by or with respect to the Buyer in connection with or as a result of the execution and delivery by the Buyer of the Transaction Agreements to which the Buyer is a party, the performance by the Buyer of its obligations under the Transaction Agreements or the consummation by the Buyer of the Transactions.
      4.5     Sufficiency of Funds.
      The Buyer has, or has access through one or more of its Affiliates, to sufficient funds to deliver the Purchase Price to the Seller in accordance with the terms and conditions of this Agreement.
      4.6     Brokers and Intermediaries.
      Except for Janney Montgomery Scott LLC, the Buyer has not employed any other broker, finder, advisor or intermediary in connection with the Transactions who would be entitled to a broker’s, finder’s, adviser’s, intermediary’s or similar fee or commission in the connection therewith or upon consummation thereof from the Seller.

      4.7     Buyer Information.
      The information relating to Buyer to be provided by Buyer to be contained in the preliminary proxy statement, the Proxy Statement, or in any other document filed with any other Governmental Authority in connection herewith, at the respective time filed with the SEC or such other Governmental Authority and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders of the Seller and at the time of the special meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
ARTICLE 5
COVENANTS & AGREEMENTS
      5.1     Interim Operations of the Subject Business. Between the date hereof and the Closing:

(a) the Seller shall (i) carry on the Subject Business in the usual, regular and ordinary course and in substantially the same manner as currently conducted and in material compliance with all applicable Laws, pay all debts that would otherwise constitute Assumed Liabilities when due, subject to good faith disputes over such liabilities and (ii) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact the present business organization of the Subject Business, (B) keep available the services of the Transferred Employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and other persons with which it has significant business dealings relating to the Subject Business; and

(b) except as set forth in Section 5.1 of the Seller Disclosure Schedule or consented to in writing by Buyer, Seller shall not:

(i) divest, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to divest, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, any Transferred Assets other than (A) Transferred Tangible Property in the ordinary course of business or (B) Permitted Encumbrances;

(ii) increase the compensation or employee benefits of any officers or employees of the Seller who will become Transferred Employees;

(iii) modify, amend or terminate any Transferred Contract or enter into any new contracts or agreements with respect to the Subject Business involving payments in excess of $50,000 in the aggregate, other than in the ordinary course of business;

(iv) enter into any new contracts or agreements with respect to the Subject Business having a term greater than 90 days;

(v) make any change to the accounting methods, principles or practices of the Subject Business, except as may be required by GAAP;

(vi) enter into any settlement agreements involving payments in excess of $50,000 in the aggregate or which would restrict the Subject Business with respect to any litigation or any claim (whether pending or threatened) relating to the Subject Business;

(vii) make any capital expenditure related to the Subject Business in excess of $50,000 in the aggregate;

(viii) make any material change in the methods of manufacture, management or operation of the Subject Business;

(ix) make any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person which would be included in the Transferred Assets;

(x) to the extent related to the Subject Business or Transferred Assets, incur or assume any long-term or short-term debt or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or

(xi) authorize, or commit or agree to take any of the foregoing actions.
      5.2     Proxy Statement and Approval of the Seller’s Shareholders.
      As promptly as practicable, but no later than ten (10) business days after the execution and delivery of this Agreement, the Seller shall prepare and file with the SEC a preliminary proxy statement to be used in connection with the Seller’s solicitation of proxies from its shareholders to approve and adopt this Agreement and the Transactions. The Buyer shall promptly provide to the Seller such information concerning its business and financial statements and affairs as may be required or appropriate for inclusion in the proxy statement, or in any amendments or supplements thereto, and the Buyer will cause its counsel and auditors to cooperate with the Seller’s counsel and auditors in the preparation of the preliminary proxy statement. The preliminary proxy statement and the Proxy Statement will comply in all material respects with all applicable Laws and the Seller will, after consultation with the Buyer, promptly respond to any comments made by the SEC with respect to such preliminary proxy statement and, as soon as possible, cause a definitive proxy statement (the “Proxy Statement”) to be mailed to its shareholders. The Proxy Statement shall contain the recommendation of the board of directors of the Seller that shareholders of the Seller vote in favor of the approval of this Agreement and the Transactions contemplated herein. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Seller shall promptly consult with the Buyer of such occurrence and the Seller shall use its commercially reasonable efforts to obtain and furnish any information, promptly provide comments to the SEC or its staff, and file such amendment or supplement. The Seller shall duly call, give proper notice of, convene, and hold a special meeting of the shareholders as soon as reasonably practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement and the Transactions. The Seller shall use its commercially reasonable efforts to solicit from the shareholders of the Seller proxies in favor of the approval of this Agreement and the Transactions and shall take all other action necessary or advisable to secure the vote or consent of its shareholders required to effect the Transactions.
      5.3     Access.
      Except as prohibited by applicable Law or by the agreements of the Seller with third Persons, during the period commencing with the execution and delivery of this Agreement and ending on the Closing Date, the Seller shall afford to the Buyer and its representatives, subject to reasonable advance notice and at all reasonable times, reasonable access to the personnel, professional advisors, properties, contracts, Books and Records and other documents and data of the Seller relating to the Subject Business, the Transferred Assets or the Products, in each case only to the extent that such material relates to the Subject Business, Transferred Assets or the Products.
      5.4     Confidentiality.
      Whether or not the Transactions shall be consummated, any information obtained during the course of any investigation conducted pursuant to the provisions of Section 5.3 hereof or in connection with the negotiation and execution of the Transaction Agreements and/or the consummation of the Transactions (including the Transferred Books and Records), as well as the terms and provisions of the Transaction Agreements (including the Purchase Price and any other amounts payable pursuant to any Transaction Agreement), shall be governed by the terms and conditions of that certain Confidential Disclosure Agreement, dated January 7, 2005, by and between the Seller and the Buyer; provided, however, that if the Transactions shall be consummated, nothing set forth in the Confidential Disclosure Agreement or this Section 5.4 shall restrict the Buyer’s use of or disclosures regarding the Transferred Assets.
      5.5     Public Disclosure.
      Without limiting any other provision of this Agreement or any of the Ancillary Agreements, the Seller and the Buyer shall consult with each other before issuing, and shall provide the other with an opportunity to review, comment upon and concur with, and shall use commercially reasonable efforts to agree upon, any press release or other disclosure, statement or communication in respect of the Transaction Agreements and/or the Transactions, and, except as required by applicable Law (including applicable securities Laws) or any listing agreement with The Nasdaq Stock Market, Inc. or other applicable national or regional securities exchange, neither the Seller nor the Buyer shall issue any press release, make any public disclosure or make any statement or communication to any third party (other than their respective agents and representatives) regarding the Transaction Agreements and/or the Transactions (including, if applicable, the termination of any Transaction Agreement and the reasons therefor) without the prior written consent of the other party hereto.
      5.6     Reasonable Efforts.
      On the terms and subject to the conditions set forth in this Agreement, the Seller and the Buyer shall use their respective commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, as promptly as possible, to obtain all necessary Third Party Consents and consents of Government Authorities, to effect or make all necessary registrations, qualifications and filings and to remove any injunctions or other impediments or delays, legal or otherwise, required to be obtained, made or removed in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. All filing fees payable to Government Authorities shall be shared equally between the Seller and the Buyer, with the exception of any fees incurred in connection with the preliminary proxy statement or the Proxy Statement, all of which shall be paid by the Seller.
      5.7     Revised Seller Schedules.
      At any time and from time to time after the execution and delivery of this Agreement, the Seller may amend, modify, update or supplement the information set forth in the Schedules to this Agreement or in the Seller Disclosure Schedule, in whole or in part, by delivery to the Buyer of an amended and restated copy of one or more Schedules to this Agreement or the Seller Disclosure Schedule (each, a “Revised Seller Schedule”), clearly marked to reflect all of the Seller’s proposed amendments, modifications, updates and supplements thereto. In the event and to the extent that the Buyer shall fail to object in writing to a Revised Seller Schedule within five (5) business days following its receipt thereof, such Revised Seller Schedule shall be deemed (i) to replace and supersede in its entirety the corresponding Schedule to this Agreement or the Seller Disclosure Schedule, as applicable (and any and all corresponding Revised Seller Schedules previously delivered by the Seller to the Buyer pursuant to this Section 5.7) and (ii) to be the definitive corresponding Schedule to this Agreement or Seller Disclosure Schedule, as applicable, for all purposes of and under this Agreement, including for purposes of (A) determining the Transferred Assets to be purchase and sold pursuant to Article 2 hereof, (B) determining whether the conditions to the obligations of the Buyer set forth in Section 8.2(a) hereof have been satisfied and (C) establishing the indemnification obligations of the Seller pursuant to Section 9.2 hereof. In the event that the Buyer shall object in writing to any amended, modified, updated or supplemented information set forth in a Revised Seller Schedule within five (5) business days following its receipt thereof, such amended, modified, updated or supplemented information (x) shall not be deemed to amend the corresponding Schedule to this Agreement for purposes of determining the Transferred Assets to be purchased and sold pursuant to Article 2 hereof, and (y) shall not be deemed to qualify the representations and warranties of the Seller set forth in this Agreement for purposes of determining whether the conditions to the obligations of the Buyer set forth in Section 8.2(a) hereof have been satisfied; provided, however, that notwithstanding the Buyer’s objection in writing to any such amended, modified, updated or supplemented information set forth in a Revised Seller Schedule that purports to amend or modify the Seller Disclosure Schedule within such five (5) business day period, in the event that the Transactions shall be consummated, such amended, modified, updated or supplemented information shall be deemed to replace and supersede in its entirety the corresponding information set forth in the Seller Disclosure Schedule (and in any and all Revised Seller Schedules (to the extent that any such Revised Seller Schedule amended and superseded the Seller Disclosure Schedule) previously delivered by the Seller to the Buyer pursuant to this Section 5.7) for purposes of establishing the indemnification obligations of the Seller pursuant to Section 9.2 hereof.

      5.8     No Solicitation.

(a) The Seller shall immediately cease any discussions or negotiations with any Persons other than Buyer that may be ongoing with respect to the proposed Transactions and shall seek to have returned to the Seller any confidential information that has been provided in any such discussions or negotiations. From the date hereof, the Seller shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors, or employees or any Affiliate, investment banker, financial advisor, attorney, accountant, or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage discussions (including by way of furnishing information which has not been previously publicly disseminated), or take any other action intended to facilitate any inquiries or the making of any Proposal or (ii) participate in any discussions or negotiations regarding any Proposal.

(b) Except as specially permitted under the terms of this Section 5.8(b), neither the board of directors of the Seller nor any committee thereof shall, in a manner adverse to the Buyer, privately or publicly, (i) withhold, withdraw, amend or modify its recommendation in favor of the approval of this Agreement and the Transactions, (ii) approve or recommend any Proposal or (iii) cause the Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Proposal; provided, however, notwithstanding the foregoing or anything in this Agreement to the contrary, nothing in this Agreement shall prevent the board of directors of the Seller or any committee thereof from withholding, withdrawing, amending or modifying its recommendation in favor of the approval of this Agreement and the Transactions at any time prior to the time at which the Seller’s shareholders have duly approved this Agreement and the Transactions under California Law, if (i) the Seller receives an unsolicited Superior Proposal after the execution of this Agreement under circumstances that does not arise out of a breach of the terms of this Section 5.8, and such Superior Proposal has not been withdrawn, and (ii) the board of directors of the Seller determines in good faith, after considering applicable Law and after consultation with its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawing, amending or modifying such recommendation is consistent with by the fiduciary duties of the board of directors of the Seller to the Seller’s shareholders under applicable Law. In addition, nothing in this Agreement shall prohibit the board of directors of the Seller from (i) taking and disclosing to the Seller’s shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, (ii) complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (iii) making any disclosure that is required to comply with the board’s fiduciary duty of candor (including, without limitation, a change of recommendation in favor of the approval of this Agreement and the Transactions) to the Seller’s shareholders under applicable Law.

(c) The Seller shall promptly advise the Buyer, both orally and in writing, of (i) any Proposal, whether or not a Superior Proposal, and the material terms and conditions thereof, including the identity of the Persons making it, and (ii) any request for confidential information of the Company, whether in connection with a Proposal or otherwise.
      5.9     Appropriate Action.
      The Seller and the Buyer shall promptly notify each other in writing of any pending or, to the Knowledge of the Seller or the Buyer, as applicable, threatened action, proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit the right of the Buyer to own or operate all or any portion of the Subject Business. The Seller and the Buyer shall cooperate with each other and use commercially reasonable efforts in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.
      5.10     Mail and Payments.

(a) The Seller authorizes and empowers the Buyer on and after the Closing Date to receive and open all mail and other communications received by the Buyer relating to the Subject Business and to deal with the contents of such communications in good faith and in a proper manner. The Seller shall promptly deliver to the Buyer any mail or other communication received by the Seller after the Closing Date pertaining to the Subject Business.

(b) The Seller shall promptly pay or deliver to the Buyer any monies or checks relating to the Subject Business which have been mistakenly sent after the Closing Date by customers or others to the Seller and which should have been sent to the Buyer.

(c) The Seller agrees that the Buyer has the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by the Buyer in respect of any note or account receivable transferred to the Buyer pursuant to this Agreement and the Seller shall furnish the Buyer such evidence of this authority as the Buyer may request.

(d) The Buyer shall promptly pay or deliver to the Seller any monies or checks which have been mistakenly sent after the Closing Date to the Buyer and which should have been sent to the Seller.

      5.11     Voting Agreements.
      As soon as practicable following the execution of this Agreement (and in any event within one (1) business day thereafter), the Seller shall notify its transfer agent for shares of common stock of the Seller of the restrictions set forth in the Voting Agreements and instruct such transfer agent to implement control procedures to enforce such transfer restrictions in accordance with its customary practices.
      5.12     Change of Corporate Name.
      As soon as practicable following the Closing, Seller shall deliver to Buyer a duly executed and acknowledged certificate of amendment to the Seller’s articles of incorporation or other appropriate document which is required to change the Seller’s corporate name to a new name bearing no resemblance to its present name so as to make the Seller’s present name available to Buyer.
      5.13     Environmental Matters. To the extent not undertaken and completed prior to the Closing, following the Closing, Seller shall undertake and complete all response actions (“Seller Response Actions”) reasonably necessary to comply in all material respects with all Environmental Laws in respect of any conditions of environmental contamination identified by the New Environmental Scope of Work, to the extent such conditions reasonably are attributed to the conduct of Seller or persons under Seller’s control or to Seller’s operations at or use of the Leased Real Property since the inception of Seller’s occupancy of said property. The Seller and the Buyer shall cooperate in good faith to conduct all additional appropriate testing to the extent required during the course of the New Environmental Scope of Work. Seller Response Actions shall be performed at Seller’s sole cost and shall be performed with all practicable diligence and speed, in conformance with all applicable Environmental Laws, and in a manner that does not unreasonably interfere with Buyer’s use and occupancy of the Leased Real Property. Following the Closing, Buyer shall provide Seller and its consultants reasonable access to the Leased Real Property to complete the Seller Response Actions during business hours, and with Buyer’s approval not to be unreasonably withheld or delayed, at such other times requested by Seller. Seller shall keep Buyer informed of the status of Seller Response Actions, including, without limitation, promptly providing Buyer with full copies of all reports filed with, and all correspondence exchanged with, Governmental Authorities in connection with Seller Response Actions. Seller’s obligation to perform Seller Response Actions under this Section 5.13 shall be limited to Two Million Dollars ($2,000,000) (the “Seller Remediation Cap”). Any environmental contamination discovered by the New Environmental Scope of Work and the Seller Response Actions shall not be considered a breach of any representation contained in Article III hereof. Once Seller reasonably documents either (i) that it has completed all Seller Response Actions to the standard set forth in this Section 5.13, or (ii) that, in performing Seller Response Actions consistent with this standard, it has incurred an amount equal to or exceeding the Seller Remediation Cap, then Seller have no further obligations in respect of any Liabilities arising out of Hazardous Materials existing in, on under or about the Leased Real Property whether before or after the Closing Date, and Buyer shall indemnify the Seller against such Liabilities (the “Residual Environmental Liabilities”).

ARTICLE 6
EMPLOYEE MATTERS
      6.1     Employment Matters.

(a) Prior to the Closing Date, the Buyer shall make written offers of employment to all of the Transferred Employees, on terms substantially similar to the terms of their current employment, such employment to be effective as of, and subject to, the Closing. Nothing in this Agreement shall limit the right of the Buyer to terminate the employment of any Transferred Employee following the Closing Date.

(b) On the Closing Date, the Seller shall terminate all Transferred Employees immediately prior to Closing and shall pay any and all Liabilities relating to such termination, including, without limitation, any and all payments and benefits due to such Transferred Employees pursuant to accrued salary and wages, pension, retirement, savings, health, welfare and other benefits and severance payments or similar payments that such Transferred Employees have earned or accrued, but which remain unpaid through the Closing Date, including any earned wages in respect of accrued vacation.

(c) The Buyer shall make any filings and shall deliver any notices required in connection with the Transactions under the Worker Adjustment and Retraining Notification Act (“WARN Act”), or any similar state law, so that Seller shall have no liability under the WARN Act or other similar law as a result of the Transactions with respect to Transferred Employees. The Buyer shall be solely responsible for and agrees to indemnify, hold harmless and, at the option of the Seller to defend, the Seller from and against any Liability under the WARN Act or similar state law in connection with any Transferred Employee who is found to have suffered an “employment loss” under the WARN Act.

(d) The Seller and the Buyer agree that the Buyer has purchased substantially all of the property in the Subject Business and in connection therewith the Buyer will employ individuals who immediately prior to the Closing were employed in such trade or business by the Seller. Accordingly, the Seller shall on or before December 15, 2005 provide the Buyer will all necessary and reasonably requested payroll records for the calendar year which includes the Closing Date, the Buyer will send to the appropriate Social Security Administration office a duly completed Form W-3 (and copies of the corresponding duly completed Form W-2) for each employee employed by the Buyer who had been employed by the Seller disclosing all wages and other compensation paid for such calendar year and Taxes withheld therefrom, and provided tha the Seller has delivered to the Buyer all necessary and reasonably requested payroll records, the Seller will be relieved of the responsibility to do so. It is the intent of the parties that the obligations of the Buyer and the Seller under this Section 6.1(d) shall be carried out in accordance with Section 5 of Revenue Procedure 2004-53.
      6.2     401(k) Rollovers.
      Following the Closing, the Seller shall use commercially reasonable efforts to permit the direct rollover (pursuant to the rollover provisions of Section 401(a)(31) of the Code) of cash account balances of the Transferred Employees who accept employment with the Buyer under the Seller’s 401(k) plan to the Buyer’s 401(k) plan in which any such Transferred Employees is eligible to participate, upon the request of any such Transferred Employee. Buyer agrees to accept rollover contributions (including, if requested by any such Transferred Employee, the rollover of any notes evidencing an outstanding plan loan or loans) on behalf of any Transferred Employee who accepts employment with the Buyer to the Buyer’s 401(k) plan in accordance with the Code and the terms of the Buyer’s 401(k) plan if such Transferred Employee so elects. If necessary, the Seller agrees to amend its 401(k) plan to permit any outstanding plan loan of any Transferred Employee who accepts employment with the Buyer to be rolled over in accordance with this Section 6.2.
      6.3     Access to Employees.
      Until the six month anniversary of the Closing Date, the Seller will use reasonable efforts to provide the Buyer with access to the Seller Management.

      6.4     Employee Benefits. For at least one year following the Closing, the Buyer shall arrange for each participant in the Seller Benefit Plans (the “Seller Participants”) (including without limitation all eligible dependents) who becomes a Buyer employee (or an employee of any Buyer subsidiary or affiliate) after the Closing to be eligible during the term of his or her employment by the Buyer for substantially the same benefits in the aggregate as those provided to similarly situated employees of Buyer immediately prior to Closing. Each Seller Participant shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any applicable break in service or similar rule, receive credit for eligibility and vesting purposes under Buyer employee benefit plans for years of service with the Seller (and its subsidiaries and predecessors) prior to the Closing Date (except where doing so would cause a duplication of benefits). If applicable, the Buyer shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Seller Participants and their eligible dependents in accordance with applicable laws and shall provide them with credit for any co-payments, deductibles, and offsets similar payments) made during the plan year including the Closing for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Buyer employee benefit plans or programs in which they are eligible to participate after the Closing. This Section 6.4 shall not confer any rights or remedies upon any Person other that the Buyer or Seller and their respective successors and permitted assigns.
ARTICLE 7
TAX MATTERS
      7.1     Responsibility for Filing Tax Returns. Subject to Section 7.2 hereof, Seller will be responsible for the preparation and filing of all Tax Returns of Seller (including Tax Returns required to be filed after the Closing Date), to the extent such Tax Returns include or relate to Seller’s operation of the Subject Business or Seller’s use or ownership of the Transferred Assets on or prior to the Closing Date. Such Tax Returns, to the extent they relate to the operation of the Subject Business or the Transferred Assets, shall be true, complete and correct in all material respects. Seller will be responsible for and make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the operation of the Subject Business or the Transferred Assets. Buyer will be responsible for the preparation and filing of all Tax Returns that it is required to file with respect to Buyer’s operation of the Subject Business or Buyer’s ownership or use of the Transferred Assets attributable to taxable periods (or portions thereof) commencing after the Closing Date. Buyer’s Tax Returns, to the extent they relate to the operation of the Subject Business or the Transferred Assets, shall be true, complete and correct in all material respects. Buyer will make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the operation of the Subject Business or the Transferred Assets.
      7.2     Straddle Period Taxes.
      In the case of any real or personal property taxes or any similar taxes attributable to the Transferred Assets that are reported on a Tax Return covering a period commencing before the Closing Date and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Tax shall be prorated between the Seller and the Buyer on a per diem basis. Notwithstanding anything else set forth in this Agreement, the party required by law to pay any such Straddle Period Tax shall provide the other party with a proof of payment, and within ten (10) days of receipt of such proof of payment, such other party shall reimburse the party that paid the Straddle Period Tax for its share of such Straddle Period Tax. The party required to file a Tax Return with respect to Straddle Period Taxes shall do so within the time period prescribed by law.

ARTICLE 8
CONDITIONS TO THE CLOSING
      8.1     Conditions to Obligations of Each Party.
      The respective obligations of the Buyer and the Seller to consummate the Transactions shall be subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Shareholder Approval. This Agreement and the Transactions shall have been approved and adopted by the requisite vote of the Seller’s shareholders under California Law.

(b) Governmental Approvals. All waivers, consents, approvals, authorizations, qualifications or other orders issued by, or declarations or filing made with, and waiting periods imposed by, any Governmental Authority reasonably deemed necessary or appropriate by the Buyer and the Seller to consummate the Transactions shall have been timely obtained, made or expired.

(c) Illegality. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions.

(d) Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect, nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending.
      8.2     Additional Conditions to the Obligations of the Buyer.
      The obligation of the Buyer to effect the Transactions shall be subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in whole or in part exclusively by the Buyer (in the Buyer’s sole discretion) pursuant to a written instrument:

(a) Representations and Warranties. The representations and warranties of the Seller set forth in Article 3 hereof (as modified by any Revised Seller Disclosure Schedule pursuant to Section 5.7 hereof) that are qualified by reference to materiality or a Material Adverse Effect (i) shall have been true and correct on and as of the date hereof and (ii) shall be true and correct on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, except in the case of this clause (ii) for those representations or warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct only as of such particular date. The representations and warranties of the Seller set forth in Article 3 hereof (as modified by any Revised Seller Disclosure Schedule pursuant to Section 5.7 hereof) that are not qualified by reference to materiality or a Material Adverse Effect (i) shall have been true and correct on and as of the date hereof in all material respects and (ii) shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, except in the case of this clause (ii) for those representations or warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects only as of such particular date.

(b) Covenants. The Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Seller at or before the Closing.

(c) Certificate of the Seller. The Buyer shall have received a certificate, validly executed for and on behalf of the Seller and in its name by a duly authorized officer thereof, to the effect that, as of the Closing, the conditions to the obligation of the Buyer to consummate the Transaction set forth in Section 8.2(a) and Section 8.2(b) hereof have been satisfied or fulfilled (unless otherwise waived by the Buyer in accordance with the terms hereof).

(d) Non-Competition Agreement. The Seller shall have received a fully executed copy of the Non-Competition Agreement in form and substance as set forth in Exhibit E.

(e) Ancillary Agreements and Seller Transfer Documents. The Seller shall have executed and delivered to the Buyer the Seller Transfer Documents, the Escrow Agreement and the Lease Assignment Agreement.

(f) Consents. All approvals, consents, waivers and authorizations set forth in Schedule 8.2(f) hereto shall have been obtained and in full force and effect.

(g) New Environmental Scope of Work/ Seller Remediation Cap. Seller shall have completed the New Environmental Scope of Work and the cost of the Seller Response Actions, as reasonably determined by ENVIRON International Corporation and described in a report provided to Buyer and Seller prior to the Closing Date, shall not be reasonably expected to exceed the Seller Remediation Cap.
      8.3     Additional Conditions to Obligations of the Seller.
      The obligation of the Seller to effect the Transactions shall be subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in whole or in part exclusively by the Seller (in the Seller’s sole discretion) pursuant to a written instrument:

(a) Representations and Warranties. The representations and warranties of the Buyer set forth in Article 4 hereof that are qualified by reference to materiality or a Material Adverse Effect (i) shall have been true and correct on and as of the date hereof and (ii) shall be true and correct on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, except in the case of this clause (ii) for those representations or warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct only as of such particular date. The representations and warranties of the Buyer set forth in Article 4 hereof that are not qualified by reference to materiality or a Material Adverse Effect (i) shall have been true and correct on and as of the date hereof in all material respects and (ii) shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, except in the case of this clause (ii) for those representations or warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects only as of such particular date.

(b) Covenants. The Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Buyer at or before the Closing.

(c) Certificate of the Buyer. The Seller shall have received a certificate, validly executed for and on behalf of the Buyer and in its name by a duly authorized officer thereof, to the effect that, as of the Closing, the conditions to the obligation of the Seller to consummate the Transaction set forth in Section 8.3(a) and Section 8.3(b) hereof have been satisfied or fulfilled (unless otherwise waived by the Seller in accordance with the terms hereof).

(d) Ancillary Agreements and Buyer Assumption Documents. The Buyer shall have executed and delivered to the Seller the Buyer Assumption Documents, the Escrow Agreement and the Lease Assignment Agreement.
ARTICLE 9
SURVIVAL; INDEMNIFICATION
      9.1     Survival of Representations, Warranties, Covenants and Agreements.

(a) The representations, warranties, covenants and agreement of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive until six-month anniversary of the Closing Date (the “Survival Period”).

(b) Notwithstanding Section 9.1(a), any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the Survival Period if the Indemnification Notice relating to the inaccuracy or breach which gives rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
      9.2     Indemnity by the Seller. Subject to this Article 9 (including the limitations on indemnification as set forth in Section 9.4(a)), the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its directors, officers, shareholders, employees, agents, representatives and Affiliates (collectively, the “Buyer Indemnified Parties”) against and in respect of all Damages incurred or suffered by any Buyer Indemnified Party arising out of or in connection with:

(a) any breach of any representation or warranty made by the Seller herein, determined without regard to any materiality qualification contained in any such representation or warranty; or

(b) any breach or nonfulfillment by the Seller of, and any noncompliance by the Seller with, any covenant, agreement or obligation contained herein.
      9.3     Indemnity by the Buyer. Subject to this Article 9 (including the limitations on indemnification as set forth in Section 9.4(b)), the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and each of its directors, officers, shareholders, employees, agents, representatives and Affiliates (collectively, the “Seller Indemnified Parties”) against and in respect of all Damages incurred or suffered by any Seller Indemnified Party arising out of or in connection with:

(a) any breach of any representation or warranty made by the Buyer herein, determined without regard to any materiality qualification contained in any such representation or warranty;

(b) any breach or nonfulfillment by the Buyer of, and any noncompliance by the Buyer with, any covenant, agreement or obligation contained herein; or

(c) any Residual Environmental Liabilities.
      9.4     Limitations on Indemnity.

(a) Limitations on Indemnity by the Seller.

(i) The Seller shall not be liable to any Buyer Indemnified Parties in respect of any Damages pursuant to Section 9.2 until such time as the aggregate amount of all such Damages shall exceed $100,000 (the “Indemnity Basket”); provided, however, that, in such event, the Seller shall be responsible for the entire amount of all such Damages (including the initial $100,000).

(ii) The aggregate liability of the Seller for indemnification claims under Section 9.2 will be limited to $300,000 (the “Indemnity Cap”).

(b) Limitations on Indemnity by the Buyer.

(i) The Buyer shall not be liable to any Seller Indemnified Parties in respect of any Damages pursuant to Section 9.3 until such time as the aggregate amount of all such Damages shall exceed the Indemnity Basket; provided, however, that, in such event, the Buyer shall be responsible for the entire amount of all such Damages (including the initial $100,000).

(ii) The aggregate liability of the Buyer for indemnification claims under Section 9.3 will be limited to the Indemnity Cap.

(c) Special, Consequential, Incidental, Punitive and Exemplary Damages. Notwithstanding anything to the contrary set forth herein, neither the Buyer Indemnified Parties, on the one hand, nor the Seller Indemnified Parties, on the other hand, shall be entitled to indemnification from the Seller or the Buyer, respectively, pursuant to the indemnification provisions of this Article 9 or otherwise, for any special, consequential, incidental, punitive or exemplary damages that may be imposed upon, suffered or incurred by the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, except as such damages may be required to be paid to a Government Authority or to a third party which is not affiliated with a party to this Agreement.

(d) Characterization of Indemnity Payments. Any indemnification payment shall be considered, to the extent permissible under Law, as adjustments to the Purchase Price for Tax purposes.

(e) Mitigation. Each party agrees that it shall, and it shall cause its Affiliates to, use its or their commercially reasonable efforts to mitigate any Damages to be indemnified.

(f) No Limitation on Right to Contest. Nothing in this Section 9.4 shall be construed as a limitation on the indemnifying party’s right to contest in good faith whether the indemnified party is entitled to indemnification pursuant to this Article 9 with respect to a particular claim.

      9.5     Exclusive Remedy. Whether or not the Transactions shall be consummated pursuant to the terms and conditions of this Agreement, except in the event of fraud or the willful or intentional breach of the provisions of this Agreement, the sole and exclusive remedy of the Buyer Indemnified Parties, on the one hand, and the Seller Indemnified Parties, on the other hand, with respect to any and all claims arising out of or relating to this Agreement, whether arising in contract, tort or otherwise, shall be the right of the Buyer Indemnified Parties and the Seller Indemnified Parties, as the case may be, to make claims of indemnification for Damages pursuant to the provisions of this Article 9. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action it or any of its affiliates may have (excluding rights, claims or causes of action of any party under this Article 9 for fraud or fraudulent misrepresentation with respect to representations and warranties made by the Seller or knowing, intentional or willful breaches of or inaccuracies in any representations and warranties), from and after the Closing, against the Seller Indemnified Parties or the Buyer Indemnified Parties, as the case may be. The provisions of this Section 9.5 shall not restrict the right of any party to seek specific performance or other equitable remedies in connection with any breach of any of the covenants contained in this Agreement or any of the Transaction Agreements. If it is finally determined that a Buyer Indemnified Party is entitled to indemnification provided in this Article 9, then such Buyer Indemnified Party’s sole remedy shall be from amounts held pursuant to the Escrow Agreement.
      9.6     Indemnification Procedures

(a) In the event that a Seller Indemnified Party or a Buyer Indemnified Party shall incur or suffer any Damages in respect of which indemnification may be sought by such Party (such party an “Indemnified Party”) pursuant to the provisions of this Article 9 from the Buyer or the Seller, as the case may be (each, an “Indemnifying Party”), the Indemnified Party shall submit to the Indemnifying Party an Indemnification Notice stating the nature and basis of such claim. In the case of Damages arising by reason of any third-party claim (a “Third Party Claim”), the Indemnification Notice shall be given within thirty (30) days of the actual knowledge by the Indemnified Party of the filing or other written assertion of any such claim against the Indemnified Party, but the failure of the Indemnified Party to give the Indemnification Notice within such time period shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party, except to the extent that the Indemnifying Party is actually materially prejudiced thereby.

(b) Any Indemnifying Party will have the right to defend, at such Indemnifying Party’s own expense, the Indemnified Party against any Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as:

(i) the Indemnifying Party notifies the Indemnified Party in writing within ten (10) Business Days after the Indemnified Party has provided an Indemnification Notice with respect to the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from the Third Party Claim;

(ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder;

(iii) the Third Party Claim against the Indemnified Party involves money damages; and

(iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
      If the Indemnifying Party chooses to defend a Third Party Claim, the Indemnified Party shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements and only to the extent that making such items available to the Indemnifying Party would not invalidate the Indemnified Party’s rights of attorney-client privilege with respect to such matter.

(c) So long as the Indemnifying Party is conducting the defense of a Third Party Claim in accordance with Section 9.6(b):

(i) the Indemnified Party may retain separate co-counsel at its own cost and expense and participate in the defense of the Third Party Claim;

(ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, nor take any voluntary action prejudicial to the determination of the Third Party Claim, without the prior written consent of the Indemnifying Party (which consent will not unreasonably be withheld); and

(iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder.

(d) If the Indemnifying Party fails to notify the Indemnified Party of its election to defend against a Third Party Claim as herein provided, or otherwise abandons or neglects the defense of such Third Party Claim or if the Indemnifying Party does not have the right under Section 9.6(b) to assume the defense:

(i) the Indemnified Party shall have the right (without prejudice of any of its rights as against the Indemnifying Party) to control the defense of such Third Party Claim;

(ii) the Indemnified Party may consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may deem appropriate;

(iii) the costs and expenses of the Indemnified Party incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of this Agreement; and

(iv) the Indemnified Party shall keep the Indemnifying Party informed of the status of the defense of the Third Party Claim and furnish the Indemnifying Party with all documents, instruments and information that the Indemnifying Party shall reasonably request in connection therewith, and the Indemnifying Party, at the Indemnifying Party’s own cost and expense and with counsel of their own choice, shall have the right to consult with the Indemnified Party and such party’s counsel or other representatives concerning the Third Party Claim.

(e) Notwithstanding anything to the contrary contained herein, in connection with any Third Party Claim in which the Indemnified Party shall conclude, based upon the advice of its counsel and under the applicable standards of professional conduct, that (1) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Party Claim or (2) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, then the Indemnified Party shall have the right to assume and direct the defense of such Third Party Claim. In such an event, the Indemnifying Party shall pay the fees and expenses of counsel of each of the Indemnifying Party and Indemnified Party.

ARTICLE 10
TERMINATION, AMENDMENT AND WAIVER
      10.1     Termination. Except as set forth in Section 10.2 hereof, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Seller;

(b) by the Buyer or the Seller by written notice if the Transactions have not been consummated and the Closing shall not have occurred by June 30, 2005 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before the Termination Date and such action or failure to act constitutes a material breach of this Agreement;

(c) by the Buyer or the Seller if this Agreement and the Transactions shall not have been approved and adopted by the requisite vote of the Seller’s shareholders under California Law at a meeting of the Seller’s shareholders duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Seller to obtain the requisite shareholder approval of this Agreement and the Transactions and such action or failure to act constitutes a material breach of this Agreement;

(d) by the Buyer or the Seller if: (i) there shall be in effect a final non-appealable order, judgment, injunction or decree of a court of competent jurisdiction in effect preventing the consummation of the Transactions and, prior to such termination, the parties shall have used their respective commercially reasonable efforts to resist, resolve or lift, as applicable, such order, judgment, injunction or decree or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Authority that would make consummation of the Transactions illegal;

(e) by the Buyer if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Seller set forth in this Agreement such that the conditions set forth in Section 8.2 hereof would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Seller; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(f) by the Seller if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Buyer set forth in this Agreement such that the conditions set forth in Section 8.3 hereof would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(g) by the Seller, at any time prior to the six-month anniversary of the execution of this Agreement, if (i) it is not in material breach of the terms of Section 5.8(a) hereof, (ii) the board of directors of the Seller has authorized the Seller to enter into a definitive agreement for a transaction that constitutes a Superior Proposal, (iii) the Seller has notified the Buyer in writing that the Seller has received a Superior Proposal and intends to enter into a definitive agreement with respect to such Superior Proposal pursuant to Section 5.8(b) hereof, and (iv) Buyer does not make, within five (5) business days after receipt of the Seller’s written notice of its intention to enter into a definitive agreement with respect to such Superior Proposal, an offer that the board of directors of the Seller determines in good faith (after consultation with its financial advisor) to be more favorable to the Seller’s shareholders from a financial point of view than the terms of the Superior Proposal; or

(h) by the Buyer if the board of directors of the Seller, shall have, in a manner adverse to the Buyer, publicly (i) withdrawn its recommendation of this Agreement and the Transactions or (ii) approved or recommended any Proposal or proposed publicly to approve or recommend, or publicly taken a neutral position with respect to, any Proposal.

      10.2     Effect of Termination; Fee.

(a) In the event of termination of this Agreement pursuant to Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto, or its affiliates, officers, directors or stockholders; provided, however, notwithstanding the foregoing, nothing set forth in this Section 10.2 shall relieve any party hereto from liability for any breach of any of the covenants or agreements in this Agreement including Section 10.2(b) hereof; and, provided further, that the provisions of Section 5.4 (Confidentiality) and Section 5.5 (Public Disclosure) hereof, this Section 10.2 and Article 12 hereof shall remain in full force and effect and survive any termination of this Agreement.

(b) In the event that (i) this Agreement and the Transactions contemplated hereby shall be terminated prior to the Closing pursuant to Section 10.1(g) or Section 10.1(h) hereof, (ii) the Buyer shall have satisfied in all material respects all conditions to Closing that are or were at the time within the reasonable control of the Buyer and shall not have taken action reasonably calculated to prevent the Closing, then the Seller shall pay to the Buyer within two (2) business days of such termination by wire transfer of same day funds, a termination fee equal to Five Hundred Thousand Dollars ($500,000) (the “Termination Fee Amount”). In the event that (i) this Agreement and the Transactions contemplated hereby shall be terminated prior to the Closing pursuant to Section 10.1(c) hereof, (ii) the Buyer shall have satisfied in all material respects all conditions to Closing that are or were at the time within the reasonable control of the Buyer and shall not have taken action reasonably calculated to prevent the Closing, (iii) following the execution of this Agreement and the public announcement of the Transactions and prior to such termination, a Proposal shall have been publicly announced and not withdrawn, and (iv) within three (3) months following such termination, the Seller shall have either (A) consummated the transactions contemplated by such Proposal or (B) entered into a letter of intent or Contract in respect of the transactions contemplated by such Proposal and later consummates such Proposal, then the Seller shall pay to the Buyer within two (2) business days of consummating such transaction by wire transfer of same day funds, a termination fee equal to the Termination Fee Amount. The Seller acknowledges that the agreements contained in this Section 10.2(b) are an integral part of the Transactions and that, without these agreements, the Buyer would not enter into this Agreement. Any payment made by the Seller pursuant to this Section 10.2(b) shall constitute liquidated damages with respect to any claim for damages or any other claim that the Buyer would otherwise be entitled to assert against the Seller or its assets, or against any of the Seller’s directors, officers, employees, shareholders or Affiliates, with respect to any such termination of this Agreement pursuant to Section 10.1(c), Section 10.1(g) or Section 10.1(h) hereof, and shall constitute the sole and exclusive remedy of the Buyer with respect to any such termination of this Agreement.
      10.3     Amendment.
      This Agreement may be amended or supplemented by the parties hereto at any time and from time to time in the sole discretion of each of the parties hereto by the execution and delivery of an instrument in writing signed for and on behalf of each of the parties hereto and in their respective names by duly authorized officers of each of the parties hereto. No purported amendment or supplement shall be binding or effective for any purpose unless made in accordance with this Section 10.3.
      10.4     Extension; Waiver.
      At any time prior to the Closing, the Buyer, on the one hand, and the Seller, on the other hand, may, in the sole discretion of each of the parties hereto, to the extent permissible under applicable Law (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made by such other party in this Agreement, any Ancillary Agreement or in any certificate, instrument or other document delivered in connection with the Transactions and (iii) waive compliance with any of the agreements or conditions for the benefit of such other party set forth in this Agreement, any Ancillary Agreement or in any certificate, instrument or other document delivered in connection with the Transactions. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
ARTICLE 11
GENERAL
      11.1     Notices.
      All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or three business days after being mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgement of complete transmission) with a copy mailed by U.S. Postal Service to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified by like notice):
      (a) if to the Buyer to:

Mimix Broadband, Inc.
10795 Rockley Rd.
Houston, TX 77099
Attention: Carl Frampton
Telephone No.: (281) 988-4600
Facsimile No.: (281) 988-4615

with a copy to:

Ropes & Gray LLP
One Embarcadero Center, Suite 2200
San Francisco, CA 94111
Attention: Christopher J. Austin, Esq.
Telephone No.: (415) 315-6303
Facsimile No.: (415) 315-6350
      (b) if to the Seller, to:

Celeritek, Inc.
3236 Scott Boulevard
Santa Clara, California 95054
Attention: Margaret Smith
Telephone No.: (408) 330-1297
Facsimile No.: (408) 986-5060

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: John T. Sheridan, Esq.
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811
      11.2     Entire Agreement.
      This Agreement, the Exhibits and Schedules hereto, the Seller Disclosure Schedule, the Confidentiality Agreement, the Ancillary Agreements and the certificates, instruments and other documents among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

      11.3     Assignment.
      This Agreement shall not be assigned, by operation of Law or otherwise, by a party hereto without the prior written consent of the other party hereto, provided, however, that Buyer may assign this Agreement to an Affiliate of the Buyer, provided that any such assignment by the Buyer shall not relieve the Buyer of its obligations hereunder.
      11.4     Severability.
      In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable (i) the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto and (ii) the Seller and the Buyer shall replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent commercially practicable, the economic, business and other purposes of such void or unenforceable provision.
      11.5     Other Remedies.
      Any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party or parties, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.
      11.6     GOVERNING LAW.
      THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
      11.7     Jurisdiction and Venue
      Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
      11.8     Rules of Construction.
      Each of the Seller and the Buyer hereby acknowledge and agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
      11.9     WAIVER OF JURY TRIAL.
      EACH OF THE SELLER AND THE BUYER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
      11.10     Fees and Expenses.
      Whether or not the Transactions are consummated, all costs and expenses (including all legal, accounting, financial advisory, consulting and other fees) incurred in connection with the negotiation or effectuation of this Agreement or consummation of such Transactions shall be the obligation of the respective party hereto incurring such costs and expenses.

      11.11     Counterparts.
      This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto, it being understood and agreed that each of the parties hereto need not sign the same counterpart.
      11.12     Parties in Interest.
      This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party and their respective successors and assigns hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first above written.

THE BUYER:

MIMIX BROADBAND, INC.

By:	/s/ William F. Montgomery

Name: William F. Montgomery
Title: Chief Executive Officer

THE SELLER:

CELERITEK, INC.

By:	/s/ Margaret E. Smith

Name: Margaret E. Smith

Title:	Vice President, Finance and

Chief Financial Officer

ANNEX B
FORM OF VOTING AGREEMENT
      THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of March 14, 2005 by and among Mimix Broadband, Inc., a Texas corporation (“Mimix”), and the undersigned shareholder (“Shareholder”) of Celeritek, Inc., a California corporation (the “Company”).
WITNESSETH:
      WHEREAS, Mimix and the Company are entering into an Asset Purchase Agreement (the “Purchase Agreement”), which provides for the Company’s sale of certain assets relating to its semiconductor division to Mimix (the “Transaction”), and the Company is seeking shareholder approval of the Transaction.
      WHEREAS, each Shareholder is the beneficial owner of such number of shares of the Company as is indicated on such Shareholder’s signature page to this Agreement.
      WHEREAS, in consideration of the execution of the Purchase Agreement by Mimix, Shareholder (in his or her capacity as such) agrees to vote the Shares and the New Shares (each as defined below) of the Company over which Shareholder has voting power to approve of the Transaction as contemplated by the Purchase Agreement.
      NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, intending to be legally bound, the parties hereto hereby agree as follows:
      1.     Capitalized Terms.

(a) The following capitalized terms shall have the respective meanings ascribed thereto below:

“Expiration Date” shall mean the earlier to occur of (i) such date and time as the Purchase Agreement shall have been terminated pursuant to Article 10 thereof or (ii) such date and time as the Transaction shall be consummated in accordance with the terms and provisions of the Purchase Agreement.

“New Shares” shall mean any shares of the Company that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date, including, without limitation, any shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of any shares held by Shareholder which are convertible into, or exercisable or exchangeable for, capital stock of the Company. New Shares shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

“Person” shall mean any individual, corporation, limited liability company, partnership or other entity, or governmental authority.

“Shares” shall mean all capital stock of the Company (including all options, warrants and other rights to acquire shares) beneficially owned by Shareholder as of the date of this Agreement.

“Transfer.” A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

(b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined above).

      2.     Restrictions on Transfer of Shares.

(a) Transfer of Shares. During the period from the date of this Agreement through the Expiration Date, Shareholder shall not cause or permit, directly or indirectly, any Transfer of any of the Shares or New Shares to be effected; provided, however, that notwithstanding the foregoing, Shareholder may transfer Shares to a third party if the transferee shall have agreed in writing to hold such Shares and New Shares (or interest in such Shares or New Shares) subject to, and agree to abide by, all of the terms and conditions of this Agreement.

(b) Transfer of Voting Rights. During the period from the date of this Agreement through the Expiration Date, Shareholder shall not (i) deposit (or permit the deposit of) any Shares or New Shares in a voting trust or (ii) grant any proxy or power of attorney or enter into any voting agreement or similar agreement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares or New Shares.
      3.     Proxy. Shareholder hereby revokes all prior proxies or powers of attorney with respect to any and all of Shareholder’s Shares. Through the Expiration Date, Shareholder hereby constitutes and appoints Mimix, or any nominee designated by Mimix, with the full power of substitution at any time during the term of this Agreement, as Shareholder’s true and lawful attorney and proxy (“Proxy”), for and in its name, place, and stead, in the Proxy’s discretion, to demand that the Secretary of the Company call a special meeting of the shareholders of the Company for the purpose of considering any matter referred to in Article 2 of the Purchase Agreement and to vote each Share held by Shareholder, as Shareholder’s Proxy in respect of any such matter, at every annual, adjourned or postponed meeting of the shareholders or the Company, including, without limitation, the right to sign its name as Shareholder (or to direct the recordowner to sign its name as Shareholder) to any consent, certificate, or other document relating to the Company that the state of California might permit or require. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM OF THIS AGREEMENT.
      4.     Agreement to Vote Shares. During the period from the date of this Agreement through the Expiration Date, at every meeting of the Shareholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Shareholders of the Company, Shareholder (in his, her or its capacity as such) shall cause the Shares and any New Shares to be voted (a) in favor of approval of the Purchase Agreement and the Transactions; and (b) unless the Purchase Agreement has been terminated by Buyer, against any Superior Proposal or against any proposal which would result in a breach of any covenant, representation or warranty or any other agreement of the Company under the Purchase Agreement or could reasonably be expected to result in any breach of the Company’s obligations under the Purchase Agreement.
      5.     No Solicitation. Shareholder covenants and agrees that, during the term of this Agreement, it shall not, directly or indirectly, solicit, initiate, knowingly encourage, or take any other action designed to facilitate any inquiries or the making or any proposal from any person (other than from Mimix) relating to any transaction that constitutes a Superior Proposal. Shareholder further covenants and agrees that it shall not participate in any discussions or negotiations (except with Mimix) regarding, or furnish to any person (other than Mimix) any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any person (other than Mimix) to make or effect any transaction that may constitute a Superior Proposal. Shareholder immediately shall cease and cause to be terminated any existing discussions or negotiations or Shareholder and Shareholder’s agents or their representatives with any person (other than Mimix) with respect to any of the foregoing.
      6.     Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Mimix as follows:

(a) Shareholder is the beneficial owner and record holder of the shares of the Company and the options, warrants and rights to purchase shares of the Company indicated on the signature page of this Agreement, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances that, in each case, would deprive Mimix of the benefits of this Agreement. Shareholder does not beneficially own any securities of the Company other than the shares of the Company and options and warrants to purchase shares of the Company indicated on the signature page of this Agreement.

(b) Shareholder has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy. Shareholder has identified on the signature page of this Agreement any nominee or agent or other Person in whose name are held shares of the Company beneficially owned by Shareholder, and contact information relating to such Person. This Agreement and the Proxy have been duly executed and delivered by Shareholder and constitute legal, valid and binding obligations of Shareholder, enforceable against Shareholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) The execution and delivery of this Agreement and the Proxy by Shareholder do not, and the performance of this Agreement and the Proxy by Shareholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Shareholder or by which it or any of its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Shares or New Shares pursuant to, any contract to which Shareholder is a party or by which Shareholder or any of his affiliates or properties is or may be bound or affected. The execution and delivery of this Agreement and the Proxy by Shareholder do not, and the performance of this Agreement and the Proxy by Shareholder will not, require any consent or approval of any Person.

(d) None of the information relating to the Shareholder provided in writing to the Company by or on behalf or the Shareholder specifically for inclusion in the Proxy Statement will, at the times the Proxy Statement is filed with the U.S. Securities and Exchange Commission or is first published, sent or given to shareholders of the Company or at the time of the special meeting of shareholders to consider the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      7.     Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.
      8.     Miscellaneous.

(a) Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that: (i) they have read this Agreement; (ii) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; (iii) they understand the terms and consequences of this Agreement; and (iv) they are fully aware of the legal and binding effect of this Agreement.

(b) Severability. If any term, provision, covenant or restriction of this Agreement or the Proxy is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(c) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein or in the Purchase Agreement, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other. Shareholder agrees that this Agreement and the obligations hereunder shall attach to Shareholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

(d) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(i) If to Mimix:

Mimix Broadband, Inc.
10795 Rockley Road
Houston, TX 77099
Attention: Carl Frampton
Telephone: (281) 988-4600
Facsimile: (281) 988-4615

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP
One Embarcadero Center, Suite 2200
San Francisco, CA 94111
Attention: Christopher J. Austin, Esq.
Telephone: (415) 315-6303
Facsimile: (415) 315-6350

(ii)	If to Shareholder: To the address for notice set forth on the signature page hereof.

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: John T. Sheridan, Esq.
Telephone: (650) 493-9300
Facsimile: (650) 493-6811

(f) Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to rules of conflicts of law.

(g) Specific Performance. The parties hereto acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto agree that an aggrieved party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement at law or in equity.

(h) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

(i) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

(j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(k) Facsimile Execution. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

(l) Permitted Activities. Nothing in this Agreement shall be construed to require Shareholder to exercise any option, warrant or other right to acquire shares of the Company, and nothing in this Agreement shall be construed to prohibit Shareholder from engaging in a net exercise of any option, warrant or other right to acquire shares of the Company (if the contractual terms of such option, warrant, or other right currently permit such a net exercise).
[Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

MIMIX BROADBAND, INC.	SHAREHOLDER

By:	By:

Name:	Name:

Title:	Title:

Address

Telephone No.

Facsimile No.
Shares beneficially owned:
Shares of the Company
Shares of the Company issuable upon exercise of outstanding Company Options or warrants
VOTING AGREEMENT

SPOUSAL CONSENT
      I, , spouse of                     (“Shareholder”), have read and approve of the foregoing Voting Agreement, dated as of March 14, 2005, (the “Agreement”), by and between my spouse and Mimix Broadband, Inc., a Texas corporation. In consideration of Shareholder’s agreement to vote the Shares and the New Shares (each as defined in the Agreement) in accordance with the terms of the Agreement, I hereby appoint Shareholder as my attorney-in-fact with respect to any obligations under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have rights in any Shares or New Shares under the community property laws of the State of California, or under similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

“Spouse of Shareholder”

(Signature)

Dated: March 14, 2005

ANNEX C
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CELERITEK, INC.
      The undersigned, Tamer Husseini and Margaret E. Smith, hereby certify that:

1. They are the President and Assistant Secretary, respectively, of Celeritek, Inc., a California Corporation.

2. That Article I of the Amended and Restated Articles of Incorporation of said corporation shall be amended to read as follows:
“ARTICLE I
      The name of this corporation is CTK Windup Corporation (the “Corporation”).”

3. The foregoing amendment of the Third Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

4. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of the Corporation is shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares of Common Stock.
      We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
      Executed at Santa Clara, California on                     , 2005

Tamer Husseini, President

Margaret E. Smith, Assistant Secretary

C-1

ANNEX D
PLAN OF DISSOLUTION
AND COMPLETE LIQUIDATION
OF
CELERITEK, INC.
      This Plan of Dissolution and Complete Liquidation (the “Plan”) of Celeritek, Inc., a California corporation (the “Company”), and the transactions contemplated hereby have been approved by the Board of Directors of the Company (the “Board”) as being advisable and in the best interests of the Company and its shareholders. Upon the adoption and approval of the Plan by the requisite vote of the shareholders, the Company shall voluntarily dissolve and completely liquidate in accordance with Chapters 19 and 20 of the California Corporations Code and the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1. After the shareholders approve the Plan, the appropriate officers of the Company are authorized and directed to execute a Certificate of Election to Dissolve pursuant to, and in conformity with, Section 1901 of the California Corporations Code, and to cause such Certificate of Election to Dissolve to be filed with the California Secretary of State.

2. The Company will not carry on the business for which it was established except as may be necessary or incidental to the winding up of the Company’s affairs in accordance with this Plan.

3. The officers of the Company shall sell or otherwise liquidate any and all of the properties of the Company that in their judgment should be sold or liquidated to facilitate the liquidation of the Company.

4. The officers of the Company shall mail or cause to be mailed to all shareholders and known creditors of the Company whose addresses appear on the records of the Company, written notice of the commencement of proceedings to wind up and dissolve the Company.

5. The Company will, pursuant to the California Corporations Code, pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional, or unmatured contractual claims known to the Company. Such claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient funds. If there are insufficient funds, such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of funds legally available therefor.

6. The officers of the Company shall file a certificate of Corporate Dissolution or Liquidation (Form 966) with the Internal Revenue Service, as required by Section 6043(a) of the Internal Revenue Code of 1986, as amended.

7. The officers of the Company shall file a request for Tax Clearance Certificates with the Franchise Tax Board in the State of California.

8. The Company shall make adequate provision to pay all taxes owed by the Company, whether federal or for any state.

9. After paying the Company’s debts, or making reasonable provision therefor as aforesaid, the Company shall distribute all the remaining assets of the Company, as applicable, either to a liquidating trust established for the benefit of the shareholders of the Company, or to the shareholders of the Company in accordance with the Company’s Articles of Incorporation in complete cancellation of all of the Company’s issued and outstanding capital stock. If a liquidating trust is established, such trust will be evidenced by a trust agreement between the Company and the trustee or trustees appointed by the Board. The purpose of any such trust will be to serve as a temporary repository for the trust property prior to its disposition or distribution to our shareholders.

10. After the distribution of the assets of the Company pursuant to the foregoing Plan, the appropriate officers of the Company are authorized and directed to execute a Certificate of Dissolution pursuant to, and in conformity with, Section 1905 of the California Corporations Code, and to cause such Certificate of Dissolution to be filed with the California Secretary of State.

D-1

CELERITEK, INC.
3236 Scott Boulevard
Santa Clara, California 95054

SPECIAL MEETING OF SHAREHOLDERS

PROXY SOLICITED ON
BEHALF OF
THE BOARD OF DIRECTORS OF CELERITEK, INC.

     The undersigned shareholder of Celeritek, Inc., a California corporation, hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders, dated May 5, 2005, and Proxy Statement, dated May 5, 2005, each mailed by Celeritek, Inc. to its shareholders in connection with the Special Meeting of Shareholders of Celeritek, Inc. to be held on June 3, 2005 at 10:00 a.m., local time, at our offices located at 3236 Scott Boulevard, Santa Clara, California 95054, and hereby appoints Michael Gullard and Margaret E. Smith, and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the special meeting and at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     THIS PROXY WILL BE VOTED IN THE MANNER YOU DIRECT OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3; AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (OR ANY ADJOURNMENTS THEREOF) OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

The Board of Directors recommends that shareholders vote FOR PROPOSALS ONE, TWO and THREE.

		FOR	AGAINST	ABSTAIN

1.	PROPOSAL TO APPROVE OF THE SALE OF THE COMPANY’S ASSETS TO MIMIX BROADBAND, INC.	☐	☐	☐

2.	PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE THE COMPANY’S NAME TO CTK WINDUP CORPORATION.*	☐	☐	☐

3.	PROPOSAL TO APPROVE THE PLAN OF DISSOLUTION AND COMPLETE LIQUIDATION OF THE COMPANY.*	☐	☐	☐

*	Proposals Two and Three are each conditioned upon the approval of Proposal One and the consummation of the proposed sale of assets to Mimix.

MARK HERE IF YOU PLAN TO ATTEND	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	☐

Householding Election – Please indicate if you consent to receive certain future investor communications in a single package per household.	☐

This Proxy should be signed and dated by the shareholder(s) exactly as its, his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature:	Date:	Signature:	Date: